Exhibit 10.1

ABLECO FINANCE LLC

299 Park Avenue

New York, New York 10171

WELLS FARGO FINANCIAL CORPORATION CANADA

55 Standish Court, Suite 400

Mississauga, Ontario L5R 4J4

May 30, 2006

Pope & Talbot, Inc.

Pope & Talbot Ltd.

1500 S.W. First Avenue, Suite 200

Portland, Oregon 97201

Attention:	Mr. Rich Atkinson,
Vice President & Chief Financial Officer

Re:	Financing Commitment

Dear Mr. Atkinson:

Pope & Talbot, Inc. (the “Parent”), has advised Ableco Finance LLC, a Delaware limited liability company (“Ableco” or the “Term Loan Lender”) and Wells Fargo Financial Corporation Canada, a Nova Scotia unlimited liability company (“WFFCC” and together with the Term Loan Lender, each a “Lender” and collectively, the “Lenders”) that the Parent and its subsidiaries, including, without limitation, Pope & Talbot Ltd. (the “Borrower” and together with the Parent and its other subsidiaries, other than Pope & Talbot Pulp Sales Europe LLC, each a “Company” and collectively, the “Companies”) require financing for the uses set forth in Section 4.17 of the Draft Credit Agreement referred to below.

The Lenders are pleased to advise you that the Lenders are willing to provide the Borrower with a senior secured financing facility in the maximum aggregate amount of $325,000,000 (the “Financing Facility”), on the terms and conditions set forth in the May 30, 2006 draft of the Credit Agreement attached hereto as Exhibit A (the “Draft Credit Agreement”), together with any non-material changes to such Draft Credit Agreement reasonably requested by any Lender, the Parent or the Borrower. The Financing Facility will consist of: (i) a revolving credit facility of up to $75,000,000 outstanding at any time, which shall include a $35,000,000 subfacility for the issuance of letters of credit, and (ii) term loan credit facilities in an aggregate principal amount of $250,000,000. WFFCC will provide the revolving credit facility and the Term Loan Lender will provide the term loan facilities. The obligations of each Lender to provide its portion of the Financing Facility shall be several, not joint and several, and will be subject to the other Lender providing its portion of the Financing Facility. The obligations of the Borrower under the Financing Facility shall be guaranteed by the Parent and each subsidiary of the Parent other than the Borrower and Pope & Talbot Pulp Sales Europe LLC and shall be secured by perfected first priority liens on substantially all now owned or hereafter acquired assets of the Companies, including, without limitation, all accounts receivable, inventory,

Pope & Talbot, Inc.

Pope & Talbot Ltd.

May 30, 2006

equipment, real estate, general intangibles and other tangible and intangible personal property and real property. Each Lender’s commitment to provide the Financing Facility is subject in all respects to the satisfaction of the terms and conditions contained in this commitment letter and in the Draft Credit Agreement.

Each of the Lenders and each of the Parent and the Borrower, on behalf of themselves and the other Companies, acknowledges that (i) the definitive loan documentation for the Financing Facility will be a credit agreement in the form of the Draft Credit Agreement, together with any non-material changes to such Draft Credit Agreement reasonably requested by any Lender, the Parent or the Borrower, together with the other Loan Documents (as defined in the Draft Credit Agreement) in form and substance reasonably satisfactory to the Lenders, the Parent and the Borrower, (ii) subject to clause (iii) below, all schedules to the Draft Credit Agreement and the other Loan Documents shall be in form and substance reasonably satisfactory to the Lenders, and (iii) the financial covenants schedule to the Draft Credit Agreement shall be in form and substance as set forth in the financial covenants letter, dated as of the date hereof, among the Parent, the Borrower and the Lenders.

By its execution hereof and its acceptance of the commitments contained herein, each of the Parent and the Borrower jointly and severally agrees to indemnify and hold harmless each Lender and each of its assignees, its affiliates and its partners, members, directors, officers, employees and agents (each an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities or other expenses to which such Indemnified Party may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from, this commitment letter or the extension of the Financing Facility contemplated by this commitment letter, or in any way arise from any use or intended use of this commitment letter or the proceeds of the Financing Facility, and each of the Parent and the Borrower jointly and severally agrees to reimburse each Indemnified Party for any reasonable legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Party is a party to any action or proceeding out of which indemnified expenses arise), but excluding therefrom all expenses, losses, claims, damages and liabilities which are finally determined in a non-appealable decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of the Indemnified Party. If for any reason the foregoing indemnification is unavailable to the Indemnified Parties or insufficient to hold an Indemnified Party harmless, then the Parent and the Borrowers jointly and severally shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Companies and their respective affiliates, stockholders, members, partners, or other equity holders on the one hand and (ii) the Indemnified Parties on the other hand in the matters contemplated by this commitment letter as well as the relative fault of (i) the Companies and their respective affiliates, stockholders, members, partners or other equity holders and (ii) the Indemnified Parties with respect to such loss, claim, damage or liability and any other relevant

Pope & Talbot, Inc.

Pope & Talbot Ltd.

May 30, 2006

equitable considerations. In the event of any litigation or dispute involving this commitment letter or the Financing Facility, no Lender shall be responsible or liable to any Company, or any other person or entity, for any special, indirect, consequential, incidental or punitive damages.

In addition, each of the Parent and the Borrower jointly and severally agrees to reimburse each Lender on demand for all reasonable fees and expenses (the “Expenses”) incurred by or on behalf of such Lender in connection with the preparation, negotiation, execution and delivery of this commitment letter, the Draft Credit Agreement and any and all definitive documentation relating hereto or thereto, whether incurred prior to or following acceptance of this commitment letter, including, without limitation, the reasonable fees and expenses of counsel to such Lender and the reasonable fees and expenses incurred by such Lender in connection with the syndication of the Financing Facility and with any due diligence, collateral reviews, appraisals, valuations, audits and field examinations, in each case whether or not the definitive documentation is executed and notwithstanding any termination of this commitment letter.

On the date of execution hereof, the Parent and the Borrower shall be obligated to pay to Ableco, for the benefit of the Lenders as set forth in a separate writing among the Lenders, a commitment fee equal to $3,250,000 (the “Commitment Fee”), which fee shall be (i) earned in full on the date the Parent and the Borrower accept this commitment letter and (ii) non-refundable and payable, by wire transfer in immediately available funds, pursuant to the wire instructions set forth on Exhibit B hereto (or pursuant such other instructions as may be provided by Ableco to the Parent and the Borrower), upon the earlier of (A) the Closing Date (as defined in the Draft Credit Agreement) and (B) July 15, 2006. For the avoidance of doubt, the payment of the Commitment Fee shall be made without duplication under this paragraph 6 or as part of the Break-up Fee under paragraph 11.

The Parent and the Borrower, on behalf of themselves and the other Companies, acknowledge and agree that any Lender may syndicate all or a portion of its portion of the Financing Facility to one or more other lenders. The Lenders will manage all aspects of the syndication, including determining the timing of all offers to potential lenders, any title of agent or similar designations awarded to any lender and the acceptance of commitments, the amounts offered and the compensation provided to each lender from the amounts to be paid to the Lenders pursuant to the terms of this commitment letter, the Draft Credit Agreement and the Draft Fee Letter (as defined below). The Parent and the Borrower, on behalf of themselves and the other Companies, agree to take all action as any Lender may reasonably request, from time to time, both prior to and after the Closing Date, to assist such Lender in forming a syndicate acceptable to such Lender, including, without limitation, (i) making senior management, representatives and advisors of the Companies available to meet with potential lenders and participate in other communications with potential lenders at such times and places as such Lender may reasonably request, (ii) assisting in the preparation of marketing materials to be used in connection with the syndication of the Financing Facility, and (iii) promptly providing such Lender with all information reasonably deemed necessary by such Lender to successfully complete the syndication of the Financing Facility.

Pope & Talbot, Inc.

Pope & Talbot Ltd.

May 30, 2006

The Parent and the Borrower hereby acknowledge that each Lender intends to commence the syndication of the Financing Facility diligently upon the Parent’s and the Borrower’s acceptance of this commitment letter, provided however that, the completion of such syndication shall not be a condition precedent for the closing of the Financing Facility. The Parent and the Borrower hereby agree that from the date of this commitment letter until the earlier of (A) the Closing Date and (B) the termination of this commitment letter no other debt financing will be announced, syndicated or placed by or with the assistance of the Parent or any other Company without each Lender’s prior written consent.

The Parent and the Borrower agree and acknowledge that each Lender (i) will use and rely on information provided by or on behalf of the Companies, as well as information available to such Lender from generally recognized public sources in preparing any marketing materials to be used in connection with the syndication and (ii) shall not assume any responsibility for the accuracy or completeness of any such information.

Each Lender agrees that, in addition to any other confidentiality agreement it has with any Company, it will not disclose to any potential lender any non-public information provided to such Lender by any Company unless such potential lender agrees to comply with the provisions of 10.15 of the Draft Credit Agreement or to substantially equivalent provisions or signs the applicable Lender’s standard form of confidentiality agreement in substantially the form provided to the Borrower on or prior to the date hereof.

Unless the Lenders are not willing to offer the Financing Facility to the Companies on substantially the terms set forth in this commitment letter and the Draft Credit Agreement, each of the Parent and the Borrower agrees that (i) prior to July 15, 2006 (a) neither the Parent nor any of the other Companies, nor any of their respective affiliates, officers, directors, shareholders, advisors, representatives or employees shall directly or indirectly solicit, permit, participate in, engage in or otherwise facilitate discussions with any other potential sources for the financing contemplated by this commitment letter and the Draft Credit Agreement, and (b) the Parent and the Borrower will promptly provide written notice to the Lenders of the form and content of any communication regarding such matters or any attempt by any third party to engage in such activities (other than inquiries received from a third party expressing such third party’s interest in participating in the Financing Facility or providing financing to the Companies to the extent that the Companies do not engage in or otherwise facilitate such discussions), and (ii) prior to January 15, 2007 (a) the Parent and the Borrower will periodically, and in any event at least bi-weekly, provide written notice to the Lenders of the form and content of any communication with any other potential sources for the financing contemplated by this commitment letter and the Draft Credit Agreement with respect to such financing or any attempt by any third party to engage in such communication (other than inquiries received from a third party expressing such third party’s interest in providing financing to the Companies to the extent that the Companies do not engage in or otherwise facilitate such

Pope & Talbot, Inc.

Pope & Talbot Ltd.

May 30, 2006

discussions), and (b) if any Company or any entity controlled by or affiliated with any Company, directly or indirectly consummates the transactions contemplated by this commitment letter and the Draft Credit Agreement or a similar or alternative transaction or financing with any other source, including, without limitation, any amendment, modification or waiver of the Companies’ existing financing arrangements which results in any increase in the amount of financing available thereunder (an “Alternative Financing Transaction”), then the Parent and the Borrower shall, in addition to any other amounts paid or payable to the Lenders pursuant to this commitment letter, promptly pay on a joint and several basis to Ableco, for the benefit of the Lenders, as set forth in a separate writing among the Lenders, a fee (the “Break-up Fee”), in cash, equal to (x) in the case of an Alternative Financing Transaction which is consummated on or prior to October 15, 2006, $8,125,000 less the amount of the Commitment Fee which has been received by Ableco prior to such date in accordance with the terms hereof, and (y) in the case of an Alternative Financing Transaction which is consummated after October 15, 2006 and on or prior to January 15, 2007, $5,687,500 less the amount of the Commitment Fee which has been received by Ableco prior to such date in accordance with the terms hereof.

The commitment of each Lender to provide the Financing Facility is subject to (a) the execution and delivery of a credit agreement in the form of the Draft Credit Agreement, together with any non-material changes to such Draft Credit Agreement reasonably requested by any Lender, the Parent or the Borrower, (b) the negotiation, execution and delivery of the other Loan Documents in form and substance reasonably satisfactory to the Lenders and their respective counsel, which Loan Documents will be consistent with the Draft Credit Agreement, (c) other than as disclosed in the Parent’s public filings that have been filed prior to the date hereof, since December 31, 2005 and prior to the date on which the Financing Facility closes, there being no development or event that has had or would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or liabilities of the Companies, taken as a whole (a “Material Adverse Change”), and (d) the satisfaction of the conditions set forth in this commitment letter and the Draft Credit Agreement, as determined by each Lender in its reasonable business judgment, including, without limitation, the execution and delivery of a fee letter, in the form of the May 26, 2006 draft of the fee letter (the “Draft Fee Letter”), by and among the Lenders, Oak Hill Advisors, LLC, a Delaware limited liability company, and the Borrower, and the payment in full of all amounts due and payable thereunder on the Closing Date in accordance with the terms thereof. If at any time any Lender shall determine (in its reasonable business judgment) that (i) any Company will be unable to fulfill any condition set forth in this commitment letter or in the Draft Credit Agreement, or (ii) any Material Adverse Change has occurred, any Lender may terminate its obligations under this commitment letter by giving notice thereof to the Parent (subject to the joint and several obligation of the Parent and the Borrower to pay all fees, costs, expenses and other payment obligations expressly agreed to by the Parent and the Borrower hereunder, which shall survive the termination of this commitment letter).

The Parent and the Borrower, on behalf of themselves and the other Companies, jointly and severally represent and warrant that (i) no statement or information (other than

Pope & Talbot, Inc.

Pope & Talbot Ltd.

May 30, 2006

projections, pro forma financial information and “forward-looking” statements) contained in this commitment letter or any other document, certificate, written statement or formal presentation furnished to the Lenders for use in connection with the transactions contemplated by this commitment letter, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading, in any material respect, in light of the circumstances under which such statements were made and (ii) the projections, pro forma financial information and “forward-looking” statements contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Parent and the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected or anticipated results set forth therein by a material amount. The Parent and the Borrower, on behalf of themselves and the other Companies, agree that if at any time prior to the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the information and projections were being furnished, and such representations were being made, at such time, then the Companies will promptly supplement, or cause to be supplemented, the information and projections so that such representations will be correct in all material respects under those circumstances.

This commitment letter is delivered to the Parent and the Borrower upon the condition that, prior to their acceptance of this offer, neither the existence of this commitment letter or the Draft Credit Agreement, nor any of their contents, shall be disclosed by the Parent or any other Company, except as may be compelled to be disclosed in a judicial or administrative proceeding, as otherwise required by law or, on a confidential and “need to know” basis, solely to the directors, officers, employees, advisors and agents of the Companies. In addition, the Parent and the Borrower agree, on behalf of themselves and the other Companies, that they will, and will cause each of the other Companies to, (a) consult with the Lenders prior to the making of any filing in which reference is made to any Lender or the commitment contained herein, and (b) obtain the prior written approval of the Lenders (such approval not to be unreasonably withheld or delayed) before releasing any public announcement in which reference is made to any Lender or to the commitment contained herein; provided, that approval of the Lenders is not required for the filing of this commitment letter and the Draft Credit Agreement with the Securities and Exchange Commission. The Parent and the Borrower acknowledge that the Lenders and their affiliates may now or hereafter provide financing or obtain other interests in other companies in respect of which the Parent, the other Companies or their affiliates may be business competitors, and that the Lenders and their affiliates will have no obligation to provide to the Parent, the other Companies or any of their affiliates any confidential information obtained from or in respect of such other companies.

The joint and several obligations of the Parent and the Borrower under the fourth, fifth, sixth, eleventh and fourteenth paragraphs of this commitment letter shall remain effective even if no definitive documentation is executed and, except as set forth in the first sentence of

Pope & Talbot, Inc.

Pope & Talbot Ltd.

May 30, 2006

the eleventh paragraph, notwithstanding any termination of this commitment letter; provided, that on the Closing Date after the execution of the definitive loan documentation with respect to the Financing Facility, such provisions shall automatically terminate. The joint and several obligations of the Parent and the Borrower under the seventh paragraph of this commitment letter shall remain effective even after the execution of the definitive loan documentation with respect to the Financing Facility until the Lenders’ initial syndication of the Financing Facility is completed.

The offer made by the Lenders in this commitment letter shall expire, unless otherwise agreed by each Lender in writing, at 5:00 p.m. (New York City time) on May 31, 2006, unless prior thereto, Ableco, on behalf of each Lender, has received a copy of this commitment letter, signed by the Parent, the Borrower and the other Lender, accepting the terms and conditions of this commitment letter and the Draft Credit Agreement. The commitment by each Lender to provide any portion of the Financing Facility shall expire at 5:00 p.m. (New York City time) on July 15, 2006, unless at or prior to such date definitive loan documentation shall have been agreed to in writing by all parties and the conditions set forth therein shall have been satisfied. This commitment letter, including the attached Draft Credit Agreement, together with any non-material changes to such Draft Credit Agreement reasonably requested by any Lender, the Parent or the Borrower, and the Draft Fee Letter (i) embody the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior discussions, proposals, letters of intent, term sheets, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto; (ii) shall be governed by the law of the State of New York; (iii) shall be binding upon the parties and their respective successors and assigns; (iv) may not be relied upon or enforced by any other person or entity; and (v) may be signed in multiple counterparts and may be delivered by facsimile or other form of electronic transmission, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. To the maximum extent permitted by law, each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this commitment letter or the transactions contemplated by this commitment letter or the actions of any of the Lenders or any of its affiliates in the negotiation, performance, or enforcement of this commitment letter. This commitment letter may be amended, modified or waived only in a writing signed by each of the parties hereto.

Should the terms and conditions of the offer contained herein meet with your approval, please indicate your acceptance by signing and returning a copy of this commitment letter to Ableco, on behalf of each Lender.

Very truly yours,

ABLECO FINANCE LLC

By:	/s/ Dan Wolf
Name:	Dan Wolf
Title:	SVP

WELLS FARGO FINANCIAL CORPORATION CANADA

By:	/s/ Nick Scarfo
Name:	Nick Scarfo
Title:	Vice President

Signature Page to Commitment Letter

Agreed and accepted on this 30th day of May, 2006:

POPE & TALBOT, INC.

By:	/s/ Richard K. Atkinson
Name:	Richard K. Atkinson
Title:	Vice President and Chief Financial Officer

POPE & TALBOT LTD.

By:	/s/ Richard K. Atkinson
Name:	Richard K. Atkinson
Title:	Vice President and Chief Financial Officer

Signature Page to Commitment Letter

EXHIBIT A

May 30, 2006 Draft of Credit Agreement

A-1

SR&Z LLP DRAFT

053006

$325,000,000

CREDIT AGREEMENT

among

POPE & TALBOT, INC.,

POPE & TALBOT LTD.,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

LEHMAN BROTHERS INC.,

as Sole Arranger and Sole Bookrunner

LEHMAN COMMERCIAL PAPER INC.,

as Syndication Agent,

WELLS FARGO FINANCIAL CORPORATION CANADA,

as Administrative Agent,

ABLECO FINANCE LLC,

as Collateral Agent,

and

ABLECO FINANCE LLC,

as Term Loan B Agent

Dated as of                          , 2006

i

SECTION 4. REPRESENTATIONS AND WARRANTIES		70

4.1	Financial Condition	70
4.2	No Change	71
4.3	Existence; Compliance with Law	71
4.4	Power; Authorization; Enforceable Obligations	71
4.5	No Legal Bar	72
4.6	No Material Litigation	72
4.7	No Default	72
4.8	Ownership of Property; Liens	72
4.9	Intellectual Property	72
4.10	Taxes	73
4.11	Federal Regulations	73
4.12	Labor Matters	73
4.13	ERISA	74
4.14	Canadian Pension Plans	74
4.15	Investment Company Act; Other Regulations	75
4.16	Subsidiaries	75
4.17	Use of Proceeds	76
4.18	Environmental Matters	76
4.19	Accuracy of Information, etc	77
4.20	Security Documents	78
4.21	Solvency	78
4.22	Insurance	78
4.23	Real Estate	79
4.24	Post-Closing Transactions	79
4.25	Location of Bank Accounts	79
4.26	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN	79
4.27	Canadian Loan Parties	79
4.28	Restricted Subsidiaries	79

SECTION 5. CONDITIONS PRECEDENT		79

5.1	Conditions to Initial Extension of Credit	79
5.2	Conditions to Each Extension of Credit	84

SECTION 6. AFFIRMATIVE COVENANTS		84

6.1	Financial Statements	85
6.2	Certificates; Other Information	86
6.3	[Reserved]	87
6.4	Conduct of Business and Maintenance of Existence, etc	87
6.5	Maintenance of Property; Insurance	88
6.6	Inspection of Property; Books and Records; Discussions	88
6.7	Notices	89
6.8	Environmental Laws	90
6.9	[Reserved]	90

6.10	Additional Collateral, etc	90
6.11	Borrowing Base Certificate	92
6.12	Use of Proceeds	92
6.13	Pension and Benefit Plans	92
6.14	Payment of Taxes	94
6.15	Further Assurances	94
6.16	Change in Collateral; Collateral Records	94
6.17	Landlord Waivers; Collateral Access Agreements	94

SECTION 7. NEGATIVE COVENANTS		95

7.1	Financial Condition Covenants	95
7.2	Limitation on Indebtedness	95
7.3	Limitation on Liens	96
7.4	Limitation on Fundamental Changes	98
7.5	Limitation on Disposition of Property	99
7.6	Limitation on Restricted Payments	100
7.7	Limitation on Capital Expenditures	102
7.8	Limitation on Investments	102
7.9	Limitation on Optional Payments and Modifications of Debt Instruments, etc	103
7.10	Limitation on Transactions with Affiliates	103
7.11	Limitation on Sales and Leasebacks	104
7.12	Limitation on Changes in Fiscal Periods	104
7.13	Limitation on Negative Pledge Clauses	104
7.14	Limitation on Restrictions on Subsidiary Distributions	104
7.15	Limitation on Lines of Business	105
7.16	Limitation on Hedge Agreements	105
7.17	Deposit Accounts and Securities Accounts	105

SECTION 8. EVENTS OF DEFAULT		105

SECTION 9. THE AGENTS; THE ARRANGER		109

9.1	Appointment	109
9.2	Delegation of Duties	110
9.3	Exculpatory Provisions	110
9.4	Reliance by Agents	110
9.5	Notice of Default	111
9.6	Non Reliance on the Arranger, the Syndication Agent, the Agents and Other Lenders	111
9.7	Indemnification	112
9.8	Arranger, the Syndication Agent and Agents in their Individual Capacities	112
9.9	Successor Agent	112
9.10	Authorization to Release Liens and Guarantees	113
9.11	The Arranger and the Syndication Agent	113
9.12	Collateral Matters	113

9.13	Agency for Perfection	115
9.14	Withholding Tax	116
9.15	Bank Product Provider	116
9.16	USA Patriot Act	116

SECTION 10. MISCELLANEOUS		116

10.1	Amendments and Waivers	116
10.2	Notices	118
10.3	No Waiver; Cumulative Remedies	120
10.4	Survival of Representations and Warranties	120
10.5	Payment of Expenses	120
10.6	Successors and Assigns; Participations and Assignments	122
10.7	Adjustments; Set-off	126
10.8	Replacement of Lenders	126
10.9	Counterparts	127
10.10	Severability	127
10.11	Integration	127
10.12	GOVERNING LAW	127
10.13	Submission To Jurisdiction; Waivers	127
10.14	Acknowledgments	128
10.15	Confidentiality	128
10.16	Accounting Changes	129
10.17	WAIVERS OF JURY TRIAL	129
10.18	Determinations; Judgment Currency	129
10.19	Consultation by WFF	130

SCHEDULES:

A-1	Administrative Agent’s Account
C-1	Commitments
C-2	Canadian Security Documents
C-3	Collateral Agent’s Account
D-1	Designated Accounts
E-1	Eligible Inventory
H-1	Halsey Lease Termination Documents
M-1	Midway Facility
4.1(b)	Contingent Obligations and Dispositions since December 31, 2005
4.6	Material Litigation
4.14	Canadian Pension Plan Liabilities
4.16	Subsidiaries; Outstanding Options, etc.
4.18	Environmental Matters
4.20(a)-1	UCC and PPSA Filing Jurisdictions
4.20(a)-2	UCC and PPSA Financing Statements to be Terminated
4.22	Insurance Maintained
4.23	Owned and Leased Property
4.24	Post-Closing Transactions
4.25	Location of Bank Accounts
4.26	Loan Party Identification
6.2(h)	Collateral Reporting and Foreign Credit Insurance Reporting
6.16	Change in Collateral
7.1	Financial Covenants
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.8	Existing Investments

EXHIBITS:

A-1	Form of Pledge and Security Agreement
A-2	Form of Canadian General Security Agreement
A-3	Form of Canadian Share/Partnership Pledge
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Acceptance
E-1	Form of Legal Opinion of Latham & Watkins LLP
E-2	Form of Legal Opinion of Borden Ladner Gervais LLP
E-3	Form of Legal Opinion of Borrower’s South Dakota and Oregon Counsel
F	Form of Guaranty
G	Form of Intercompany Subordination Agreement
H	Form of Borrowing Notice
I	Form of Borrowing Base Certificate
J	Form of Eurodollar Notice

v

CREDIT AGREEMENT, dated as of                          , 2006 , among POPE & TALBOT, INC., a Delaware corporation (the “Parent”), POPE & TALBOT LTD., a Canadian corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), LEHMAN BROTHERS INC., as sole arranger and sole bookrunner (in such capacity, the “Arranger”), LEHMAN COMMERCIAL PAPER INC., as syndication agent (in such capacity, the “Syndication Agent”), WELLS FARGO FINANCIAL CORPORATION CANADA, a Nova Scotia unlimited liability company, as administrative agent (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”), ABLECO FINANCE LLC, as Collateral Agent (in such capacity, together with its permitted successors and assigns, the “Collateral Agent”), and ABLECO FINANCE LLC, as Term Loan B Agent (in such capacity, together with its permitted successors and assigns, the “Term Loan B Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower desires that the Lenders extend to the Borrower a revolving credit facility of up to $75,000,000 and term loan credit facilities of up to an aggregate of $250,000,000;

WHEREAS, the Borrower will use the proceeds from such facilities for the purposes of (i) repaying all amounts outstanding under the Existing Credit Facilities and the Receivables Purchase Agreement, (ii) financing the buyout of the Halsey Lease, (iii) refinancing certain intercompany indebtedness owed by the Borrower to the Parent under the Spearfish Note; (iv) providing working capital financing for the Borrower; and (v) providing for funds for other general corporate purposes including fees and expenses relating to the foregoing transactions of the Borrower and its Subsidiaries; and

WHEREAS, the Lenders are willing to make certain loans and other extensions of credit to the Borrower of up to $325,000,000 upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms . As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acceptable Backup Letter of Credit”: a backup letter of credit, in form and substance reasonably satisfactory to the Administrative Agent, issued by a financial institution reasonably acceptable to the Administrative Agent, in a stated amount of 105% of the Letter of Credit Usage.

“Account”: with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including, without limitation, General Intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto, and includes any and all accounts (as that term is defined in the UCC).

“Account Debtor”: any Person who is or who may become obligated under, with respect to, or on account of, an Account.

“ACH Transactions”: any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of the Parent or its Subsidiaries.

“Administrative Agent”: as defined in the preamble hereto.

“Administrative Agent’s Account”: with respect to Dollars, the deposit account of the Administrative Agent identified on Schedule A-1 as the Administrative Agent’s Dollar deposit account, and with respect to Canadian Dollars, the deposit account of the Administrative Agent identified on Schedule A-1 as the Administrative Agent’s Canadian Dollar deposit account.

“Affected Lender”: as defined in Section 10.8.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.

“Agent’s Lien”: Lien granted by the Parent and its Subsidiaries to the Collateral Agent under the Loan Documents.

“Agents”: the collective reference to the Administrative Agent, the Collateral Agent and the Term Loan B Agent, and “Agent” means any one of them.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans, and (ii) the amount of such Lender’s Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.

“Agreement”: this Credit Agreement, as amended, restated, supplemented, replaced or otherwise modified from time to time.

“Applicable Currency”: with respect to any Obligation, the currency in which such Obligation is denominated.

“Applicable Jurisdiction”: with respect to any Loan Party, the states or provinces in which such Loan Party does a material amount of business or has material operations, as determined on the Closing Date by the Borrower, in consultation with the Agents.

“Applicable Margin”: the Applicable Revolver Margin or the Applicable Term Margin as the context allows.

“Applicable Prepayment Premium”: as defined in the Fee Letter.

“Applicable Revolver Margin”: for each date of determination during any calendar month with respect to each Type of Revolving Credit Loan under the Revolving Credit Facility, the following margin determined as of the first day of such month based upon the Revolving Credit Facility Utilization for the preceding month; provided, however, that (a) for the period from and including the Closing Date through and including the last day of the month in which the Closing Date falls, the Revolving Credit Facility Utilization shall be the amount calculated on the Closing Date after giving effect to all Revolving Credit Loans and Swing Line Loans made and Letters of Credit issued on the Closing Date and (b) at any time that an Event of Default exists hereunder, the Applicable Revolver Margin shall be set at Level I:

Level	Revolving Credit Facility Utilization	Eurodollar Margin	Base Rate Margin
I	greater than or equal to 75% of Total Revolving Credit Commitments	3.00%	2.00%
II	greater than or equal to 50% of Total Revolving Credit Commitments but less than 75% of Total Revolving Credit Commitments	2.75%	1.75%
III	greater than or equal to 25% of Total Revolving Credit Commitments but less than 50% of Total Revolving Credit Commitments	2.50%	1.50%
IV	less than 25% of Total Revolving Credit Commitments	2.25%	1.25%

“Applicable Term Margin”: as of any date of determination with respect to each Type of Term Loan, the following margin based upon (a) the most recent Consolidated Leverage Ratio calculation as of the end of the fiscal quarter immediately preceding such date of determination, and (b) the most recent Consolidated EBITDA calculation for the twelve months ended as of the last day of the fiscal quarter immediately preceding such date of determination;

provided, however, that (i) for the period from the Closing Date through the date that the Agents receive a Compliance Certificate certifying the calculation of the Consolidated Leverage Ratio and the calculation of the Consolidated EBITDA in respect of the testing period ended with June 30, 2006 delivered pursuant to Section 6.2(b) of this Agreement, the Applicable Term Margin shall be set at Level I; (ii) at any time that an Event of Default exists hereunder, the Applicable Term Margin shall be set at Level I, and (iii) at any time that Consolidated EBITDA for the twelve months ended as of the last day of the immediately preceding fiscal quarter is less than 80% of the Consolidated EBITDA reflected in the final Projections for such period presented to the board of directors of the Parent and delivered to the Agents pursuant to Section 6.2(c), the Applicable Term Margin shall be increased by a percentage point (100 basis points) over the margin specified below that otherwise would be applicable:

Level	Consolidated Leverage Ratio	Consolidated EBITDA	Eurodollar Loans	Base Rate Loans
I	greater than 3.5 to 1.0	less than $55,000,000	6.75%	5.75%
II	greater than 3.5 to 1.0	equal to or greater than $55,000,000	5.75%	4.75%
III	greater than 3.0 to 1.0 but less than or equal to 3.5 to 1.0	less than $55,000,000	5.75%	4.75%
IV	greater than 3.0 to 1.0 but less than or equal to 3.5 to 1.0	equal to or greater than $55,000,000	4.75%	3.75%
V	less than or equal to 3.0 to 1.0	less than $55,000,000	4.75%	3.75%
VI	less than or equal to 3.0 to 1.0	equal to or greater than $55,000,000	3.75%	2.75%

Except as set forth in the foregoing provisos, the Applicable Term Margin shall be re-determined each quarter on the first day of the month following the date of delivery to the Agents of the Compliance Certificate certifying the calculation of the Consolidated Leverage Ratio and Consolidated EBITDA pursuant to Section 6.2(b) hereof; provided, however, that if the Borrower fails to provide such certified calculation when due, the Applicable Term Margin shall be set at Level I as of date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Applicable Term Margin shall be set at the margin based upon the Consolidated Leverage Ratio and the Consolidated EBITDA calculation disclosed by such certification).

“Arranger”: as defined in the preamble hereto.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (x) with respect to which the aggregate amount of Net Cash Proceeds received by the Parent or any of its Subsidiaries exceeds $25,000 and (y) that is not a Disposition permitted by any of clauses (b), (c), (d), (e), (g), (i), (j), (k) or (l) of Section 7.5.

“Asset Sale or Recovery Prepayment Amount”: as defined in Section 2.13(i).

“Asset Sale or Recovery Prepayment Date”: as defined in Section 2.13(i).

“Asset Sale or Recovery Prepayment Option Notice”: as defined in Section 2.13(i).

“Asset Sale or Recovery Second Option Notice”: as defined in Section 2.13(i).

“Assignment and Acceptance”: as defined in Section 10.6(b).

“Availability”: as of any date of determination, the amount that the Borrower is entitled to borrow as Revolving Credit Loans and/or request as Letters of Credit under this Agreement (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves then applicable hereunder).

“Available Revolving Credit Commitment”: with respect to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Credit Commitment pursuant to Section 2.10(a), but not for any other purpose (including Section 2.8), the aggregate principal amount of Swing Line Loans then outstanding shall be deemed to be zero.

“Bank Product”: any financial accommodation extended to Parent and/or its Subsidiaries by a Bank Product Provider (other than pursuant to the Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, and/or (g) transactions under Hedge Agreements.

“Bank Product Agreements”: those agreements entered into from time to time by Parent and/or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Obligations”: all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Parent and/or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Parent and/or its Subsidiaries are obligated to reimburse to any Agent or any Lender as a result of such Agent or such Lender purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to the Parent or its Subsidiaries.

“Bank Product Provider”: Wells Fargo, any other Person that is or becomes a Revolving Credit Lender hereunder and/or any of their respective Affiliates.

“Bank Product Reserve”: as of any date of determination, the lesser of (a) $25,000,000, and (b) the amount of reserves that Administrative Agent has established (based upon the Bank Product Providers’ reasonable determination of the credit exposure of Parent and its Subsidiaries in respect of Bank Products) in respect of Bank Products then provided or outstanding, provided, however, that in order to qualify as a Bank Product Reserve, (i) such reserve must be established at or about the time the Bank Product Provider first provides the applicable Bank Product and (ii) such reserve may only be established with respect to a Bank Product being provided by Wells Fargo or one of its Affiliates.

“Bankruptcy Code”: (a) Title 11 of the United States Code, (b) the Bankruptcy and Insolvency Act (Canada), (c) the Companies’ Creditors Arrangement Act (Canada) or (d) any similar legislation in a relevant jurisdiction, in each case as applicable and in effect from time to time, and any successor statutes.

“Base Rate”: the US Base Rate or the Canadian Base Rate, as applicable.

“Base Rate Loans”: Loans (or any portion thereof) for which the applicable rate of interest is based upon the Base Rate.

“Benefited Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Base”: as of any date of determination, the result of:

(a)	(i) 85% of the amount of Eligible Domestic Accounts, plus

(ii) the lower of

(A) $35,000,000 or such lesser amount as may represent the limits of liability of Eligible Foreign Accounts Credit Insurance; or

(B) 75% of the amount of Eligible Foreign Accounts, less the amount of the deductible under Eligible Foreign Account Credit Insurance;

less the amount, if any, of the Dilution Reserve, plus

(b)	the lowest of

(i) (A) prior to the date upon which the Administrative Agent shall have received and reviewed an appraisal, in form, substance, and by a third party appraiser, reasonably satisfactory to the Administrative Agent, of the Borrowing Base Parties’ Inventory, $30,000,000 and (B) thereafter, $37,500,000,

(ii) 50% of the value of Eligible Inventory,

(iii) from and after the date that the Administrative Agent shall have received an initial appraisal of the Borrowing Base Parties’ Inventory, 75% times the most recently determined Net Liquidation Percentage times the book value of the Borrowing Base Parties’ Inventory, and

(iv) 75% of the amount of credit availability created by clause (a) above, minus

(c) the sum of (i) the Bank Product Reserve, and (ii) the aggregate amount of reserves, if any, established by the Administrative Agent under Section 2.5(c).

“Borrowing Base Certificate”: a certificate signed by a Responsible Officer of the Parent, substantially in the form of Exhibit I.

“Borrowing Base Parties”: Parent, Borrower, Pope & Talbot Pulp Sales U.S., Inc., Pope & Talbot Lumber Sales, Inc., P&T Factoring Ltd. Partnership and such other Loan Parties as are designated by the Borrower from time to time, subject to completion of a collateral audit with respect to such other Loan Parties, the results of which shall be reasonably satisfactory to the Administrative Agent, and “Borrowing Base Party” means any one of them.

“Borrowing Date”: any Business Day specified by the Borrower in a Borrowing Notice in accordance with Section 2.3 and Section 2.6 as a date on which the relevant Lenders are requested to make Loans hereunder.

“Borrowing Notice”: with respect to any request for borrowing of Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit H, delivered to the Administrative Agent.

“Business Day”: (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York, Los Angeles, California and Toronto, Canada are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits or Canadian Dollar deposits in the interbank eurodollar market.

“Canadian Base Rate”: the rate of interest announced, from time to time, by Bank of Montreal as its “prime rate”, with the understanding that the “prime rate” is one of such bank’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto.

“Canadian Benefit Plans”: all employee benefit plans maintained or contributed to by any Loan Party that are not Canadian Pension Plans including, without limitation, all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements in which the employees or former employees of any Loan Party employed in Canada participate or are eligible to participate, but excluding all stock option or stock purchase plans.

“Canadian Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by the Canadian Security Documents.

“Canadian Dollars”: the lawful currency of Canada.

“Canadian Eurodollar Rate”: the rate per annum, determined by the Administrative Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Canadian Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the Eurodollar Loan requested (whether as an initial Eurodollar Loan or as a continuation of an existing Eurodollar Loan or as a conversion of a Base Rate Loan to a Eurodollar Loan) by the Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

“Canadian General Security Agreement”: each Canadian General Security Agreement to be executed and delivered by the Borrower and each other Canadian Loan Party, substantially in the form of Exhibit A-2, as the same may be amended, supplemented, replaced, restated or otherwise modified from time to time.

“Canadian Loan Parties”: all Loan Parties organized under the law of Canada or any province thereof.

“Canadian Pension Plans”: any plan which is considered to be a pension plan for the purposes of any applicable pension benefits standards statute and/or regulation in Canada established, maintained or contributed to by any Loan Party, their respective employees or former employees.

“Canadian Security Documents”: the documents set forth on Schedule C-2 hereto and each other document designated as such by the Collateral Agent.

“Canadian Share/Partnership Pledge”: each Canadian Share Pledge and each Canadian Partnership Pledge to be executed and delivered by the Parent, the Borrower and each other Canadian Loan Party, substantially in the forms attached hereto as Exhibit A-3, as the same may be amended, supplemented, replaced, restated or otherwise modified from time to time.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures (whether paid in cash or financed) by such Person for the acquisition or leasing (pursuant to a capital lease) of Capital Stock or fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person and whether such expenditures are paid or payable during such period minus the sum of the following to the extent included in calculating Capital Expenditures during such period (a) all expenditures constituting consideration for any Permitted Acquisition during such period and (b) capital expenditures in respect of the reinvestment of proceeds from Recovery Events and Asset Sales in accordance with the terms of Section 2.13(l) during such period.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which (i) obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP or (ii) transaction is of a type commonly known as a “synthetic lease” (i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for United States federal income tax purposes); and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capital Stock Issuance Proceeds”: as of any date of determination, 100% of the Net Cash Proceeds received on such date from the issuance of any Capital Stock of Parent or any of its Subsidiaries; provided, that, from and after the date on which the Borrower delivers a Compliance Certificate pursuant to Section 6.2(b) of this Agreement showing that the Consolidated Leverage Ratio as of the last day of the immediately preceding fiscal quarter is less than 2.75 to 1.0, 50% of the Net Cash Proceeds received on such date from the issuance of any Capital Stock of the Parent and its Subsidiaries. Each change in the percentage resulting from a change in the Consolidated Leverage Ratio shall be effective with respect to all Net Cash Proceeds from the issuance of such Capital Stock, on or after such date upon delivery to the Agents of the financial statements and certificates required by Sections 6.1 and 6.2 indicating such change until the date immediately preceding the next date on which delivery of such financial statements and certificates are due. At any time (a) during which any Event of Default is continuing, (b) that the Borrower shall have failed to timely deliver the financial statements and certificates required by Sections 6.1 and 6.2, or (c) the Consolidated Leverage Ratio is greater than or equal to 2.75 to 1.0, the amount of Net Cash Proceeds constituting Capital Stock Issuance Proceeds shall be deemed to be 100%.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States of America or Canada or issued by any agency thereof and backed by the full faith and credit of the United States of America or Canada or any agency, state, province or territory thereof, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof (including any foreign bank which is a Subsidiary of a commercial bank or holding company thereof which is organized under any such laws) or is a bank listed in Schedule I or II of the Bank Act (Canada), in each case having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s or carrying an equivalent rating by an United States nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within 270 days from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States or Canada; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, province, commonwealth or territory of the United States or Canada, by any political subdivision or taxing authority of any such state, province, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest primarily in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Catch-up Date”: as defined in Section 2.13(j).

“Change in Law”: as defined in Section 2.21(a).

“Change of Control”: the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of the Parent; (b) the Parent shall cease to own and control, directly or indirectly, all of the economic and voting rights associated with all of the outstanding Capital Stock of the Borrower and each Guarantor (other than Parent) free and clear of all Liens (other than Liens in favor of the Collateral Agent and other than non consensual Liens permitted by Section 7.3 and arising by operation of law); (c) the board of directors of the Parent shall cease to consist of a majority of Continuing Directors; or (d) the occurrence of any “Change of Control” (or similar term) under (and as defined in) the 8 3/8% Debenture Indenture or the 8 3/8 Senior Notes Indenture.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived and the initial Loans are made and/or the initial Letters of Credit are issued, which date shall be no later than June 30, 2006.

“Code”: the United States Internal Revenue Code of 1986, as amended from time to time (or any successor statute thereto) and the regulations thereunder.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is, or is purported to be, created by any Security Document, including, without limitation, the Canadian Collateral under the Canadian Security Documents.

“Collateral Access Agreement”: a landlord waiver, bailee letter or acknowledgement agreement of a lessor, warehouseman, processor, consignee or other Person in possession of, having a Lien upon, or having rights or interest in the Loan Parties’ books and records or Inventory, in form and substance reasonably satisfactory to the Agents.

“Collateral Agent”: as defined in the preamble hereto.

“Collateral Agent Advances”: as defined in Section 9.12(a).

“Collateral Agent’s Account”: the deposit account of the Collateral Agent identified on Schedule C-3.

“Collection Account”: as defined in Section 2.13(k).

“Collection Account Deposits”: as defined Section 2.13(k).

“Commitment”: with respect to any Lender, the sum of the Term Loan B Commitment, the Term Loan C Commitment and the Revolving Credit Commitment of such Lender.

“Commitment Fee Rate”: with respect to the Revolving Credit Commitments, 0.50% per annum.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Parent within the meaning of Section 4001 of ERISA or is part of a group that includes the Parent and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Consolidated EBITDA”: of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period (other than in the case of clause (f) below), the sum of such Person’s and its Subsidiaries’ (a) income tax expense and any other similar tax expense which is determined based upon the income of any such Person, (b) Consolidated Interest Expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and non-cash restructuring costs, (e) any extraordinary or unusual non-cash expenses or losses, (f) the cash proceeds of business interruption insurance actually received by any such Person during such period; provided, that upon receipt of such cash proceeds, the amount of such cash proceeds shall be allocated to such period and to any applicable prior periods, in each case to the extent such cash proceeds replace the lost revenue of such Person for such periods, and (g) any other non-cash charges, and minus, without duplication and to the extent included in the statement of such Consolidated Net Income for such period, the sum of (w) cash payments made during such period with respect to non-cash charges that were added back pursuant to clause (g) above in a prior period, (x) interest income (except to the extent deducted in determining Consolidated Interest Expense), (y) any extraordinary or unusual non-cash income or gains and (z) any other non-cash income (including non-cash income arising from Accounts with respect to future receipts of proceeds of business interruption insurance), all as determined on a consolidated basis.

“Consolidated Interest Expense”: of any Person for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to Letters of Credit and bankers’ acceptance financing and net costs of such Person under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), but excluding any amounts referred to in Sections 2.10(b) and 2.10(c) to the extent payable on or prior to the Closing Date.

“Consolidated Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters of the Parent, the ratio of (a) Consolidated Senior Debt on such day less Collection Account Deposits held in cash or Cash Equivalents in the Collection Account, to (b) Consolidated EBITDA of the Parent and its Subsidiaries for such period.

“Consolidated Net Income”: of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Parent and its Subsidiaries for any period, there shall be excluded (a) any Duty Refunds received by the Parent and its Subsidiaries, (b) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Parent or is merged into or consolidated with the Parent or any of its Subsidiaries, (c) the income (or deficit) of any Person (other than a Subsidiary of the Parent) in which the Parent or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Parent or such Subsidiary in the form of dividends or similar distributions and (d) the undistributed earnings of any Subsidiary of the Parent to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Senior Debt”: at any date, the aggregate outstanding principal amount of all (a) Loans, (b) contingent reimbursement obligations with respect to the Letter of Credit Usage, and (c) Capital Lease Obligations, in each case, of the Parent and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Constituent Documents”: with respect to any Person, (a) the articles or deed of incorporation, certificate of incorporation, memorandum and articles of association, or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws, articles of association, operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Capital Stock.

“Continuing Directors”: the directors of the Parent on the Closing Date and each other director of the Parent, if, in each case, such other director’s nomination for election to the board of directors of the Parent is recommended by at least a majority of the then Continuing Directors.

“Contractual Obligation”: with respect to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Currency Due”: as defined in Section 10.18.

“Currency Exchange Rate”: with respect to a currency, the rate quoted by Wells Fargo Bank, National Association as the spot rate for the purchase by it of such currency with another currency at approximately 10:00 a.m. (California time) on the date as of which the foreign exchange computation is made.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Derivatives Counterparty”: as defined in Section 7.6.

“Designated Account”: with respect to Dollars, the deposit account of the Borrower identified on Schedule D-1 as the Designated Account for Dollars and, with respect to Canadian Dollars, the deposit account of the Borrower identified on Schedule D-1 as the Designated Account for Canadian Dollars.

“Dilution”: as of any date of determination, a percentage, based upon the experience of the immediately prior 90 consecutive days, that is the result of dividing the Dollar Equivalent of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Borrowing Base Parties’ Accounts during such period, by (b) the Borrowing Base Parties’ billings with respect to Accounts during such period.

“Dilution Reserve”: as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5%.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollar Equivalent”: at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in a currency other than Dollars, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the Currency Exchange Rate for the purchase of Dollars with such currency.

“Dollars” and “$”: lawful currency of the United States.

“Duty Refunds”: refunds of countervailing or anti-dumping duties with respect to softwood lumber or other similar customs duties, in each case on deposit with the U.S. Treasury Department paid by a U.S. Governmental Authority to Parent or any of its Subsidiaries.

“8 3/8% Debentures”: the 8 3/8% Debentures due 2013 outstanding under the 8 3/8% Debenture Indenture in the original principal amount of $75,000,000.

“8 3/8% Debenture Indenture”: the indenture dated June 2, 1993, between the Parent and Chemical Trust Company of California, as Trustee.

“8 3/8% Senior Notes”: the 8 3/8% Senior Notes due 2013 outstanding under the 8 3/8% Senior Notes Indenture in the original principal amount of $60,000,000.

“8 3/8% Senior Notes Indenture”: the indenture dated July 30, 2002, between the Parent and J.P. Morgan Trust Company, National Association, as Trustee.

“Eligible Accounts” means all Eligible Domestic Accounts and all Eligible Foreign Accounts.

“Eligible Domestic Accounts”: those Accounts created by any Borrowing Base Party in the ordinary course of its business, that arise out of the sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Domestic Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by the Administrative Agent in its Permitted Discretion to address the results of any audit performed by the Administrative Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Domestic Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Domestic Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within 60 days of original invoice date or 30 days of due date, or Accounts with selling terms of more than 60 days,

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Accounts with respect to which the Account Debtor is an Affiliate of the any Borrowing Base Party or any Guarantor or an employee or agent of any Borrowing Base Party or any Guarantor or any Affiliate of Parent,

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e) Accounts that are not payable in Dollars or Canadian Dollars,

(f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States or Canada or any state or province thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent,

(g) Accounts with respect to which the Account Debtor is either (i) the United States or Canada or any department, agency, or instrumentality of the United States or Canada (exclusive, however, of Accounts with respect to which the Account Debtor is the United States or Canada or any department, agency or instrumentality of the United States or Canada and the applicable Borrowing Base Party has complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act, 31 USC §3727 or the Financial Administration Act (Canada), as the case may be), or (ii) any state of the United States,

(h) Accounts with respect to which the Account Debtor is a creditor of a Borrowing Base Party or has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute,

(i) Accounts with respect to an Account Debtor whose total obligations owing to the Borrowing Base Parties exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by the Administrative Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts (including all Eligible Foreign Accounts), to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Borrowing Base Party has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k) Accounts with respect to which the Account Debtor is located in a state or jurisdiction (e.g., New Jersey, Minnesota, and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the Borrowing Base Party that owns the Account has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that such Borrowing Base Party may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by the Administrative Agent to be significant in amount, and such later qualification cures any access to such courts to enforce payment of such Account,

(l) Accounts, the collection of which, the Administrative Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,

(m) Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(n) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor, or

(o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by any Borrowing Base Party of the subject contract for goods or services.

“Eligible Foreign Accounts”: those Accounts created by any Borrowing Base Party in the ordinary course of its business, that arise out of the sale of goods or rendition of services, that would constitute Eligible Domestic Accounts with the following exceptions: (a) the selling terms set forth in clause (a) of the definition of Eligible Domestic Accounts shall not be more than 90 days, and the number of days within the original invoice date in which the Account Debtor must make payment set forth in clause (a) of the definition of Eligible Domestic Accounts shall not be more than 120 days, and (b) the exclusionary provisions of clause (f) of the definition of Eligible Domestic Accounts shall not apply so long as the Accounts are insured by Eligible Foreign Accounts Credit Insurance. In determining the amount to be included, Eligible Foreign Accounts shall be calculated net of customer deposits and unapplied cash.

“Eligible Foreign Accounts Credit Insurance”: that certain policy number              issued by             , or such other credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to the Administrative Agent, insuring the Accounts of the Borrowing Base Parties owed by Account Debtors located outside of Canada or the United States, which policy has been collaterally assigned to the Collateral Agent for the benefit of the Lenders.

“Eligible Inventory” means Inventory consisting of finished goods held for sale in the ordinary course of the Borrowing Base Parties’ business and raw materials, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by the Administrative Agent in its Permitted Discretion to address the results of any audit or appraisal performed by the Administrative Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with the Borrowing Base Parties’ historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

(a) the Borrowing Base Party does not have good, valid, and marketable title thereto,

(b) it is not located at one of the locations in the continental United States or Canada set forth on Schedule E-1 (as such schedule may be amended from time to time with the consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed),

(c) it is located on real property leased by a Borrowing Base Party or in a contract warehouse or in another location not owned by a Borrowing Base Party, in each case, unless (i) it is subject to a Collateral Access Agreement or the Administrative Agent, in its Permitted Discretion, has established a reserve under Section 2.5(c), and (ii) it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises, or it is located on the property of a customer of a Borrowing Base Party.

(d) it is not subject to a valid and perfected first priority Agent’s Lien,

(e) it consists of goods returned or rejected by the applicable Borrowing Base Party’s customers, or

(f) it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in a Borrowing Base Party’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment.

“Environmental Actions”: refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, notice of violation, judicial or administrative proceeding, judgment, letter or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or Releases of Materials of Environmental Concern from (i) any assets, properties or businesses of the Parent, its Subsidiaries or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) from or onto any facilities which received Materials of Environmental Concern generated by the Parent, its Subsidiaries or any predecessor in interest.

“Environmental Costs”: any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Action filed against the Parent or any of its Subsidiaries by any Governmental Authority or any third party which relate to any violations of Environmental Laws, Remedial Actions, Releases or threatened Releases from or onto any property presently or formerly owned by the Parent or any of its Subsidiaries or a predecessor in interest, or any facility which received Materials of Environmental Concern generated by the Parent, any of its Subsidiaries or a predecessor in interest.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, Canada, or any state, provincial, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety as it relates to exposure to Materials of Environmental Concern, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Lien”: any Lien, for any liabilities, obligations or costs incurred by a Government Authority under or pursuant to any Environmental Laws.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“ERISA”: the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Loans”: Loans (or any portion thereof) for which the applicable rate of interest is based upon the Eurodollar Rate.

“Eurodollar Notice”: a notice signed by a Responsible Officer of the Borrower, substantially in the form of Exhibit J.

“Eurodollar Rate”: the US Eurodollar Rate or the Canadian Eurodollar Rate, as applicable.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Parent, Consolidated EBITDA of the Parent and its Subsidiaries for such fiscal year plus Ordinary Refunds for such fiscal year to the extent such Ordinary Refunds are not included in Consolidated EBITDA for such fiscal year, less the sum of (i) Consolidated Interest Expense of the Parent and its Subsidiaries for such fiscal year, to the extent paid or currently payable in cash, (ii) cash income taxes paid or payable by the Parent or its Subsidiaries with respect to such fiscal year, (iii) to the extent permitted by this Agreement, the aggregate amount actually paid by the Parent and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (minus the principal amount of Indebtedness (other than Revolving Credit Loans and Swing Line Loans) incurred in connection with such expenditures), (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt of the Parent and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction of commitments thereunder), (v) to the extent permitted to be made pursuant to the terms of this Agreement, the aggregate amount of all optional prepayments of Funded Debt (other than the Loans) during such fiscal year, and (vi) the excess, if any, of Working Capital at the end of such period over Working Capital at the beginning of such period (or minus the excess, if any, of Working Capital at the beginning of such period over Working Capital at the end of such period). For the avoidance of doubt, Excess Cash Flow shall not include Duty Refunds, Extraordinary Receipts or refunds of GST.

“Excess Cash Flow Application Date”: as defined in Section 2.13(c).

“Excess Cash Flow Percentage”: with respect to any fiscal year of the Borrower, 50%; provided, that, if in any fiscal year the Borrower delivers a Compliance Certificate pursuant to Section 6.2(b) of this Agreement showing that the Consolidated Leverage Ratio as of the last day of the immediately preceding fiscal year is less than 2.75 to 1.0, the Excess Cash Flow Percentage for such fiscal year shall be 25%. Each change in the percentage resulting from a change in the Consolidated Leverage Ratio shall be effective with respect to all Excess Cash Flow on or after such date upon delivery to the Administrative Agent of the financial statements and related certificates required by Section 6.1(a) and Section 6.2(a) indicating such change until the date immediately preceding the next date on which delivery of such financial statements and certificates are due. At any time (a) during which any Event of Default is continuing, (b) that the Borrower shall have failed to timely deliver the financial statements and certificates required by Section 6.1(a) and Section 6.2(a), and (c) the Consolidated Leverage Ratio is greater than or equal to 2.75 to 1.0, the Excess Cash Flow Percentage shall be deemed to be 50%.

“Excluded Equity Issuances”: any issuance and sale of Capital Stock (i) of the Parent upon the exercise of any options issued to employees in the ordinary course of business pursuant to employee stock plans and (ii) of the Parent or any Subsidiary to any Loan Party.

“Existing Credit Facilities”: the (a) Third Amended and Restated Credit Agreement, dated as of November 30, 2004, as amended prior to the date hereof, among the Borrower and P&T Factoring Limited Partnership, as borrowers, the several guarantors, the several lenders and The Toronto-Dominion Bank, as administrative agent thereunder, as amended by an Amending Agreement, dated as of July 27, 2005, and as further amended by an Amendment to the Amending Agreement, dated as of December 16, 2005; and (b) the Credit and Security Agreement, dated as of March 26, 2004, as amended prior to the date hereof, among the Parent, Pope & Talbot Pulp Sales U.S., Inc., Pope & Talbot Lumber Sales, Inc. and Wells Fargo Business Credit, Inc., as lender.

“Existing Indentures”: the 8 3/8% Debenture Indenture and the 8 3/8% Senior Notes Indenture.

“Existing Notes”: the 8 3/8% Debentures and the 8 3/8% Senior Notes.

“Extraordinary Receipts”: any cash received by the Parent or any of its Subsidiaries net of any expenses incurred in the receipt or collection thereof, in respect of (i) refunds of United States, Canadian, state, provincial, local or other foreign taxes other than Ordinary Refunds, Duty Refunds and refunds of GST, (ii) pension plan reversions, (iii) judgments or proceeds of settlements in connection with any legal action other than in connection with any Recovery Event, (iv) condemnation awards (and payments in lieu thereof) other than in connection with any Recovery Event, (v) insurance proceeds received in connection with any event other than any Recovery Event and other than proceeds of business interruption insurance, and (vi) indemnity payments and purchase price adjustments received under any asset or stock purchase agreement that do not constitute Net Cash Proceeds subject to Section 2.13(a).

“Facility”: each of (a) the Term Loan B Commitments and the Term Loans B made thereunder (the “Term Loan B Facility”), (b) the Term Loan C Commitments and the Term Loans C made thereunder (the “Term Loan C Facility”), and (c) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”).

“Fair Market Value”: with respect to any asset or property, the sale value that would be obtained in an arm’s length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer, determined in good faith by (a) a Responsible Officer of the Parent if the value of such non-cash proceeds is equal to or less than $2,500,000 and (b) in all other circumstances by the independent members of the board of directors of the Parent.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter”: that certain fee letter between the Borrower and the Agents, in form and substance satisfactory to the Agents.

“FQ1”, “FQ2 “, “FQ3”, and “FQ4”: when used with a numerical year designation, means the first, second, third or fourth fiscal quarters, respectively, of the designated fiscal year of the Parent (e.g., FQ1 2006 means the first fiscal quarter of the Parent’s 2006 fiscal year, which ended March 31, 2006).

“Funded Debt”: with respect to any Person, all Indebtedness of such Person and its Subsidiaries of the types described in clauses (a) through (e) of the definition of “Indebtedness” in this Section.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time applied on a consistent basis.

“General Intangibles”: all of each Loan Party’s now owned and/or hereafter acquired right, title and interest with respect to general intangibles (as that term is defined in the UCC).

“Governmental Authority”: any nation or government, any Federal, state, province, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GST”: all amounts payable under Part IX of the Excise Tax Act (Canada) or any similar legislation in any other jurisdiction of Canada, including, without limitation (i) all harmonized sales tax in the Provinces of Nova Scotia, Newfoundland and Labrador and New Brunswick under the Excise Tax Act and (ii) the Quebec sales tax imposed pursuant to an Act respecting the Quebec sales tax.

“Guarantee Obligation”: with respect to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit), if to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Guarantor”: Parent and each Subsidiary of Parent (other than the Borrower and Pope & Talbot Pulp Sales Europe LLC).

“Guaranty”: the Guaranty to be executed and delivered by each Guarantor, substantially in the form of Exhibit F, as the same may be amended, supplemented, replaced, restated or otherwise modified from time to time.

“Halsey Lease”: the Amended and Restated Facility Lease dated as of December 27, 2001 by and between the Parent and Wilmington Trust Company, as owner trustee, as amended by letter agreement dated December 13, 2002, as further amended by the First Amendment to Facility Lease dated October 31, 2005, and as further amended by the Second Amendment to the Facility Lease dated December 28, 2005.

“Halsey Lease Termination Documentation”: the documents listed on Schedule H-1 hereto.

“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Parent or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Immaterial Subsidiary”: each Subsidiary of the Parent that:

(a) is not a Borrowing Base Party;

(b) did not account for at least 5% of consolidated revenues of the Parent and its Subsidiaries or 5% of consolidated earnings of the Parent and its Subsidiaries before interest and taxes, in each case for the four fiscal quarters of the Parent ending on the last day of the last fiscal quarter of the Parent immediately preceding the date as of which any such determination is made; and

(c) does not have assets which represent at least 5% of the consolidated assets of the Parent and its Subsidiaries as at the last day of the last fiscal quarter of the Parent immediately preceding the date as of which any such determination is made.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (x) trade payables incurred in the ordinary course of such Person’s business and not outstanding for more than 150 days after the date such payable was created and (y) accrued expenses), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations and liabilities, calculated on a basis satisfactory to the Collateral Agent and the

Administrative Agent and in accordance with accepted practice, of such Person under Hedge Agreements, (j) all monetary obligations under any receivable factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing, and (k) all obligations of the kind referred to in clauses (a) through (j) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any partnership of or a joint venture in which such Person is a general partner or a joint venturer.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Proceeding”: any proceeding commenced by or against any Person under any provision of a Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, Canada, state, provincial, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, service-marks, trademark and service-mark licenses, domain names, data technology, know-how and processes, recipes, formulas, trade secrets, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Subordination Agreement”: a subordination agreement executed and delivered by the Loan Parties in favor of the Collateral Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit G, as the same may be amended, supplemented, replaced, restated or otherwise modified from time to time.

“Interest Payment Date”: the first day of each month and, in the case of a Eurodollar Loan, the last day of the Interest Period applicable thereto; provided, however, that, in the case of any Interest Period greater than three months in duration, interest shall be payable at three month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Eurodollar Notice or notice of conversion, as the case may be, given with respect thereto; provided that, prior to the Syndication Date, the Interest Period shall be one month; and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2) any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date or beyond the date final payment is due on any Term Loan shall end on the Revolving Credit Termination Date or such due date, as applicable; and

(3) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Inventory”: all of each Loan Party’s now owned and/or hereafter acquired right, title, and interest with respect to inventory (as that term is defined in the UCC); such term to include returned, repossessed and reclaimed goods and timber which is severed from the ground.

“Investments”: as defined in Section 7.8.

“Issuing Lender”: any Revolving Credit Lender that, at the request of the Borrower and with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), agrees, in such Revolving Credit Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit under the Revolving Credit Facility.

“IT Systems”: all electronic data processing, information, record-keeping, communications, telecommunications, account management, inventory management, and other computer systems (including all computer programs, software, databases, firmware, hardware and related documentation) and related content.

“Judgment Currency”: as defined in Section 10.18

“L/C”: as defined in Section 3.1.

“L/C Disbursement”: a payment made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Undertaking”: as defined in Section 3.1.

“Lenders”: as defined in the preamble hereto and specifically includes each Issuing Lender and the Swing Line Lender.

“Letter of Credit”: an L/C or an L/C Undertaking, as the context requires.

“Letter of Credit Usage”: as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“Lien”: any mortgage, pledge, deed of trust, hypothecation, encumbrance, lien (statutory or other), charge or other security interest or other security agreement or preferential arrangement of any kind or nature whatsoever and any assignment or deposit arrangement intended as, or having the effect of, security (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Agent or any Lender pursuant to this Agreement.

“Loan Account”: as defined in Section 2.20.

“Loan Documents”: this Agreement, the Notes, the Security Documents, the Intercompany Subordination Agreement, the Canadian Security Documents, the Fee Letter, the Bank Product Agreements, the Letters of Credit and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan, any contingent reimbursement obligations with respect to the Letter of Credit Usage or any other Obligation.

“Loan Parties”: the Borrower, the Parent and each Subsidiary of the Parent that is a party to a Loan Document, and “Loan Party” means any one of them.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate outstanding Commitments for and extensions of credit under such Facility.

“Majority Revolving Credit Facility Lenders”: the Majority Facility Lenders in respect of the Revolving Credit Facility; provided, that at any time that there is more than one Revolving Credit Lender, “Majority Revolving Credit Facility Lenders” shall include at least two Revolving Credit Lenders.

“Material Adverse Effect”: a material adverse effect on (a) the financial condition, results of operations, assets or liabilities of the Parent and its Subsidiaries, taken as a whole or the Loan Parties, taken as a whole, (b) the ability of the Borrower or the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (c) the legality, validity or enforceability of this Agreement or any other Loan Document or (d) the rights and remedies of any Agent or any Lender under the Loan Documents.

“Materials of Environmental Concern”: shall include, without regard to amount and/or concentration (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste pursuant to or could give rise to liability under any Environmental Law; (b) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials; (c) any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, (d) polychlorinated biphenyls, urea-formaldehyde insulation or, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

“Maximum Revolving Credit Cash Amount”: $40,000,000; provided that the Maximum Revolving Credit Cash Amount shall be increased to the extent that (i) the amount of an L/C Disbursement with respect to any Letter of Credit would give rise to outstanding Revolving Credit Loans in excess of the then-applicable Maximum Revolving Credit Cash Amount or (ii) any Bank Product for which a Bank Product Reserve has been established gives rise to a cash obligation the payment of which would cause the outstanding Revolving Credit Loans to exceed the then-applicable Maximum Revolving Credit Cash Amount, in each case up to the amount of Revolving Credit Loans outstanding after giving effect to such draw or the payment of such obligation, such Maximum Revolving Credit Cash Amount not to exceed $75,000,000.

“Midway Facility”: the timber processing and manufacturing facilities and related equipment located on the real property described in Schedule M-1 hereto.

“Moody’s”: Moody’s Investor Services, Inc. and any successor thereto.

“Mortgages”: any and all mortgages or deeds of trust made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, in a form as may be reasonably agreed by the Collateral Agent and the Loan Parties party thereto.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) the amount of all proceeds constituting cash and Cash Equivalents of any Asset Sale or Recovery Event received by Parent, the Borrower and/or their respective Subsidiaries (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) minus the sum of: (i) reasonable and customary attorneys’ fees, accountants’ fees, investment banking fees, relocation expenses, consulting and appraisal fees and expenses, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of, or is owned by a Person that is the subject of, such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) to the extent such Indebtedness is required to be, and is repaid in connection with such Asset Sale or Recovery Event and reasonable and customary fees and expenses actually incurred in connection therewith and net of any income or transfer taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (ii) solely in connection with any such Asset Sale, any reserve established in accordance with GAAP, provided that any such reserved amount shall be Net Cash Proceeds to the extent and at the time such reserve is no longer required in accordance with GAAP, and (b) the amount of proceeds constituting cash and Cash Equivalents received by the Parent, the Borrower and/or any of their respective Subsidiaries from the issuance or sale of equity securities or debt securities or instruments or the incurrence of Indebtedness, in each case net of reasonable and customary attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith; in each case of clause (a) and (b) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“Net Liquidation Percentage”: the percentage of the book value of the Borrowing Base Parties’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be as determined from time to time by an appraisal company selected by the Administrative Agent.

“Non-Excluded Taxes”: as defined in Section 2.22(a).

“Note”: any promissory note evidencing any Loan.

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any Insolvency Proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in whole or in part in such proceeding) the Loans, the contingent reimbursement obligations with respect to outstanding Letters of Credit and all other obligations and liabilities of the Loan Parties to any of the Agents, the Collateral Agent, any Issuing Lender, any Lender or any Bank Product Provider, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Bank Product Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Arranger, the Syndication Agent, each Agent or to any Lender that are required to be paid by the Loan Parties pursuant to the Loan Documents) (including, without limitation, any fees or expenses accruing after the maturity of the Loans and fees and expenses accruing after the filing of any petition in bankruptcy, or the commencement of any Insolvency Proceeding, relating to any Loan Party, whether or not a claim for post-petition fees or expenses is allowed or allowable in whole or in part in such proceeding) or otherwise, and all Bank Product Obligations; provided, that (a) obligations of any Loan Party under any Bank Product Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Bank Product Agreements.

“Ordinary Refund”: a refund of United States, Canadian, state, provincial or local or other foreign taxes where such refund relates to a tax obligation that was paid in respect of a fiscal year ending prior to the Closing Date. For the avoidance of doubt, Ordinary Refunds shall not include Duty Refunds.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent”: as defined in the preamble hereto.

“Participant Register”: as defined in Section 10.6(f).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permits”: the collective reference to (a) Environmental Permits, and (b) any and all other franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, easements, and rights of way.

“Permitted Acquisition”: an acquisition or any series of related acquisitions by a Loan Party (including any merger where such Loan Party is the surviving entity) of (a) all or substantially all of the assets or a majority of the outstanding voting stock or economic interests of a Person or (b) any division, line of business or other business unit of a Person (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Loan Parties and their Subsidiaries pursuant to Section 7.15, so long as:

(i) at the time of such acquisition and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(ii) the Loan Parties shall demonstrate to the reasonable satisfaction of the Agents and the Required Lenders that, both at the time of the proposed acquisition and for one year after giving effect to the acquisition on a pro forma basis, the Loan Parties are and will be in compliance with each of the financial covenants set forth in Section 7.1;

(iii) the Collateral Agent, on behalf of the Lenders, shall have received (or shall receive in connection with the closing of such acquisition) a first priority perfected security interest, subject only to Permitted Liens, in all property (including, without limitation, Capital Stock) acquired with respect to the Target in accordance with the terms of Section 6.10 and the Target, if a Person that has not merged with any Loan Party, shall have taken such actions as are required of it under Section 6.10;

(iv) at least 10 Business Days prior to the consummation of such acquisition, the Borrower shall have furnished to the Agents

(A) a term sheet and/or commitment letter, executed if available (setting forth in reasonable detail the terms and conditions of such acquisition) and, at the request of any Agent, such other information and documents that such Agent may request, including, without limitation, the most recent drafts of the respective agreements, instruments or other documents pursuant to which such acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith,

(B) pro forma financial statements of the Parent and its Subsidiaries after giving effect to the consummation of such acquisition,

(C) pro forma projections of the Parent and its Subsidiaries in the form required by Section 6.2(c) for each remaining quarterly period in such fiscal year and for the immediately succeeding fiscal year after giving effect to the consummation of such acquisition, and

(D) audited financial statements (or, if unavailable, management-prepared financial statements) of the Target for its two most recent fiscal years and for any fiscal months ended within the fiscal year to date, in form and substance reasonably satisfactory to the Agents;

(v) both for the 30 days immediately before such acquisition and immediately after giving effect to such acquisition, the Borrower shall have Availability of not less than $5,000,000;

(vi) such acquisition shall only involve assets (including equity interests) located in the United States or Canada and comprising a business or business unit, or those assets of a business or business unit, of the type or related to the type engaged in by the Loan Parties as of the Closing Date, and which business would not subject any Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to the Loan Parties prior to such acquisition; and

(vii) the aggregate consideration (including without limitation earn-outs or deferred compensation or non-competition arrangements and the amount of Indebtedness and other liabilities assumed by the Loan Parties and their Subsidiaries) paid by the Loan Parties and their Subsidiaries for all acquisitions made during the term of this Agreement shall not exceed $5,000,000.

“Permitted Discretion”: a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Liens”: the collective reference to (a) in the case of Collateral other than Pledged Shares, Liens permitted by Section 7.3 and (b) in the case of Collateral consisting of Pledged Shares, non-consensual Liens permitted by Section 7.3 to the extent arising by operation of law.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge and Security Agreement: each U.S. Pledge and Security Agreement to be executed and delivered by the Loan Parties organized under the laws of the United States in favor of the Collateral Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit A-1, as the same may be amended, supplemented, replaced, restated or otherwise modified from time to time.

“Pledged Shares”: as defined in any Pledge and Security Agreement or any Canadian Share/Partnership Pledge, as applicable.

“Post-Closing Documentation”: as defined in Section 5.1(d).

“Post-Closing Transactions”: as defined in Section 4.24.

“PPSA”: Personal Property Security Act (British Columbia) or the equivalent in any other province or territory of Canada, as in effect from time to time.

“Prime Rate”: the rate of interest announced, from time to time, within Wells Fargo Bank, National Association at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo Bank, National Association’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo Bank, National Association may designate.

“Proceeds”: (a) all “proceeds” (as defined in Article 9 of the UCC) with respect to the Collateral and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

“Pro Forma Balance Sheet”: as defined in Section 4.1(a).

“Projections”: as defined in Section 6.2(c).

“Pro Rata Share”:

(a) with respect to a Lender’s obligation to make Revolving Credit Loans and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment, by (ii) the Total Revolving Credit Commitment, provided, that, if the Total Revolving Credit Commitment has been terminated or reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Revolving Credit Loans and the denominator shall be the aggregate unpaid principal amount of all Revolving Credit Loans;

(b) with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment, by (z) the Total Revolving Credit Commitment, provided, that, if the Total Revolving Credit Commitment has been terminated or reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Revolving Credit Loans and the denominator shall be the aggregate unpaid principal amount of all Revolving Credit Loans,

(c) with respect to a Lender’s obligation to make a Term Loan B and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan B Commitment, by (ii) the Total Term Loan B Commitment, provided that if the Total Term Loan B Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan B and the denominator shall be the aggregate unpaid principal amount of the Term Loan B;

(d) with respect to a Lender’s obligation to make a Term Loan C and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan C Commitment, by (ii) the Total Term Loan C Commitment, provided that if the Total Term Loan C Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan C and the denominator shall be the aggregate unpaid principal amount of the Term Loan C, and

(e) with respect to all other matters (including, without limitation, the indemnification obligations arising under Sections 2.23, 9.7 and 10.5), the percentage obtained by dividing (i) the sum of such Lender’s Revolving Credit Commitment and the unpaid principal amount of such Lender’s portion of the Term Loan B and such Lender’s portion of the Term Loan C, by (ii) the sum of the Total Revolving Credit Commitment and the aggregate unpaid principal amount of the Term Loans, provided, that, if such Lender’s Revolving Credit Commitment shall have been terminated or reduced to zero, (y) such Lender’s Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of such Lender’s Revolving Credit Loans plus such Lender’s ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit and (y) the Total Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of all Revolving Credit Loans plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit.

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualified Cash”: as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Parent and its Subsidiaries that is maintained in deposit accounts or in securities accounts, or any combination thereof, and which such deposit account or securities account is subject to a control agreement, in form and substance reasonably satisfactory to the Agents and in favor of the Administrative Agent, as sub-agent of the Collateral Agent, and is maintained by a branch office of the bank or securities intermediary located within the United States.

“Rating Agencies”: as defined in Section 10.6(c).

“Receivables Purchase Agreement”: that certain Receivables Purchase Agreement, dated October 30, 2003, by and among the Borrower, P&T Funding Limited Partnership and The Toronto-Dominion Bank.

“Recovery Event”: any settlement of or payment in respect of, or series of settlements or payments in respect of, any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Parent or any of its Subsidiaries.

“Refunded Swing Line Loans”: as defined in Section 2.8(b).

“Refunding Date”: as defined in Section 2.8(c).

“Register”: as defined in Section 2.9(c).

“Registered Loan”: as defined in Section 2.9(c).

“Regulation D”: Regulation D of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Related Fund”: with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

“Related Party Assignment”: as defined in Section 10.6(b).

“Related Party Register”: as defined in Section 10.6(b).

“Release”: any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Materials of Environmental Concern (including the abandonment or discarding of barrels, containers or other closed receptacles containing Materials of Environmental Concern) into the environment.

“Remedial Action”: all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess or evaluate Materials of Environmental Concern in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Materials of Environmental Concern so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) other similar actions authorized by any Environmental Law to respond to Materials of Environmental Concern.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: with respect to any Single Employer Plan, any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 4043.

“Required Lenders”: the Majority Facility Lenders in respect of the Term Loan Facility; provided, that if (i) the Borrower’s Revolving Credit Loan Availability is less than $10,000,000, (ii) the Borrower’s Availability is less than $20,000,000, or (iii) the aggregate outstanding principal amount of the Term Loans is less than $75,000,000, then “Required Lenders” shall mean (x) the Majority Revolving Credit Facility Lenders and (y) the Majority Facility Lenders in respect of the Term Loan Facility.

“Requirement of Law”: as to any Person, the Constituent Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”: as to any Person, the chief executive officer, chief operating officer, chief accounting officer, president, chief financial officer or treasurer of such Person, but in any event, with respect to financial matters, the chief accounting officer or the chief financial officer of such Person. Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of the Parent.

“Restricted Payments”: as defined in Section 7.6.

“Returns”: as defined in Section 4.10.

“Revolving Credit Commitment”: with respect to each Lender, its Revolving Credit Commitment, and, with respect to all Lenders, their Revolving Credit Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments and commitment reductions made in accordance with the provisions hereof.

“Revolving Credit Commitment Period”: the period from and including the Closing Date to the Revolving Credit Termination Date.

“Revolving Credit Facility”: as defined in the definition of “Facility” in this Section 1.1.

“Revolving Credit Facility Usage”: as determined by the Administrative Agent as of any date, the sum of the Revolving Credit Loans and the Letter of Credit Usage.

“Revolving Credit Facility Utilization”: as determined by the Administrative Agent for any month, the average daily sum, without duplication, of (x) Revolving Credit Loans, (y) the Letter of Credit Usage, and (z) the aggregate amount of any L/C Disbursements, divided by the Total Revolving Credit Commitments on the first day of such month.

“Revolving Credit Lender”: each Lender that has a Revolving Credit Commitment or holds Revolving Extensions of Credit; provided, that any such Lender shall be required to be resident in Canada for purposes of the Income Tax Act (Canada) and not subject to tax under Part XIII of the Income Tax Act (Canada).

“Revolving Credit Loan Availability”: as of any date of determination, the amount that the Borrower is entitled to borrow as Revolving Credit Loans under Section 2.5 of this Agreement (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves then applicable hereunder).

“Revolving Credit Loans”: as defined in Section 2.5.

“Revolving Credit Note”: as defined in Section 2.9(e).

“Revolving Credit Termination Date”: [•], 2012 (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 8). [SIX YEARS FROM CLOSING DATE]

“Revolving Extensions of Credit”: as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans then outstanding of such Lender, (b) such Lender’s Pro Rata Share of the Letter of Credit Usage then outstanding, and (c) such Lender’s Swing Line Participation Amount.

“Revolving Loan Intangibles”: any now owned or hereafter acquired (a) General Intangibles to the extent relating to the Revolving Priority Borrowing Base Collateral, including, without limitation, all contracts, contract rights (including agreements or arrangements with consignees, distributors, warehouses or other third persons in possession of Inventory), rights of reclamation and stoppage in transit, licenses, customer lists, and all tax refund rights for sales, value added, goods or services taxes, in each case to the extent relating to the Revolving Priority Borrowing Base Collateral but excluding all Duty Refunds and all rights thereto, (b) commercial tort claims, causes of action or other claims to the extent arising out of or with respect to the Revolving Priority Borrowing Base Collateral, including any and all insurance, guaranty or warranty claims relating thereto, and (c) all documents, chattel paper, instruments, bankers acceptances, letters of credit, letter of credit rights and any other Liens or obligations, in each case as each of those terms is defined in the UCC (if so defined) and in each case which support, evidence or relate to Revolving Priority Borrowing Base Collateral.

“Revolving Loan Records”: any now owned or hereafter acquired (a) books of account, ledger entries, ledger cards and journals, (b) purchase agreements, sales agreements, invoices, purchase orders, receipts and statements, (c) bills of lading, documents of title, and evidences of shipment or storage, and (d) all data and means of storing data whether tangible, intangible, electronic or recorded on tapes, disks, diskettes, and all other data and software storage media and devices, file cabinets, computers and containers in which or on which any information is stored or maintained (including all rights of access of any Loan Party where maintained by or with any other person), in each case relating to Collateral that falls within clauses (a), (b), (d) or (e) of the definition of Revolving Priority Collateral.

“Revolving Priority Borrowing Base Collateral”: (a) Inventory of a Loan Party; and (b) Accounts arising out of or related to the Disposition of Inventory or rendition of services by a Loan Party.

“Revolving Priority Collateral”: (a) Revolving Priority Borrowing Base Collateral; (b) Revolving Loan Intangibles; (c) Revolving Loan Records; (d) all insurance policies, claims under and proceeds of insurance covering any Collateral described in any of clauses (a) through (c) of this definition, including, without limitation, the proceeds of Eligible Foreign Accounts Credit Insurance; and (e) all Proceeds and products of any of the foregoing.

“Risk Participation Liability”: as to each Letter of Credit, all reimbursement obligations of the Borrower to the Issuing Lender with respect to an L/C or an L/C Undertaking, as applicable, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by the Borrower, whether by the making of a Revolving Credit Loan or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

“S&P”: Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies and any successor thereto.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”: the collective reference to the Agents, the Lenders and the Bank Product Providers.

“Securitization”: as defined in Section 10.6(g).

“Securitization Parties”: as defined in Section 10.6(g).

“Security Documents”: collective reference to the Guaranty, each Pledge and Security Agreement, each Canadian General Security Agreement, each Canadian Share/Partnership Pledge, the other Canadian Security Documents, the Mortgages, any aircraft mortgage, any intellectual property grant of security interest or control account agreements that may be required to be delivered pursuant to any Loan Document and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any Property of any Person to secure the Obligations of any Loan Party under any Loan Document.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date,

exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal, provincial and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Spearfish Amount”: as defined in Section 4.17(b).

“Spearfish Note”: that certain Pope & Talbot Spearfish Limited Partnership Non-Negotiable Subordinated Promissory Note, dated as of December 31, 2005, issued to the Parent in the original principal amount of $27,500,000.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity (i) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person or (ii) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent, including the Borrower.

“Substitute Lender”: as defined in Section 10.8.

“Swing Line Commitment”: the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.7 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000, or such greater amount as the Swing Line Lender, in its sole discretion, may agree to advance as Swing Line Loans pursuant to Section 2.7.

“Swing Line Lender”: Wells Fargo, in its capacity as the lender of Swing Line Loans; provided, that any successor to Wells Fargo in such capacity shall be required to be resident in Canada for purposes of the Income Tax Act (Canada) and not subject to tax under Part XIII of the Income Tax Act (Canada).

“Swing Line Loans”: as defined in Section 2.7.

“Swing Line Note”: as defined in Section 2.9(e).

“Swing Line Participation Amount”: as defined in Section 2.8(c).

“Syndication Agent”: as defined in the preamble hereto.

“Syndication Date”: the date, which shall not be later than five Business Days after the Closing Date, on which the Lenders selected in the syndication of the Facilities become parties to this Agreement or any earlier date determined by the Syndication Agent.

“Term Loan B”: as defined in Section 2.1.

“Term Loan B Agent”: as defined in the preamble hereto.

“Term Loan B Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan B to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Term Loan B Commitment” opposite such Lender’s name on Schedule C-1, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Term Loan B Commitments is $[100,000,000].

“Term Loan B Facility”: as defined in the definition of “Facility” in this Section 1.1.

“Term Loan B Lenders”: those Lenders having Term Loan B Commitments.

“Term Loan B Maturity Date”: [•], 2012 (or such earlier date on which the Term Loan B becomes due and payable pursuant to Section 8). [SIX YEARS FROM CLOSING DATE]

“Term Loan C”: as defined in Section 2.2.

“Term Loan C Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan C to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Term Loan C Commitment” opposite such Lender’s name on Schedule C-1, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Term Loan C Commitments is $[150,000,000].

“Term Loan C Facility”: as defined in the definition of “Facility” in this Section 1.1.

“Term Loan C Lenders”: those Lenders having Term Loan C Commitments.

“Term Loan C Maturity Date”: [•], 2012 (or such earlier date on which the Term Loan C becomes due and payable pursuant to Section 8). [SIX YEARS AND 3 MONTHS FROM CLOSING DATE]

“Term Loan Facility”: the Term Loan B Facility and the Term Loan C Facility.

“Term Loan Lenders”: the Term Loan B Lenders and the Term Loan C Lenders.

“Term Loans”: as defined in Section 2.2.

“Term Priority Collateral”: all Collateral other than Revolving Priority Collateral.

“Threshold Asset Sale or Recovery Event Proceeds”: the first $7,500,000 of Net Cash Proceeds from Asset Sales and Recovery Events that are applied to repay Term Loans.

“Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time.

“Transferee”: as defined in Section 2.22.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“UCC”: the Uniform Commercial Code, as in effect from time to time in the State of New York.

“Unasserted Contingent Obligations” means obligations for taxes, costs, indemnifications, reimbursements, and damages in respect of which no assertion of liability (whether oral or written) and no claim or demand of payment (whether oral or written) has been made (and, in the case of obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

“Underlying Issuer”: a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of the Borrower.

“Underlying Letter of Credit”: a letter of credit that has been issued by an Underlying Issuer.

“United States”: the United States of America.

“US Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“US Eurodollar Base Rate”: the rate per annum, determined by the Administrative Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the Eurodollar Loan requested (whether as an initial Eurodollar Loan or as a continuation of a Eurodollar Loan or as a conversion of a Base Rate Loan to a Eurodollar Loan) by the Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

“US Eurodollar Rate”: for each Interest Period for each Eurodollar Loan denominated in Dollars, the rate per annum determined by the Administrative Agent (rounded upwards, if necessary, to the next 1/100%) by dividing (a) the US Eurodollar Base Rate for such Interest Period, by (b) 1.00 minus the Eurocurrency Reserve Requirements. The US Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Eurocurrency Reserve Requirements.

“Wells Fargo”: Wells Fargo Financial Corporation Canada, a Nova Scotia unlimited liability company.

“WFF”: Wells Fargo Foothill, Inc., a California corporation.

“Wholly Owned Guarantor”: any Guarantor that is a Wholly Owned Subsidiary of the Parent or the Borrower.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Working Capital”: at any date of determination thereof, for any Person and its Subsidiaries, the aggregate amount of current assets of such Person and its Subsidiaries as at such date of determination (excluding cash and Cash Equivalents), minus the aggregate amount of current liabilities of such Person and its Subsidiaries as at such date of determination (excluding the current portion of long-term debt).

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Parent, Borrower and the Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The terms “includes” and “including” are not limiting.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f) All calculations of financial ratios set forth in Section 7.1 shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

(g) The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein (i) with respect to the Obligations shall mean the payment in full, in immediately available funds in the Applicable Currency (or cash collateralization in the Applicable Currency in accordance with the terms of this Agreement), of all of the Obligations (other than Unasserted Contingent Obligations), (ii) with respect to interest shall include interest accrued after the commencement of any Insolvency Proceeding irrespective of whether a claim for such interest is allowable in such Insolvency Proceeding, and (iii) for the purposes of Section 2.19(a), payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest, default interest, interest on interest, expense reimbursements and indemnity payments then due and payable, whether or not any of the foregoing would be or is allowed or allowable in whole or in part in any Insolvency Proceeding.

(h) Except as otherwise expressly set forth in this Agreement, all amounts referred to hereunder and the value of any amounts paid or payable pursuant to this Agreement shall be based on the Dollar Equivalent.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Loan B Commitments. Subject to the terms and conditions hereof, the Term Loan B Lenders severally agree to make term loans (each, a “Term Loan B”) to the Borrower on the Closing Date in an amount for each Lender equal to the amount of the Term Loan B Commitment of such Lender. The Term Loans B may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.3. The Term Loan B shall be denominated in Dollars.

2.2 Term Loan C Commitments. Subject to the terms and conditions hereof, the Term Loan C Lenders severally agree to make term loans (each, a “Term Loan C”) to the Borrower on the Closing Date in an amount for each Lender equal the amount of the Term Loan C Commitment of such Lender. The Term Loans C may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.3. The Term Loans B and Term Loans C are collectively referred to as the “Term Loans”. The Term Loan C shall be denominated in Dollars.

2.3 Procedure for Term Loan Borrowing. The Borrower shall deliver to the Administrative Agent and the Collateral Agent a Borrowing Notice and, if applicable, a

Eurodollar Notice (which Borrowing Notice (and Eurodollar Notice, if applicable) must be received by the Administrative Agent and the Collateral Agent prior to 2:00 P.M., California time, on the Business Day immediately preceding the anticipated Closing Date) requesting that the Term Loan Lenders make the Term Loans on the Closing Date. The Term Loans made on the Closing Date may, at the option of the Borrower, but subject to the terms and conditions herein, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans. Upon receipt of such Borrowing Notice, the Collateral Agent shall promptly notify each Term Loan Lender thereof. Not later than 9:00 A.M., California time, on the Closing Date, each Term Loan Lender shall make available to the Collateral Agent to the Collateral Agent’s Account an amount in immediately available funds in Dollars equal to the Term Loan to be made by such Term Loan Lender. The Collateral Agent shall make available to the Borrower the aggregate of the amounts made available to the Collateral Agent by the Term Loan Lenders, in like funds as received by the Collateral Agent.

2.4 Repayment of Term Loans.

(a) The Term Loan B of each Term Loan B Lender shall mature on the Term Loan B Maturity Date (or such earlier date on which the Loans become due and payable pursuant to Section 8).

(b) The Term Loan C of each Term Loan C Lender shall mature on the Term Loan C Maturity Date (or such earlier date on which the Loans become due and payable pursuant to Section 8).

2.5 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, the Revolving Credit Lenders severally agree to make revolving credit loans (“Revolving Credit Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding for each Revolving Credit Lender which, when added to such Lender’s Pro Rata Share of the sum of (i) the Letter of Credit Usage then outstanding and (ii) the aggregate principal amount of the Swing Line Loans then outstanding, does not exceed the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to the making of each Revolving Credit Loan and the immediate application of the proceeds thereof (x) the aggregate principal amount of the Revolving Credit Loans and Swing Line Loans shall not exceed the Maximum Revolving Credit Cash Amount and (y) the Total Revolving Extensions of Credit shall not exceed the lesser of (1) the Total Revolving Credit Commitments, and (2) the then current Borrowing Base. During the Revolving Credit Commitment Period, the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.6 and 2.14, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date. Each Revolving Credit Loan shall be denominated in either Dollars or Canadian Dollars at the option of the Borrower on the Borrowing Date with respect thereto.

(b) The Borrower shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8).

(c) Anything to the contrary in this Agreement notwithstanding, the Administrative Agent shall have the right to establish reserves against the Borrowing Base in such amounts, and with respect to such matters, as the Administrative Agent in its Permitted Discretion shall deem necessary or appropriate, including reserves with respect to (i) sums that the Borrower, the Parent or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have failed to pay, and (ii) amounts owing by the Borrower, the Parent or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of the Administrative Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, suppliers or woodsmen, Liens for unpaid stumpage charges or royalties, or Liens in favor of parties that fell or transport lumber or raw materials, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law or for stumpage or other amounts payable in priority to the Agent’s Liens) in and to such item of the Collateral. In the event that the Loan Parties do not obtain Collateral Access Agreements pursuant to Section 6.17, the Administrative Agent may, in its Permitted Discretion, establish such reserves against the Borrowing Base as it deems necessary with respect to the Collateral, which reserves shall, in the case of Inventory at any location for which a Collateral Access Agreement has not been obtained, be for 100% of the Eligible Inventory at any such location.

2.6 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period, provided that the Borrower shall deliver to the Administrative Agent a Borrowing Notice and a Eurodollar Notice, if applicable (which Borrowing Notice (and Eurodollar Notice, if applicable) must specify the currency in which such borrowing is to be made and be received by the Administrative Agent prior to 12:00 noon, California time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans). Each borrowing of Revolving Credit Loans under the Revolving Credit Commitments shall be in a minimum amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof; provided that the Swing Line Lender may request, on behalf of the Borrower, borrowings of Base Rate Loans under the Revolving Credit Commitments in other amounts pursuant to Section 2.8. Upon receipt of any such Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make its Pro Rata Share of the amount of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower to the applicable Administrative Agent’s Account prior to 10:00 A.M., California time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent in the Applicable Currency. Such borrowing will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent to the applicable Designated Account.

2.7 Swing Line Commitment. (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees that, during the Revolving Credit Commitment Period, it will make available to the Borrower in the form of swing line loans (“Swing Line Loans”) a portion of the credit otherwise available to the Borrower under the Revolving Credit Commitments; provided that (i) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender’s other outstanding Revolving Credit Loans hereunder, may exceed the Swing Line Commitment then in effect or the Swing Line Lender’s Revolving Credit Commitment then in effect), (ii) the Total Revolving Extensions of Credit shall not exceed the lesser of (x) the Total Revolving Credit Commitments, and (y) the then current Borrowing Base, (iii) the Borrower shall not request, and the Swing Line Lender shall not knowingly and intentionally make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Revolving Credit Commitments would be less than zero, and (iv) the aggregate principal amount of the Revolving Credit Loans and Swing Line Loans then outstanding, does not exceed the Maximum Revolving Credit Cash Amount. During the Revolving Credit Commitment Period, the Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swing Line Loans shall be Base Rate Loans only. The Swing Line Loans shall be denominated in either Dollars or Canadian Dollars at the option of the Borrower.

(b) The Borrower shall repay all outstanding Swing Line Loans on the Revolving Credit Termination Date.

2.8 Procedure for Swing Line Borrowing; Refunding of Swing Line Loans. (a) The Borrower may borrow under the Swing Line Commitment on any Business Day during the Revolving Credit Commitment Period, provided the Borrower shall give the Swing Line Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swing Line Lender not later than 12:00 noon, California time, on the Business Day immediately preceding the proposed Borrowing Date), specifying (i) the amount to be borrowed and the currency in which such borrowing is to be made, and (ii) the requested Borrowing Date. Each borrowing under the Swing Line Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 10:00 A.M., California time, on the Borrowing Date specified in the Borrowing Notice in respect of any Swing Line Loan, the Swing Line Lender shall make available to the Administrative Agent to the applicable Administrative Agent’s Account an amount in immediately available funds equal to the amount of such Swing Line Loan in the Applicable Currency. The Administrative Agent shall make the proceeds of such Swing Line Loan available to the Borrower on such Borrowing Date in like funds as received by the Administrative Agent to the applicable Designated Account.

(b) The Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf), on one Business Day’s notice given by the Swing Line Lender no later than 2:00 P.M., California time, request each Revolving Credit Lender to make, and each

Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan in the Applicable Currency (which shall initially be a Base Rate Loan), in an amount equal to such Revolving Credit Lender’s Pro Rata Share of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the outstanding Swing Line Loans. Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent to the Applicable Administrative Agent’s Account in the Applicable Currency in immediately available funds, not later than 12:00 noon, California time, one Business Day after the date of such notice. The proceeds of such Revolving Credit Loans shall be made immediately available by the Administrative Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Refunded Swing Line Loans.

(c) If prior to the time a Revolving Credit Loan would have otherwise been made pursuant to Section 2.8(b), one of the events described in Section 8(g) shall have occurred and be continuing with respect to the Borrower, or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.8(b), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.8(b) (the “Refunding Date”), purchase for cash in the Applicable Currency an undivided participating interest in the then outstanding Swing Line Loans by paying to the Swing Line Lender an amount (the “Swing Line Participation Amount”) equal to such Revolving Credit Lender’s Pro Rata Share of the sum of the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with such Revolving Credit Loans.

(d) Whenever, at any time after the Swing Line Lender has received from any Revolving Credit Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Lender its Swing Line Participation Amount in the Applicable Currency (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Credit Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender in the Applicable Currency.

(e) Each Revolving Credit Lender’s obligation to make the Loans referred to in Section 2.8(b) and to purchase participating interests pursuant to Section 2.8(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Credit Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.9 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent in the Applicable Currency to the applicable Administrative Agent’s Account for the account of the appropriate Lender, (i) the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit Termination Date, (ii) the then unpaid principal amount of each Swing Line Loan of such Swing Line Lender on the Revolving Credit Termination Date, (iii) the then unpaid principal amount of each Term Loan B on the Term Loan B Maturity Date, and (iv) the then unpaid principal amount of each Term Loan C on the Term Loan C Maturity Date. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.16.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain a register and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder (the “Registered Loans”) and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by such Agent hereunder from the Borrower and each Lender’s share thereof (the “Register”).

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.9(c) shall, to the extent permitted by applicable law, be primafacie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e) The Borrower agrees that, upon request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) a promissory note of the Borrower evidencing any Term Loans, Revolving Credit Loans or Swing Line Loans, as the case may be, of such Lender, in form and substance reasonably satisfactory to the Agents and the applicable Lender; provided that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of the Loans on the Closing Date and the obligations of the Borrower in respect of each Loan shall be enforceable in accordance with the provisions of the Loan Documents whether or not evidenced by any Note.

(f) If, notwithstanding the terms of this Agreement, any Agent receives any payment from or on behalf of the Borrower in a currency other than the Applicable Currency, such Agent may convert the payment (including, without limitation, the monetary proceeds of any realization upon any Collateral and any funds then held in a cash collateral account) into the

Applicable Currency at the Currency Exchange Rate in the manner contemplated by Section 10.18. To the extent permitted by law, the obligation shall be satisfied only to the extent of the amount actually received by such Agent upon such conversion.

2.10 Fees.

(a) The Borrower shall pay to the Administrative Agent, for the account of each Revolving Credit Lender, a commitment fee in Dollars for the period from and including the date hereof to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate, on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable monthly in arrears on the first day of each month and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.

(b) The Borrower shall pay, in accordance with the terms of the Fee Letter, the fees set forth in the Fee Letter, in Dollars, as and when due and payable under the terms of the Fee Letter.

(c) The Borrower shall pay the Administrative Agent (for the ratable benefit of the Lenders with a Revolving Credit Commitment, subject to any agreements between the Administrative Agent and individual Lenders), a monthly Letter of Credit fee in Dollars (in addition to the charges, commissions, fees, and costs set forth in Section 3.5) computed at a rate per annum equal to the Applicable Revolver Margin in effect on the first day of such month with respect to Eurodollar Loans times the average daily amount of the Letter of Credit Usage during the preceding month, such fee to be payable in arrears on the first day of each calendar month.

2.11 Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three Business Days’ written notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that a notice of termination of the Revolving Credit Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition in not satisfied.

2.12 Optional Prepayments.

(a) Subject to Section 2.12(c), the Borrower may at any time and from time to time prepay the Revolving Credit Loans or Swing Line Loans, in whole or in part, in the Applicable Currency without premium or penalty (except as otherwise provided herein), upon, in the case the Revolving Credit Loans, (x) irrevocable written notice (except as provided below)

delivered to the Administrative Agent at least three Business Days prior thereto, in the case of Revolving Credit Eurodollar Loans, and (y) irrevocable written notice (except as provided below) delivered to the Administrative Agent at least one Business Day prior thereto, in the case of Revolving Credit Base Rate Loans, which notice shall specify the date and amount of such prepayment and whether such prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay, in Dollars, any amounts owing pursuant to Section 2.23. No prior notice is required for the prepayment of Swing Line Loans. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. Except as provided below, if any such notice is given, the amount specified in such notice shall be due and payable, in the Applicable Currency, on the date specified therein, together with (except in the case of Revolving Credit Loans that are Base Rate Loans and Swing Line Loans) accrued interest to such date on the amount prepaid. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition in not satisfied. Partial prepayments of Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swing Line Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

(b) Subject to Sections 2.12(c) and (d), the Borrower may at any time and from time to time prepay the Term Loan B or the Term Loan C, in whole or in part, upon irrevocable written notice (except as provided below) delivered to the Administrative Agent, at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of such prepayment, and whether such prepayment is of Eurodollar Loans or Base Rate Loans; provided (i) the Availability is not less than $25,000,000, (ii) that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay in Dollars any amounts owing pursuant to Section 2.23 and (ii) so long as an Event of Default is not continuing, no prepayment of the Term Loan C pursuant to this Section 2.12(b) shall be permitted until the Term Loan B is prepaid or repaid in whole. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. Except as provided below, if any such notice is given, the amount specified in such notice shall be due and payable in Dollars on the date specified therein, together with accrued interest to such date on the amount prepaid. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition in not satisfied. Partial prepayments of Term Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

(d) At any time an Event of Default has occurred and is continuing, all payments under this Agreement and all proceeds of Collateral shall be applied to the Obligations pursuant to Section 2.19.

(d) Each prepayment of a Term Loan under Section 2.12(b) shall be accompanied by the payment of and the Borrower agrees to pay an additional amount, in Dollars, equal to the Applicable Prepayment Premium. The Applicable Prepayment Premium, in each case, shall be paid to and for the account of the Lenders whose Term Loans are being prepaid under Section 2.12(b). Notwithstanding the foregoing, if the Borrower makes a prepayment of a Term Loan under Section 2.12(b) from proceeds on deposit in the Collection Account, no Applicable Prepayment Premium shall be due if the proceeds paid out of the Collection Account constitute proceeds for which no Applicable Prepayment Premium would have been due under Section 2.13 if such proceeds were instead applied to the Loans as a mandatory prepayment at the time such proceeds were deposited in the Collection Account.

2.13 Mandatory Prepayments.

(a) Subject to Section 2.13(l), on or before the third Business Day following the date of any Asset Sale or Recovery Event by the Parent or any of its Subsidiaries, the Borrower shall prepay the outstanding principal amount of the Loans (such payments to be applied as set forth in Section 2.13(g)) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Asset Sale or Recovery Event to the extent that the aggregate amount of Net Cash Proceeds received by the Parent and any of its Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Loans) shall exceed $1,000,000 in any fiscal year of the Parent. Nothing contained in this subsection (a) shall permit the Parent or any of its Subsidiaries to make an Asset Sale of any property other than in accordance with Section 7.5.

(b) If on any date any Capital Stock shall be issued by the Parent or any of its Subsidiaries (other than an Excluded Equity Issuance), then within 3 Business Days of such issuance, the Borrower shall prepay the Loans by an amount equal to the Capital Stock Issuance Proceeds, such amount to be applied as set forth in Section 2.13(g). If on any date any Indebtedness (other than Indebtedness permitted under Section 7.2) shall be incurred by the Parent or any of its Subsidiaries, then within 3 Business Days of such incurrence, the Loans shall be prepaid by an amount equal to 100% of the amount of the proceeds of such incurrence (such amount to be applied as set forth in Section 2.13(g)).

(c) If, as of the last day of any fiscal year of the Parent, commencing with the fiscal year ending December 31, 2006, the Parent and its Subsidiaries shall have Excess Cash Flow, then, on the relevant Excess Cash Flow Application Date, the Borrower shall prepay the Loans by an amount equal to (i) the Excess Cash Flow Percentage of such Excess Cash Flow minus (ii) the aggregate amount of all optional prepayments of the Term Loans during such fiscal year to be applied as set forth in Section 2.13(g). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) that is no later than April 30 of each year.

(d) If at any time during the Revolving Credit Commitment Period (x) the amount of the Total Revolving Extensions of Credit exceeds the lesser of (i) the then current Borrowing Base and (ii) the Total Revolving Credit Commitments or (y) the Revolving Credit Loans and Swing Line Loans exceeds the Maximum Revolving Credit Cash Amount, the Borrower shall, without notice or demand, prepay, the Revolving Credit Loans and Swing Line Loans in an aggregate principal amount equal to such excess; provided that if the aggregate principal amount of Revolving Credit Loans and Swing Line Loans then outstanding is less than the amount of such excess (because Letter of Credit Usage constitutes a portion thereof), the Borrower shall, to the extent of the balance of such excess, cash collateralize such Letters of Credit in the Applicable Currency in an amount equal to 105% of the Letter of Credit Usage.

(e) Subject to Section 2.13(l), on or before the third Business Day following the date upon which the Parent or any of its Subsidiaries shall receive any Extraordinary Receipt, the Borrower shall prepay the Loans in an amount equal to the amount of such Extraordinary Receipt (such amount to be applied as set forth in Section 2.13(g)).

(f) If, during any month the Parent or any of its Subsidiaries shall receive any Duty Refunds, then, on the fifth Business Day of the immediately succeeding month, the Borrower shall prepay the Loans in an amount equal to 75% of the amount of all such Duty Refunds received during such month, net of any reasonable expenses incurred in collection thereof and net of any Canadian federal and provincial income taxes incurred in connection therewith calculated at the applicable Canadian statutory rate (such amount to be applied as set forth in Section 2.13(g)).

(g) At any time in the absence of a continuing Event of Default, the prepayments required under Sections 2.13(a), (b), (c), (e) and (f) above shall be applied as follows:

(i) With respect to any amount payable under Section 2.13(a), such amounts shall be paid in the Applicable Currency and applied as follows: (A) Proceeds of Revolving Priority Collateral and amounts received on account of a Recovery Event relating to Revolving Priority Collateral, shall be paid (1) first, to the Swing Line Loans until paid in full, (2) second, to the Revolving Credit Loans until paid in full, (3) third, to the Term Loan B until paid in full, and (4) fourth, to the Term Loan C until paid in full; (B) Proceeds of Term Priority Collateral and amounts received on account of a Recovery Event relating to Term Priority Collateral shall be paid (1) first, to the Term Loan B until paid in full, (2) second, to the Term Loan C until paid in full, (3) third, to the Swing Line Loans until paid in full and (4) fourth to the Revolving Credit Loans until paid in full; and (C) Proceeds from any prepayment pursuant to an Asset Sale of all or substantially all of the assets or Capital Stock of any Person or any Recovery Event which Asset Sale or Recovery Event includes both (1) Revolving Priority Collateral and (2) Term Priority Collateral, shall be applied as follows: (x) an amount equal to the net book value of the Accounts arising out of or related to the Disposition of Inventory or rendition of services and Inventory disposed of or received on account of a Recovery Event (determined at the time of such Asset Sale or Recovery Event), shall be applied (I) first, to the Swing Line Loans until paid in full, and (II) second, to the Revolving Credit Loans until paid in full; and (y) the remaining proceeds shall be applied (I) first, to the Term Loan B until paid in full, (II) second, to the Term Loan C until paid in full, (III) third, to the Swing Line Loans until paid in full, and (IV) fourth, to the Revolving Credit Loans until paid in full. All amounts paid to the Term Loans under this Section 2.13(g)(i) shall be accompanied by the payment of the Applicable Prepayment Premium on the amount by which the amount prepaid under Section 2.13(a) exceeds the Threshold Asset Sale or Recovery Event Proceeds;

(ii) With respect to any amount payable under Sections 2.13 (b), (c) and (f), such amounts shall be paid in the Applicable Currency and applied as follows: (A) first, to the Term Loan B until paid in full; (B) second, to the Term Loan C until paid in full; (C) third, to the Swing Line Loans until paid in full; and (D) fourth, to the Revolving Credit Loans until paid in full. All amounts paid to the Term Loans under this Section 2.13(g)(ii) and due pursuant to Sections 2.13(b) shall be accompanied by the payment of the Applicable Prepayment Premium on the amount prepaid pursuant thereto. Notwithstanding any other provision hereof, there shall be no the Applicable Prepayment Premium payable with respect to any payments made under this Section 2.13(g)(ii) and due pursuant to Sections 2.13(c) and (f); and

(iii) With respect to any amount payable under Section 2.13 (e), such amounts shall be paid in the Applicable Currency and applied as follows: (A) any Extraordinary Receipt which constitutes Proceeds of Revolving Priority Collateral, shall be paid (1) first, to the Swing Line Loans until paid in full, (2) second, to the Revolving Credit Loans until paid in full, (3) third, to the Term Loan B until paid in full, and (4) fourth to the Term Loan C until paid in full; and (B) any Extraordinary Receipt which constitutes Proceeds of Term Priority Collateral shall be paid (1) first, to the Term Loan B until paid in full, (2) second, to the Term Loan C until paid in full, (3) third, to the Swing Line Loans until paid in full, and (4) fourth, the Revolving Credit Loans until paid in full, and (C) any Extraordinary Receipt which includes both (1) Proceeds of Revolving Priority Collateral and (2) Proceeds of Term Priority Collateral, shall be applied as follows: (x) an amount equal to the Extraordinary Receipts constituting Revolving Priority Collateral shall be applied (I) first, to the Swing Line Loans until paid in full, and (II) second, to the Revolving Credit Loans until paid in full; and (y) the remaining proceeds shall be applied (I) first, to the Term Loan B until paid in full, (II) second, to the Term Loan C until paid in full, (III) third, to the Swing Line Loans until paid in full, and (IV) fourth, to the Revolving Credit Loans until paid in full. All amounts paid to the Term Loans under this Section 2.13(g)(iii) shall be accompanied by the payment of the Applicable Prepayment Premium on the amount prepaid pursuant thereto.

Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, prepayments required under this Section 2.13 shall be applied in the manner set forth in Section 2.19(a). The prepayments of Revolving Credit Loans and Swing Line Loans pursuant to this Section 2.13 shall not reduce the Revolving Credit Commitments.

(h) So long as no Event of Default has occurred and is continuing and in the event that amounts to be applied in connection with prepayments or repayments of the principal amount of the Term Loans C pursuant to Section 2.13(g) would exceed 25% of the aggregate outstanding principal amount of Term Loans C as of the Closing Date at any time prior to the Catch-up Date, the Borrower shall follow the procedures set forth in (i) in connection with any payments required by Sections 2.13(a) and (i), and (ii) in all other cases, Sections 2.13(j) and (k).

(i) If a prepayment pursuant to Section 2.13(a) is required to be applied to Term Loan C and Section 2.13(h) requires the Borrower to follow the procedures set forth in this Section, the Borrower shall send to the Administrative Agent within 10 Business Days of such Asset Sale or Recovery Event a notice requesting that the Administrative Agent prepare and provide to each Term Loan C Lender a notice (each, an “Asset Sale or Recovery Prepayment Option Notice”) as described below in this paragraph. As promptly as practicable and in any event within 5 Business Days after receiving such notice from the Borrower, the Administrative Agent shall send to each Term Loan C Lender an Asset Sale or Recovery Prepayment Option Notice, which shall include an offer by the Borrower to prepay, at par plus any Applicable Prepayment Premium, on the date (the “Asset Sale or Recovery Prepayment Date”) set forth in the Asset Sale or Recovery Prepayment Option Notice (the Asset Sale or Recovery Prepayment Date being in any event not less than 10 Business Days, and not more than 15 Business Days, after such Asset Sale or Recovery Prepayment Option Notice is sent to the Lenders), the Term Loans C of such Term Loan C Lender by an amount equal to such Term Loan C Lender’s Percentage of such Net Cash Proceeds (the “Asset Sale or Recovery Prepayment Amount”). Each Term Loan C Lender shall return a completed Asset Sale or Recovery Prepayment Option Notice to the Administrative Agent to indicate acceptance of all, part or none of the Asset Sale or Recovery Prepayment Amount no later than 5 Business Days prior to the Asset Sale or Recovery Prepayment Date, with the failure to so return such notice being deemed to constitute a rejection of the relevant prepayment offer. To the extent any portion of such Net Cash Proceeds are declined, the Administrative Agent shall, on behalf of the Borrower, send to each Term Loan C Lender that has not rejected in full or in part the relevant prepayment offer, a notice (each, an “Asset Sale or Recovery Second Option Notice”), which will include an offer by the Borrower to prepay, at par plus any Applicable Prepayment Premium, on the relevant Asset Sale or Recovery Prepayment Date, the Term Loans C of such Term Loan C Lender by an amount equal to such Term Loan C Lender’s Percentage (calculated excluding the Term Loan C of any Lender that declined to receive all of such Lender’s Asset Sale or Recovery Prepayment Amount) of such declined Net Cash Proceeds. Each Term Loan C Lender shall return a completed Asset Sale or Recovery Second Option Notice to the Administrative Agent to indicate acceptance of all, part or none of the remaining Asset Sale or Recovery Prepayment Amount no later than 3 Business Days prior to the relevant Asset Sale or Recovery Prepayment Date. On each Asset Sale or Recovery Prepayment Date, the Borrower shall pay to the Term Loan C Lenders the aggregate amount necessary to prepay that portion of the outstanding Term Loans C in respect of which such Lenders have accepted prepayment as described above in this paragraph and all such amounts shall be accompanied by the payment of any Applicable Prepayment Premium that is due with respect to any such payment.

(j) If Section 2.13(h) requires the Borrower to follow the procedures set forth in this Section 2.13(j) and Section 2.13(k), then notwithstanding anything contained herein other than as set forth in Section 2.13(h), the aggregate amount of prepayments or repayments, as the case may be, required to be made pursuant to Sections 2.13(b), (c), (e) or (f), from the Closing Date to the first day after the fifth anniversary thereof (the “Catch-up Date”) in respect of Term Loan C shall not exceed 25% of the aggregate outstanding principal amount of Term Loans C as of the Closing Date. Within one Business Days following the Catch-up Date, the Borrower shall repay or prepay the Term Loans C in an aggregate principal amount equal to the amounts that should have been applied to the repayments or prepayments in respect of the Term Loans C but for this Section 2.13(j), and such payments shall be applied to the Term Loans C. Pending the prepayment described in the preceding sentence, the funds for such prepayment shall be maintained in the Collection Account pursuant to Section 2.13(k) below.

(k) Amounts that would have been applied, but for Section 2.13(j) above, to the prepayment of Term Loans C shall be deposited by the Borrower in a separate Collection Account (as defined below) for the benefit of the Term Loans C (the aggregate amounts so deposited, exclusive of any interest or earnings thereon, “Collection Account Deposits”). The Collateral Agent will, on the instructions of the Borrower, withdraw Collection Account Deposits on the occurrence of the first of: (i) the Borrower having fulfilled all of its obligations described in Section 2.13(j) (including the penultimate sentence thereof), or (ii) all outstanding Term Loans C having been paid in full. If the Borrower does not fulfill all of its obligations described in Section 2.13(j) within one Business Days following the Catch-up Date, the Collateral Agent may withdraw such amounts in the Collection Account necessary to fulfill the Borrower’s obligations set forth in Section 2.13(j). The Administrative Agent shall apply any cash deposited in the Collection Account that is withdrawn by the Collateral Agent pursuant to the preceding sentence to prepay the Term Loans C. For purposes of this Agreement, the term “Collection Account” shall mean an account established by the Borrower over which the Collateral Agent shall have a fully perfected first priority security interest, including the exclusive right of withdrawal to fulfill the Borrower’s obligations pursuant to Section 2.13(j) where the Borrower has not otherwise fulfilled its obligations existing in accordance with the terms of Section 2.13(j). The Collateral Agent will, on the instructions of the Borrower, invest amounts on deposit in the Collection Account in Cash Equivalents that mature or that can be liquidated for their cash value on or prior to the Catch-up Date, provided, however, that (i) no Investment will be made on behalf of the Borrower that, in the sole judgment of the Collateral Agent, would result in any violation of any Requirement of Law, and (ii) Investments permitted under this Section 2.13(k) shall be subjected to a first priority perfected security interest in favor of the Collateral Agent. So long as no Default or Event of Default has occurred or is continuing, and subject to the following sentence, the Borrower may, provide written instructions to the Collateral Agent to, and the Collateral Agent shall, withdraw any interest and profits received on the Investments from the cash on deposit in such account. The Borrower shall ensure that the aggregate value of the Collection Account is not less than the Collection Account Deposits and shall contribute to the Collection Account an amount to cover any deficiency as and when required by the Collateral Agent. Other than any interest and profits earned on such Investments, the Collection Account shall not bear interest. Upon the occurrence of an Event of Default the Collateral Agent may, in its sole discretion, withdraw amounts on deposit in the Collection Account and apply such funds, first, to satisfy any of the outstanding Obligations with respect to the Term Loans C and second in accordance with Section 2.19(a).

(l) Notwithstanding the foregoing, with respect to proceeds that the Borrower is required to use to prepay the Loans in connection with (i) an Asset Sale or with respect to a Recovery Event under Section 2.13(a) and (ii) an Extraordinary Receipt under Section 2.13(e), in each case, constituting Term Priority Collateral, up to $15,000,000 in the aggregate with respect to Net Cash Proceeds from Recovery Events and net proceeds of Extraordinary Receipts and up to $2,500,000 per fiscal year plus the Net Cash Proceeds of the Disposition of the Midway Facility with respect to the Net Cash Proceeds from Asset Sales, in each case received by the Parent or any of its Subsidiaries in connection therewith shall not be required to be applied to the prepayment of the Loans on such date to the extent that such proceeds are used solely to reinvest in properties or assets of the Loan Parties constituting Term Priority Collateral; provided, that (x) no Default or Event of Default has occurred and is continuing on the date such Person receives such proceeds or uses such proceeds to reinvest in properties or assets of the Loan Parties constituting Term Priority Collateral, (y) the Borrower delivers a certificate to the Agents within 5 days after receipt of such proceeds of an Asset Sale or Extraordinary Receipt or 10 days after the date of receipt of such proceeds of a Recovery Event, as the case maybe, stating that such proceeds shall be used to reinvest in properties or assets constituting Term Priority Collateral to be used in such Loan Party’s business within a period specified in such certificate not to exceed 365 days after the receipt of such proceeds, in the case of real property, and 180 days after the receipt of such proceeds, in the case of all other property (which certificate shall set forth estimates of the proceeds to be so expended), and (z) either (I) such proceeds are deposited in an account subject to the sole dominion and control of the Collateral Agent until such time as such proceeds are used to reinvest in properties or assets of the Loan Parties constituting Term Priority Collateral or (II) such proceeds are applied to prepay Revolving Credit Loans in the Applicable Currency; provided, that, concurrently with such application to the Revolving Credit Loans, the Administrative Agent shall establish and maintain a corresponding reserve against the Total Revolving Credit Commitments and the Borrowing Base in an amount equal to the full amount of such proceeds (such reserve to be released upon the earlier of (x) the date such Proceeds are used to reinvest in properties or assets of the Loan Parties constituting Term Priority Collateral and (y) if no such reinvestment shall occur within the time periods set forth in this Section 2.13(l), the date such proceeds are applied to the Loans as required by Section 2.13(a) or Section 2.13(e), as applicable, and the immediately succeeding clause; and if all or any portion of such proceeds not so applied to the prepayment of the Loans pursuant to Section 2.13(a) or Section 2.13(e), as applicable, are not used in accordance with the preceding provisions of this Section 2.13(l) within the period specified in the relevant certificate furnished pursuant hereto or there shall occur an Event of Default, such remaining portion shall be applied to the Loans as required by Section 2.13(a) or Section 2.13(e), as applicable, on the last day of such specified period or immediately, in the case of an Event of Default.

(m) For the avoidance of doubt, there shall be no Applicable Prepayment Premium due under Section 2.13 for prepayments made under Section 2.13 from (i) proceeds of any Duty Refunds; (ii) Net Cash Proceeds of any Asset Sale or Recovery Event up to the Threshold Asset Sale and Recovery Event Proceeds Amount; (iii) Excess Cash Flow; or (iv) amounts on deposit in the Collection Account, if the amounts paid out of the Collection Account constitute amounts for which no Applicable Prepayment Premium would have been due under Section 2.13 at the time such amounts were deposited in the Collection Account.

(n) Each payment of the Loans under Sections 2.12 and 2.13 shall be made in the Applicable Currency and shall be accompanied by accrued interest to the date of such payment on the amount paid.

2.14 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least one Business Day’s prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and any

Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and any Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided further that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.15 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $500,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.16 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan that is denominated in Dollars shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the US Eurodollar Rate determined for such day plus the Applicable Margin in effect for such day. Each Eurodollar Loan that is denominated in Canadian Dollars shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Canadian Eurodollar Rate determined for such day plus the Applicable Margin then in effect.

(b) Each Base Rate Loan that is denominated in Dollars shall bear interest for each day on which it is outstanding at a rate per annum equal to the US Base Rate in effect for such day plus the Applicable Margin in effect for such day. Each Base Rate Loan that is denominated in Canadian Dollars shall bear interest for each day on which it is outstanding at a rate per annum equal to the Canadian Base Rate in effect for such day plus the Applicable Margin then in effect.

(c) Upon the occurrence and during the continuation of an Event of Default (and at the election of any Agent or the Required Lenders) all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) shall bear interest (x) in the case of Loans, at a rate per annum that is equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.0% per annum, (y) in the case of all other amounts denominated in Dollars (other than Letter of Credit fees provided for in Section 2.10(c)), at a rate per annum equal to the rate then applicable to Term Loans that are Base Rate Loans plus 2% per annum, and (z) in the case of all other amounts denominated in Canadian Dollars (other than Letter of Credit fees provided for in Section 2.10(c)), at a rate per annum equal to the rate then applicable to Revolving Credit Loans that are Base Rate Loans denominated in Canadian Dollars plus 2% per annum, and the Letter of Credit fees provided for in Section 2.10(c) shall be increased 2 percentage points above the per annum rate otherwise applicable thereunder.

(d) [reserved].

(e) Interest shall be payable in arrears on each Interest Payment Date in the Applicable Currency, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable in the Applicable Currency from time to time on demand.

2.17 Computation of Interest and Fees.

(a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed (the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360); provided, that, with respect to Base Rate Loans, the interest thereon shall be calculated on the basis of a 365- (or 366-, as applicable) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

(c) Notwithstanding any provision hereof, in no event shall the aggregate “interest” (as defined in section 347 of the Criminal Code (Canada)) payable hereunder exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) hereunder lawfully permitted by that section and, if any payment, collection or demand pursuant to this Agreement in respect of that “interest” (as defined in that section) is determined to be contrary to the provisions of that section, the amount of such payment, collection or demand in excess of that permitted under applicable law shall be deemed to have been made by mutual mistake of the Borrower and the applicable Lenders and the amount of such excess payment or collection shall be refunded to the Borrower. For the purposes of this Agreement, the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the relevant term and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent will, absent manifest error, be prima facie evidence of such rate.

(d) For the purpose of the Interest Act (Canada) and any other purpose, (i) the principle of deemed reinvestment of interest shall not apply to any calculation under this Agreement, and (ii) the rates of interest and fees stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

2.18 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (w) any Borrowing Notice, Eurodollar Notice, or notice of conversion for Eurodollar Loans given by the Borrower may be rescinded by the Borrower and, if not so rescinded, any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (x) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (y) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.19 Application and Allocation of Payments. (a) (i) So long as no Event of Default shall have occurred and be continuing: (A) payments of specific scheduled payments then due shall be applied to those scheduled payments; (B) voluntary prepayments shall be applied as determined by the Borrower subject to the provisions of Section 2.12; and (C) mandatory prepayments shall be applied as set forth in Section 2.13.

(ii) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Majority Revolving Credit Facility Lenders or the Majority Facility Lenders in respect of the Term Loan Facility, or after an acceleration of all or a portion of the Loans, the Administrative Agent shall, apply all payments in respect of any Obligations and all proceeds of the Collateral as follows:

(A)	except as provided in clause (C) of this section 2.19(a)(ii), with respect to Revolving Priority Collateral and Proceeds thereof and payments made using Revolving Priority Collateral and Proceeds thereof, (1) first, ratably to pay the Obligations in respect of any fees (including any fees or charges assessed by the Issuing Lender), expense reimbursements, indemnities and other amounts then due to the Agents or the Issuing Lender until paid in full; (2) second, ratably to pay the Obligations in respect of any fees (including Letter of Credit fees payable in connection with any Letters of Credit), expense reimbursements and indemnities then due to the Revolving Credit Lenders until paid in full; (3) third, to pay interest due in respect of the Collateral Agent Advances then due to the Collateral Agent until paid in full; (4) fourth, to pay principal of the Collateral Agent Advances then due to the Collateral Agent until paid in full; (5) fifth, to pay interest due in respect of the Swing Line Loans to the Swing Line Lender until paid in full; (6) sixth, to pay principal of the Swing Line Loans to the Swing Line Lender until paid in full; (7) seventh, ratably to pay interest due in respect of the Revolving Credit Loans and unreimbursed L/C Disbursements then due to the Revolving Credit Lenders until paid in full; (8) eighth, ratably to pay (x) principal of the Revolving Credit Loans then due to the Revolving Credit Lenders until paid in full, (y) unreimbursed L/C Disbursements to the Issuing Lender and/or the Revolving Credit Lenders, as applicable, until paid in full (or, to the extent such reimbursement obligations in respect of Letters of Credit are contingent, to provide cash collateral in an amount equal to 105% of the Letter of Credit Usage to the Administrative Agent for the benefit of the Issuing Lender), and (z) to the Administrative Agent, for the benefit of the Bank Product Providers, to be held as cash collateral in an amount up to the amount of the Bank Product Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default; (9) ninth, ratably to pay the Obligations in respect of any fees (excluding any Applicable Prepayment Premium), expense reimbursements and indemnities then due to the Term Loan Lenders until paid in full; (10) tenth, ratably to pay interest due in respect of the Term Loans until paid in full; (11) eleventh, ratably to pay principal of the Term Loans until paid in full; (12) twelfth, to the Administrative Agent, to be held by it, for the benefit of the Bank Product Providers, as cash collateral in an amount determined by the Administrative Agent in its Permitted Discretion as the amount necessary to secure the Loan Parties’ Obligations in respect of the then outstanding Bank Products; (13) thirteenth, ratably to pay any Applicable Prepayment Premium then due and payable in respect of the Term Loans until paid in full, and (14) fourteenth, to the ratable payment of all other Obligations then due and payable until paid in full;

(B)

except as provided in clause (C) of this section 2.19(a)(ii), with respect to Term Priority Collateral and Proceeds thereof and payments made using Term Priority Collateral and Proceeds thereof, (1) first, ratably to pay the Obligations in respect of any fees (including any fees or charges assessed by the Issuing Lender), expense reimbursements, indemnities and other amounts then due to the Agents or the Issuing Lender, until paid in full; (2) second, ratably to pay the Obligations in respect of any fees (excluding any Applicable Prepayment Premium), expense reimbursements and indemnities then due to the Term Loan Lenders until paid in full; (3) third, to pay interest due in respect of the Collateral Agent Advances then due to the Collateral Agent until paid in full; (4) fourth, to pay principal of the Collateral Agent Advances then due to the Collateral Agent until paid in full; (5) fifth, ratably to pay interest due in respect of the Term Loans until paid in full; (6) sixth, ratably to pay principal of the Term Loans until paid in full; (7) seventh, ratably to pay the Obligations in respect of any fees (including Letter of Credit fees payable in connection with any Letters of Credit), expense reimbursements and indemnities then due to the Revolving Credit Lenders until paid in full; (8) eighth, ratably to pay interest due in respect of the Swing Line Loans to the Swing Line Lender until paid in full; (9) ninth, ratably to pay principal of the Swing Line Loans to the Swing Line Lender until paid in full; (10) tenth, ratably to pay interest due in respect of the Revolving Credit Loans and unreimbursed L/C Disbursements then due to the Revolving Credit Lenders until paid in full; (11) eleventh, ratably to pay (x) principal of the Revolving Credit Loans then due to the Revolving Credit Lenders until paid in full, (y) unreimbursed L/C Disbursements to the Issuing Lender and/or the Revolving Credit Lenders, as applicable, until paid in full (or, to the extent such reimbursement obligations in respect of Letters of Credit are contingent, to provide cash collateral in an amount equal to 105% of the Letter of Credit Usage to the Administrative Agent for the benefit of the Issuing Lender), and (z) to the Administrative Agent, for the benefit of the Bank Product Providers, to be held as cash collateral in an amount up to the amount of the Bank Product Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default; (12) twelfth, ratably to pay any Applicable Prepayment Premium then due and payable in respect of the Term Loans until paid in full, (13) thirteenth, to the ratable payment of all other Obligations (other than Bank Product Obligations) then due and payable until paid in full; and (14) fourteenth, to the Administrative Agent, to be held by it, for the benefit of the Bank Product Providers, as cash collateral in an amount determined by the Administrative Agent in its Permitted Discretion as the amount necessary to secure the Loan Parties’ Obligations in respect of the then outstanding Bank Products; and

(C)	with respect to the Proceeds of any Asset Sale of all or substantially all of the assets or Capital Stock of any Person or any Recovery Event or any Extraordinary Receipt which Asset Sale or Recovery Event or Extraordinary Receipt includes both (x) Revolving Priority Collateral and (y) Term Priority Collateral, such Proceeds and payments using such Proceeds shall be applied as follows: (1) first, ratably to pay the Obligations in respect of any fees (including any fees or charges assessed by the Issuing Lender), expense reimbursements, indemnities and other amounts then due to the Agents or the Issuing Lender until paid in full; (2) second, ratably to pay interest due in respect of the Collateral Agent Advances then due to the Collateral Agent until paid in full; (3) third, ratably to pay principal of the Collateral Agent Advances then due to the Collateral Agent until paid in full; (4) fourth, an amount equal to the net book value of the Accounts arising out of or related to the Disposition of Inventory or the rendition of services and Inventory disposed of or received on account of a Recovery Event (determined at the time of such Asset Sale or Recovery Event) or any Extraordinary Receipt constituting Revolving Priority Collateral shall be applied in accordance with (x) first, clause (2) of clause (A) above, and (y) second, clause (5) through (14) of clause (A) above, in each case, until paid in full; and (5) fifth, the remaining Proceeds shall be applied in accordance with (x) first, clause (2) of clause (B) above, and (y) second, clauses (5) through (14) of clause (B) above, in each case, until paid in full.

(b) Except as provided in Sections 2.13(h) and 2.13(l) and except as otherwise expressly provided in this Agreement or the Security Documents with respect to money to be held by the Collateral Agent for a specific purpose, the Collateral Agent shall promptly forward to the Administrative Agent any proceeds of Collateral received by the Collateral Agent.

(c) The Lenders and the Borrower hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrower with any amount due and payable by the Loan Parties under any Loan Document. Each of the Lenders and the Borrower agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Sections 5.1 or 5.2 have been satisfied. Any amount charged to the Loan Account of the Borrower shall be deemed a Revolving Credit Loan hereunder made by the Revolving Credit Lenders to the Borrower, funded by the Administrative Agent on behalf of the Revolving Credit Lenders and subject to Section 2.5 of this Agreement. The Lenders and the Borrowers confirm that any charges which the

Administrative Agent may so make to the Loan Account of the Borrower as herein provided will be made as an accommodation to the Borrower and at the Administrative Agent’s sole discretion, provided that, (i) so long as (A) no Event of Default has occurred and is continuing or would result therefrom, and (B) no proceeding shall have been instituted against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) and (ii) to the extent that such charge does not exceed the then current Availability, the Administrative Agent shall from time to time upon the written request of the Collateral Agent, charge the Loan Account of the Borrower with any amount due and payable under any Loan Document.

(d) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee or Letter of Credit fee (except as otherwise provided in Section 2.10), and any reduction of the Commitments of the Lenders, shall be made pro rata according to the respective Pro Rata Shares of the relevant Lenders. Each payment in respect of fees or expenses payable to the Lenders hereunder shall be applied to the amounts of such obligations owing to the applicable Lenders pro rata according to the respective amounts then due and owing to the applicable Lenders.

(e) Each payment (including each prepayment) of the Term Loans B outstanding under the Term Loan B Facility and interest thereon shall be allocated among the Term Loan B Lenders holding such Term Loans B pro rata based on the principal amount of such Term Loans B held by such Term Loan B Lenders. Amounts prepaid on account of the Term Loans B may not be reborrowed.

(f) Each payment (including each prepayment) of the Term Loans C outstanding under the Term Loan C Facility and interest thereon shall be allocated among the Term Loan C Lenders holding such Term Loans C pro rata based on the principal amount of such Term Loans C held by such Term Loan C Lenders. Amounts prepaid on account of the Term Loans C may not be reborrowed.

(g) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders.

(h) [reserved].

(i) The application of any payment of Loans under any Facility (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans under such Facility and, second, to Eurodollar Loans under such Facility. Each payment of the Loans (except in the case of Swing Line Loans and Revolving Credit Loans that are Base Rate Loans) shall be accompanied by accrued interest to the date of such payment on the amount paid.

(j) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise shall be made without setoff or counterclaim and shall be made prior to 11:00 A.M, California time, on the due date thereof to the Administrative Agent for the account of the relevant Lenders, to the applicable Administrative Agent’s Account, in the Applicable Currency and in immediately available funds. Any payment made by the Borrower after 11:00 A.M., California time, on any Business Day shall be deemed to have been on the next following Business Day. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day or in the case of any payment due on the Catch-up Date, the immediately following Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(k) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the applicable Loans under the relevant Facility, on demand, from the Borrower.

(l) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective Pro Rata Shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.20 Loan Account and Accounting. The Administrative Agent shall maintain a loan account (the “Loan Account”) on its books to record: all Revolving Credit Loans and the Term Loans, all payments made by the Borrower, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with the Administrative Agent’s customary loan agency administration practices as in effect from time to time. The balance in the Loan Account, as recorded on the Administrative Agent’s most recent printout or other written statement, shall, absent manifest error, be prima facie evidence of the amounts due and owing to the Agents and Lenders by the Borrower; provided, that any failure to so record or any error in so recording shall not limit or otherwise affect the Borrower’s duty to pay the Obligations. The Administrative Agent shall render to the Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account. Unless the Borrower notifies the Administrative Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive upon the Borrower in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by the Borrower.

2.21 Requirements of Law. (a) If any Lender or any Agent shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Lender or any Agent or any Person controlling any such Agent or Lender with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to any Agent or any Lender or any Person controlling any such Agent or any such Lender (in each case, whether or not having the force of law) made subsequent to the date hereof (each a “Change in Law”), shall (i) subject such Agent or such Lender, or any Person controlling such Agent or such Lender to any tax, duty or other charge with respect to this Agreement or any Loan made by such Agent or such Lender or any Letter of Credit issued by a Lender, or change the basis of taxation of payments to such Agent or such Lender or any Person controlling such Agent or such Lender of any amounts payable hereunder (except for Non-Excluded Taxes covered by Section 2.22 and changes in the rate of tax on the overall net income of such Agent or such Lender or any Person controlling such Agent or such Lender), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan, any Letter of Credit or against assets of or held by, or deposits with or for the account of, or credit extended by, such Agent or such Lender or any Person controlling such Agent or such Lender or (iii) impose on such Agent or such Lender or any Person controlling such Agent or such Lender any other condition regarding this Agreement or any Loan or Letter of Credit, and the result of any event referred to in clause (i), (ii) or (iii) above shall be to increase the cost to such Agent or such Lender of making any Loan, issuing, guaranteeing or participating in any Letter of Credit, or agreeing to make any Loan or issue, guaranty or participate in any Letter of Credit, or to reduce any amount received or receivable by such Agent or such Lender hereunder, then, upon demand by such Agent or such Lender, the Borrower shall pay to such Agent or such Lender such additional amounts as will compensate such Agent or such Lender for such increased costs or reductions in amount.

(b) If any Agent or any Lender shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Agent or such Lender or any Person controlling such Agent or such Lender, and such Agent or such Lender determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, Letters of Credit issued or any guaranty or participation with respect thereto, such Agent’s or such Lender’s or such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Agent’s or such Lender’s or such other controlling Person’s capital to a level below that which such Agent or such Lender or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, Letters of Credit issued, or any guaranty or participation with respect thereto or any agreement to make Loans, to issue Letters of Credit or such Agent’s or such Lender’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Agent’s or such Lender’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by such Agent or such Lender, the Borrower shall pay to such Agent or such Lender from time to time such additional amounts as will compensate such Agent or such Lender for such cost of maintaining such increased capital or such reduction in the rate of return on such Agent’s or such Lender’s or such other controlling Person’s capital.

(c) All amounts payable under this Section 2.21 (except interest payable under this clause (c)) shall bear interest from the date that is ten (10) days after the date of demand by any Agent or any Lender until payment in full to such Agent or such Lender at the Base Rate. A certificate of such Agent or such Lender claiming compensation under this Section 2.21, specifying the event hereinabove described and the nature of such event shall be submitted by such Agent or such Lender to the Administrative Agent and the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Agent’s or such Lender’s reasons for invoking the provisions of this Section 2.21, and shall be final and conclusive absent manifest error.

(d) The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) Notwithstanding anything to the contrary in this Section 2.21, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.21 for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect.

2.22 Taxes.

(a) Any and all payments made by any Loan Party hereunder or under any other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties, additions to tax or other liabilities with respect thereto, excluding net income taxes imposed on the Arranger, any Agent or any Lender (or any transferee or assignee thereof (any such entity, “Transferee”)) by the jurisdiction in which such Lender or Transferee is organized or has its principal lending office. If any Loan Party shall be required to deduct any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions, withholdings or liabilities (“Non-Excluded Taxes”) or any Other Taxes from or in respect of any sum payable hereunder to the Agent, any Lender or any Transferee, (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional amounts payable under this Section 2.22(a)) the Agent, such Lender or such Transferee shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by any Loan Party, as promptly as possible thereafter the Loan Party shall send to the Administrative Agent for the account of the relevant Arranger, Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Loan Party showing payment thereof. If the Loan Party fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Loan Party shall indemnify the Arranger, the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by the Arranger, any Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) Each Loan Party hereby agrees to hold each Agent and each Lender harmless from and against Non-Excluded Taxes and Other Taxes (including, without limitation, Non-Excluded Taxes and Other Taxes imposed on any amounts payable under this Section 2.22) paid by such Person, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid by a Loan Party within 10 days from the date on which any such Person makes written demand therefor, specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

(e) Each Lender and Transferee agrees to file any certificate or document or to furnish to a Loan Party any information as reasonably requested by a Loan Party that may be necessary to establish any available exemption from, or reduction in the amount of, any Non-Excluded Taxes or Other Taxes; provided, however, that nothing in this Section 2.22(e) shall require a Lender or Transferee to disclose any confidential information (including, without limitation, its tax returns or other reports, disclosures or calculations) and would not, in the sole determination of such Lender or Transferee, be otherwise disadvantageous to such Lender or Transferee. Notwithstanding the foregoing, a Lender or Transferee shall not be required to deliver any certificate or document pursuant to this Section 2.22(e) that such Non-U.S. Lender is not legally able to deliver.

(f) If the Administrative Agent or any Lender becomes aware that it has received a refund of, or credit with respect to, any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.22 and the Administrative Agent or such Lender realizes such refund or credit with respect to the taxable year that the additional amount is paid by the Borrower, it shall pay over such net benefit, after tax, of such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.22 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit) as determined in the Administrative Agent’s or such Lender’s sole discretion; provided, that the Borrower, within 10 days after receipt of the request of the Administrative Agent or such Lender, shall repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund or credit to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other report, disclosure, calculation or information which it deems confidential) to the Borrower or any other Person.

(g) The obligations of the Loan Parties under this Section 2.22 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.23 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each of them harmless from, any loss or reasonable out of pocket expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement (other than, in the case of a delivery of a Borrowing Notice, Eurodollar Notice or a notice of conversion by the Borrower, as a result of (i) a default by the Administrative Agent or such Lender, (ii) the unavailability of Eurodollar Loans as a result of the application of Section 2.18 or Section 2.24 or (iii) the unavailability of Eurodollar Loans because the Administrative Agent or Majority Facility Lenders in respect of the applicable Facility have determined not to permit additional Eurodollar Loans because an Event of Default shall have occurred and be continuing), (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto including as a result of an Event of Default. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate setting forth in reasonable detail any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.24 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.23.

2.25 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.21, 2.22 or 2.24 (except with respect to Canadian withholding taxes applicable to such Lender (or any of its Transferees) as of the date of this Agreement) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.21, 2.22 or 2.24.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment. Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of the Borrower (each, an “L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be The Toronto-Dominion Bank) for the account of the Borrower. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by a Responsible Officer of the Borrower and delivered to the Issuing Lender and the Administrative Agent via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance satisfactory to the Issuing Lender in its Permitted Discretion and shall specify (i) the amount of such Letter of Credit, (ii) the currency in which amounts under such Letter of Credit shall be payable, (iii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iv) the expiration date of such Letter of Credit, (v) the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and (vi) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. If requested by the Issuing Lender, the Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the issuance of such requested Letter of Credit:

(i) the Letter of Credit Usage would exceed the Borrowing Base less the outstanding principal amount of Revolving Credit Loans and Swing Line Loans, or

(ii) the Dollar Equivalent of the Letter of Credit Usage would exceed $35,000,000, or

(iii) the Letter of Credit Usage would exceed the Total Revolving Credit Commitments less the outstanding principal amount of Revolving Credit Loans less the outstanding principal amount of Swing Line Loans.

The Borrower and the Lenders acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars or Canadian Dollars. If the Issuing Lender is obligated to advance funds under a Letter of Credit, the Borrower shall immediately reimburse such L/C Disbursement to the Issuing Lender by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if the Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be a Revolving Credit Loan hereunder and, initially, shall bear interest at the rate then applicable to Revolving Credit Loans that are Base Rate Loans. To the extent an L/C Disbursement is deemed to be a Revolving Credit Loan hereunder, the Borrower’s obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Revolving Credit Loan. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that Revolving Credit Lenders have made payments pursuant to Section 3.2 to reimburse the Issuing Lender, then to such Revolving Credit Lenders and the Issuing Lender as their interests may appear.

3.2 L/C Disbursement . Promptly following receipt of a notice of L/C Disbursement pursuant to Section 3.1, each Lender with a Revolving Credit Commitment agrees to fund its Pro Rata Share of any Revolving Credit Loan deemed made pursuant to the foregoing subsection on the same terms and conditions as if the Borrower had requested such Loan and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Revolving Credit Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolving Credit Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Revolving Credit Commitment, and each Lender with a Revolving Credit Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolving Credit Commitment hereby absolutely and unconditionally agrees to pay the Administrative Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by the Borrower on the date due as provided in Section 3.1, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender with a Revolving Credit Commitment acknowledges and agrees that its obligation to deliver to the Administrative Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 3.2 shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 5.1 or Section 5.2. If any such Lender with a Revolving Credit Commitment fails to make available to the Administrative Agent the amount of such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall pay, and the Administrative Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon as provided in Section 2.16(c) until paid in full.

3.3 Direction . The Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

3.4 Change in Law . Without duplication of any payments made under or pursuant to Section 2.21, if by reason of (a) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (b) compliance by the Underlying Issuer or the Lenders with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority, including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(ii) there shall be imposed on the Underlying Issuer or the Lenders or Agents any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto,

and the result of the foregoing is to increase, directly or indirectly, the cost to the Revolving Credit Lenders of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount received in respect thereof by the Lenders or the Administrative Agent, then, and in any such case, the Administrative Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify the Borrower, and the Borrower shall pay on demand such amounts as the Administrative Agent may specify to be necessary to compensate the Revolving Credit Lenders and the Administrative Agent for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by the Administrative Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto. Notwithstanding anything to the contrary in this Section 3.4, the Borrower shall not be required to compensate a Lender pursuant to this Section 3.4 for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect.

3.5 Charges; Fees . Any and all issuance charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be reimbursable by the Borrower to the Administrative Agent for the account of the Issuing Lender; it being acknowledged and agreed by the Borrower that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is .825% per annum times the undrawn amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

3.6 Cash Collateral . Any cash collateral provided with respect to any Letter of Credit under this Agreement or any other Loan Document shall be provided (a) with respect to any Letter of Credit Usage denominated in Canadian Dollars, in Canadian Dollars, and (b) with respect to any Letter of Credit Usage denominated in Dollars, in Dollars.

3.7 Indemnity . The Borrower hereby agrees to indemnify, save, defend, and hold the Agents and the Lenders harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by any Agent or any Lender arising out of or in connection with any Letter of Credit; provided, however, that the Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender, any other Lender or any Agent. The Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit or by the Issuing Lender’s interpretations of any L/C issued by the Issuing Lender to or for the Borrower’s account, even though this interpretation may be different from the Borrower’s own, and the Borrower understands and agrees that the Agents and the

Lenders shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following the Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto except for gross negligence or willful misconduct or failure to pay a Letter of Credit when required to be paid. The Borrower understands that the L/C Undertakings may require the Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by the Borrower against such Underlying Issuer. The Borrower hereby agrees to indemnify, save, defend, and hold the Agents and the Lenders harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by any Agent or any Lender under any L/C Undertaking as a result of any such Agent’s or Lender’s indemnification of any Underlying Issuer; provided, however, that the Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender, any other Lender or any Agent or the failure to pay a Letter of Credit when required to be paid. The Borrower hereby acknowledges and agrees that neither the Agents and the Lenders nor the Issuing Lender shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit except for gross negligence or willful misconduct or failure to pay a Letter of Credit when required to be paid.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Arranger, the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Parent and the Borrower hereby jointly and severally represent and warrant to the Arranger, each Agent and each Lender that:

4.1 Financial Condition.

(a) The unaudited pro forma consolidated balance sheet of the Parent and its Subsidiaries as at March 31, 2006 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made on the Closing Date and the use of proceeds thereof; and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet presents fairly in all material respects on a pro forma basis the estimated financial position of the Parent and its consolidated Subsidiaries as at March 31, 2006, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of the Parent and its Subsidiaries as at December 31, 2005 and December 31, 2004 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, present fairly in all material respects in accordance with GAAP the consolidated financial condition of the Parent and its Subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Parent and its Subsidiaries as at March 31, 2006, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects in accordance with GAAP the consolidated financial condition of the Parent and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal period-end adjustments). As of the Closing Date, the Parent and its Subsidiaries do not have any Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph (other than contingent liabilities arising in the ordinary course of business or as disclosed on Schedule 4.1(b)). Except as set forth on Schedule 4.1(b), during the period from December 31, 2005 to and including the date hereof there has been no Disposition by the Parent or its consolidated Subsidiaries of any part of its business or Property with an aggregate Fair Market Value in excess of $2,000,000.

4.2 No Change. Other than as disclosed in the Parent’s public filings that have been filed prior to the Closing Date, since December 31, 2005 there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each of the Parent, the Borrower and their respective Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents except the filings referred to in Section 4.20 and filings relating to the exercise of the Lenders’ enforcement rights and remedies hereunder. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of the Parent or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Parent or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect.

4.6 No Material Litigation. (a) Except as set forth on Schedule 4.6, on the Closing Date there is no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority pending or, to the knowledge of any Responsible Officer of the Parent or the Borrower, threatened by or against the Parent or any of its Subsidiaries, or against any of their respective properties or revenues, (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or (b) involving a claim for damages in excess of $1,000,000.

(b) No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent or the Borrower, threatened by or against the Parent or any of its Subsidiaries, or against any of their respective properties or revenue, (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or (b) that would reasonably be expected to have a Material Adverse Effect.

4.7 No Default. None of the Parent or any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each of the Parent and each of its Subsidiaries is the sole owner of, legally and beneficially, and has good marketable and insurable title in fee simple to, or a valid leasehold interest in, all real property necessary for the operation of its business, and good title to, or a valid leasehold interest in, all other Property necessary for the operation of its business, and none of its real property or other Property is subject to any Lien except for Permitted Liens. None of the Pledged Stock is subject to any Lien except for Permitted Liens.

4.9 Intellectual Property.

(a) The Parent and each of its Subsidiaries owns, or holds valid rights to use, all Intellectual Property necessary for the conduct of its business as currently conducted and as currently contemplated to be conducted (the “Material Intellectual Property”). All such rights are free and clear of all Liens (other than Permitted Liens) and are fully assignable by the Parent and each of its Subsidiaries to any Person without payment, consent of any Person or other condition or restriction. No Material Intellectual Property has been abandoned, cancelled or adjudicated invalid or is subject to any decree restricting its use. No material claim, suit, action, reissue, interference, arbitration, mediation, opposition, cancellation or other proceeding has been asserted, decided or is pending or, to the knowledge of any Responsible Officer of the Parent or the Borrower, is threatened, by any Person challenging or questioning the use of any Material Intellectual Property or the validity or effectiveness of any Material Intellectual Property, nor does any Responsible Officer of the Parent or the Borrower know of any valid basis for any such claim except for claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property necessary for the conduct of its business as currently conducted and as currently contemplated to be conducted by the Parent and its Subsidiaries does not infringe on the rights of any Person in any material respect.

(b) The Parent and each of its Subsidiaries, as the case may be, owns or has rights to access and use all IT Systems used to process, store, maintain and operate data, information and functions used in connection with the business or otherwise necessary for the conduct of the business, including systems to operate payroll, accounting, billing/receivables, payables, inventory, asset tracking, customer service and human resources functions. The IT Systems are adequate in all material respects for their intended use and for the operation of the business as currently operated and as currently contemplated to be operated by the Parent and each of its Subsidiaries, and are in good working condition (normal wear and tear excepted). There has not been any malfunction with respect to any of the IT Systems since December 31, 2005 that has not been remedied or replaced in all material respects.

4.10 Taxes. Each Loan Party and each of its Subsidiaries has filed or caused to be filed with the appropriate Governmental Authority all tax returns, statements, forms and reports for taxes (“Returns”) required to be filed and has paid all taxes shown to be due and payable on said Returns and all other taxes, fees, assessments or other charges imposed on the income, operations or Property of each Loan Party or its Subsidiaries by any Governmental Authority (other than (a) any taxes, fees, assessments or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Parent or its Subsidiaries, as the case may be and (b) Returns required to be filed with respect to the payment of taxes and taxes, in each case, in an aggregate amount not in excess of $1,000,000); and no tax Lien (other than any tax Lien that is a Permitted Lien) has been filed, and, to the knowledge of a Responsible Officer of a Loan Party or its Subsidiaries, no material claim is being asserted, with respect to any such tax, fee or other charge. No Loan Party and no Subsidiary thereof (i) intends to treat the Loans or any other transaction contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulation 1.6011-4) or (ii) is aware of any facts or events that would result in such treatment.

4.11 Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender, the Administrative Agent, the Parent or the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1 referred to in Regulation U.

4.12 Labor Matters. There are no strikes, stoppages or slowdowns or other labor disputes against the Parent or any of its Subsidiaries pending or, to the knowledge of a

Responsible Officer of the Parent or the Borrower, threatened that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Parent and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect. All payments due from the Parent or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Parent or the relevant Subsidiary.

4.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred (whether or not waived) during the five year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan that would reasonably be expected to have a Material Adverse Effect, and each Single Employer Plan has been administered in compliance with its terms and the applicable provisions of ERISA and the Code, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred that would reasonably be expected to result in a liability in excess of $1,000,000, and no Lien in favor of the PBGC or a Single Employer Plan has arisen during the five-year period prior to the date on which this representation is made or deemed made. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plan) did not, as determined as of the date of the last annual actuarial valuation prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan by an amount that would reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect. No Multiemployer Plan is in Reorganization or Insolvent. Neither the Borrower nor any Commonly Controlled Entity nor any fiduciary of any Plan has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or Section 4975 of the Code with respect to any Single Employer Plan. There are no pending or, to the knowledge of any Responsible Officer of the Parent or the Borrower, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Single Employer Plan or its assets, (ii) any fiduciary with respect to any Single Employer Plan, or (iii) the Borrower or any Commonly Controlled Entity with respect to any Single Employer Plan, except any claim, action, proceeding or lawsuit described in clause (i), (ii) or (iii) that would reasonably be expected to result in an aggregate liability for all such claims, actions, proceedings or lawsuits in excess of $1,000,000.

4.14 Canadian Pension Plans. The Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and any other Requirement of Law which to the knowledge of any Responsible Officer of the Parent or the Borrower require registration and no event has occurred which is reasonably likely to cause the loss of such registered status. As of the date hereof, all material, if any, obligations of each Loan Party (including fiduciary, funding, investment and administration obligations) required to be performed pursuant to a Requirement of Law in connection with the Canadian Pension Plans and the funding agreements therefor have been performed in a timely fashion. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) there are no outstanding disputes concerning the assets held under the funding agreements for the Canadian Pension Plans or the Canadian Benefit Plans and (ii) each Canadian Pension Plan is fully funded both on an ongoing basis and on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles). Schedule 4.14 hereto sets forth as of the Closing Date (i) the current funding status of the Canadian Pension Plans that are defined benefit plans and that are not fully funded on a going concern or solvency basis based on generally accepted actuarial principles and (ii) the payment schedule, where a payment schedule is required at law to reduce the unfunded liabilities. No promises of benefit improvements under the Canadian Pension Plans or the Canadian Benefit Plans have been made except where such improvement would not have a Material Adverse Effect. All contributions or premiums required to be made or paid by each Loan Party, if any, to the Canadian Pension Plans or the Canadian Benefit Plans have been made or paid in a timely fashion in accordance with the terms of such plans and all Requirements of Law. All employee contributions to the Canadian Pension Plans or the Canadian Benefit Plans by way of authorized payroll deduction or otherwise have been properly withheld or collected and fully paid into such plans in a timely manner. All material reports and disclosures relating to the Canadian Pension Plans required by such plans and any Requirement of Law to be filed or distributed have been filed or distributed in a timely manner. Each Loan Party has withheld all employee withholdings and has made all employer contributions to be withheld and made by it pursuant to applicable law on account of Canadian Pension Plans employment insurance and employee income taxes.

4.15 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

4.16 Subsidiaries. (a) The Subsidiaries listed on Schedule 4.16 constitute all the Subsidiaries of the Parent as of the Closing Date. Schedule 4.16 sets forth as of the Closing Date, the exact legal name (as reflected on the certificate of incorporation (or formation) and jurisdiction of incorporation (or formation)) of each Subsidiary of the Parent and, as to each such Subsidiary, the percentage and number of each class of Capital Stock owned by each Loan Party and its Subsidiaries.

(b) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to (i) as of the Closing Date, any Capital Stock of the Parent or (ii) any Subsidiary, in the case of clauses (i) and (ii), except as disclosed on Schedule 4.16.

4.17 Use of Proceeds.

(a) The proceeds of the Revolving Credit Loans and the Term Loans C shall be used (i) to repay in full the Existing Credit Facilities outstanding as of the date hereof; (ii) to repay all amounts due under the Receivables Purchase Agreement; (iii) to pay related fees and expenses with respect to the purposes set forth in clauses (i) and (ii); and (iv) to finance the working capital needs and general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business.

(b) The proceeds of the Term Loans B shall be used (i) to finance the early exercise of the early purchase option under the Halsey Lease in accordance with its terms; (ii) to refinancing certain intercompany indebtedness owed by the Borrower to the Parent under the Spearfish Note (the “Spearfish Amount”); and (iii) to pay related fees and expenses with respect to the purposes set forth in clauses (i) through (ii).

4.18 Environmental Matters. Other than exceptions to any of the following (i) set forth on Schedule 4.18 or (ii) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) The Parent and its Subsidiaries: (i) are, and to the knowledge of the executive management of the Parent, within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required to be held by Parent and its Subsidiaries for any of their current or planned operation of their business or for any property owned, leased, or otherwise operated by any of them; (iii) are, and to the knowledge of the executive management of the Parent, within the period of all applicable statutes of limitation have been, in substantial compliance with all of their Environmental Permits; (iv) reasonably believe that each of their Environmental Permits will be timely renewed, without material expense; and (v) do not own or operate any properties that are subject to any Environmental Lien.

(b) To the knowledge of the executive management of the Parent and its Subsidiaries, Materials of Environmental Concern generated by the Parent, or any of its Subsidiaries or any predecessor in interest, are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Parent or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use in recycling or for treatment, storage, or disposal) which is or would reasonably be expected to (i) give rise to liability of the Parent or any of its Subsidiaries under any applicable Environmental Law, or (ii) interfere with the Parent’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Parent or any of its Subsidiaries).

(c) There are no Environmental Actions asserted against the Parent or any of its Subsidiaries, or to the knowledge of the executive management of the Parent or any of its Subsidiaries, any predecessor in interest, nor does the executive management of the Parent or any of its Subsidiaries have knowledge of any Environmental Actions that are pending or threatened against the Parent or any of its Subsidiaries.

(d) Neither the Parent nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the United States federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Releases or for the generation, treatment, storage and disposal of any Materials of Environmental Concern.

(e) Neither the Parent nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f) To the knowledge of the executive management of the Parent, neither the Parent nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law, relating to any Releases or with respect to any Material of Environmental Concern.

(g) There has been no Release (i) at any of the properties owned or operated by the Parent or any of its Subsidiaries, or to the knowledge of the executive management of the Parent or any of its Subsidiaries, a predecessor in interest which could reasonably be expected to give rise to liability of the Parent or any of its Subsidiaries under applicable Environmental Law, or (ii) to the knowledge of the executive management of the Parent or any of its Subsidiaries, at any disposal or treatment facility which received Materials of Environmental Concern generated by the Parent, any of its Subsidiaries or any predecessor in interest.

(h) The Parent and its Subsidiaries have delivered to Lender true and complete copies of all environmental reports, studies, investigations or material correspondence regarding any environmental liabilities of the Parent and its Subsidiaries or any environmental conditions at any of the properties which are in possession of the Parents, its Subsidiaries or its agents.

4.19 Accuracy of Information, etc. No statement or information (other than projections, pro forma financial information and “forward-looking” statements) contained in this Agreement, any other Loan Document or any other document, certificate, written statement or formal presentation furnished to the Arranger, the Agents or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such presentation, statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading, in any material respect, in light of the circumstances under which such statements were made. The projections, pro forma financial information and “forward-looking” statements contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Parent and the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected or anticipated results set forth therein by a material amount. As of the Closing Date, there is no fact known to any Responsible Officer of any Loan Party that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in other documents, certificates and statements furnished to the Arranger, the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.20 Security Documents. (a) Each Pledge and Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, an enforceable security interest in the Collateral described therein and proceeds and products thereof. Each Canadian General Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, an enforceable security interest in the Collateral described therein and proceeds and products thereof. Each Canadian Share/Partnership Pledge is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, an enforceable security interest in the Collateral described therein and proceeds and products thereof. In the case of the Pledged Shares described in the Pledge and Security Agreements and the Canadian Share/Partnership Pledges, when any stock certificates representing such Pledged Shares and related stock powers are delivered to the Collateral Agent, and in the case of the other Collateral described in the Pledge and Security Agreements and the Canadian General Security Agreements, when financing statements in appropriate form are filed in the offices specified on Schedule 4.20(a)-1 (which financing statements have been duly completed and delivered to the Collateral Agent or are in electronic form and have been transmitted to the Collateral Agent) and such other filings and actions as are specified in Section 5(m) of the Pledge and Security Agreements have been completed (all of which filings and actions have been duly completed), each Pledge and Security Agreement, Canadian General Security Agreement and Canadian Share/Partnership Pledge shall constitute a valid and fully perfected Lien on, and, as applicable, security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds and products thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except Permitted Liens). Schedule 4.20(a)-2 lists each financing statement that (i) names any Loan Party as debtor and (ii) will be terminated on or prior to the Closing Date; and on or prior to the Closing Date, the Borrower will have delivered to the Collateral Agent, or caused to be filed, duly completed termination statements or termination statements in electronic form, as applicable, in respect of each financing statement listed in Schedule 4.20(a)-2.

(b) Each of the Mortgages when delivered will be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, an enforceable Lien on the mortgaged properties described therein and, when filed in the recording office designated by the Borrower, shall constitute a validly registered Lien on all right, title and interest of the Loan Parties in the mortgaged properties described therein, as security for the Obligations, in each case prior and superior in right to any other Person (other than Persons holding Permitted Liens).

4.21 Solvency. The Loan Parties, taken as a whole, are, as of the date of this Agreement, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will continue to be, Solvent.

4.22 Insurance. Each Loan Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen’s compensation insurance in the amount required by applicable law, (iii) general liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law (including, without limitation, against larceny, embezzlement or other criminal misappropriation). Schedule 4.22 sets forth a list of all insurance maintained by each Loan Party on the Closing Date.

4.23 Real Estate. As of the Closing Date, Schedule 4.23 sets forth a true, complete and correct, in all material respects, list of all real property (i) owned by any Loan Party or its Subsidiaries in fee simple or (ii) leased or otherwise held by any Loan Party or its Subsidiaries.

4.24 Post-Closing Transactions. Schedule 4.24 sets forth a complete description of the steps to be taken with respect to the daylight loan to the Borrower and the related dividend to the Parent and loan by the Parent to the Borrower (collectively, the “Post-Closing Transactions”).

4.25 Location of Bank Accounts. Schedule 4.25 sets forth a complete and accurate list as of the Closing Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

4.26 Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN . Schedule 4.26 sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) if applicable, the federal employer identification number of each Loan Party.

4.27 Canadian Loan Parties. On the Closing Date, immediately prior to giving effect to the transactions contemplated by this Agreement (including the execution and delivery of the Halsey Lease Termination Documentation), no Canadian Loan Party owns or leases any property which is located in the United States.

4.28 Restricted Subsidiaries. On the Closing Date, immediately prior to giving effect to the transactions contemplated by this Agreement, and after the Closing Date (i) no Loan Party is a Restricted Subsidiary (as defined in the 8 3/8% Debenture Indenture and the 8 3/8 Senior Notes Indenture) and (ii) the Parent does not own any Principal Property (as defined in the 8 3/8% Debenture Indenture and the 8 3/8 Senior Notes Indenture).

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction, or waiver in accordance with Section 10.1, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Agents shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Parent and the Borrower, respectively, (ii) signed counterpart signature pages (or facsimiled copies thereof, which shall be enforceable as an original) of this Agreement delivered by each Agent and Lender listed on the signature pages hereof, (iii) the Fee Letter, executed and delivered by a duly authorized officer of the Borrower and each Agent, (iv) the Guaranty, executed and delivered by a duly authorized officer of the Parent and each other Guarantor, each Pledge and Security Agreement, executed and delivered by a duly authorized officer of the Borrower, the Parent and each other Guarantor, each Canadian General Security Agreement, executed and delivered by a duly authorized officer of the Parent, the Borrower and each other Canadian Loan Party, and each Canadian Share/Partnership Pledge, executed and delivered by a duly authorized officer of the Parent, the Borrower and each other Canadian Loan Party, (v) each other Security Document, in each case executed and delivered by a duly authorized officer of each party thereto, and (vi) each other Loan Document, in each case executed and delivered by a duly authorized officer of each party thereto.

(b) Financial Statements; Projections. The Lenders shall have received (i) audited consolidated financial statements of the Parent and its Subsidiaries for the 2005 and 2004 fiscal years, (ii) unaudited interim consolidated financial statements of the Parent and its Subsidiaries for the quarterly period ended March 31, 2006, (iii) the Pro Forma Balance Sheet, in each case, certified by the chief financial officer of the Parent to present fairly in all material respects, in conformity with GAAP, the Parent’s consolidated financial condition as of the date thereof and its consolidated results of operations and cash flows for the period then ended, and (iv) projections for the Parent and its Subsidiaries for fiscal years 2006 through 2008, in form and substance reasonably satisfactory to the Agents.

(c) Approvals. All governmental and third party approvals necessary in connection with the financing hereunder and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(d) Related Agreements. The Agents shall have received (in a form reasonably satisfactory to the Agents), true and correct copies, certified as to authenticity by the Borrower of (i) the agreement pursuant to which the Borrower will pay the Spearfish Amount to the Parent and refinance the Spearfish Note, (ii) the Halsey Lease Termination Documentation, (iii) the agreements to be entered into with respect to the Post-Closing Transactions (the “Post-Closing Documentation”) (to the extent available), and (iv) such other documents or instruments as may be reasonably requested by the Agents.

(e) Fees. The Lenders, the Arranger, the Syndication Agent and the Agents shall have received all fees required to be paid (including, without limitation, the fees set forth in the Fee Letter), and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to each of the Agents), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent and the Collateral Agent on or before the Closing Date.

(f) Solvency Certificate. The Lenders shall have received a Solvency Certificate, in form and substance reasonably satisfactory to the Agents.

(g) Lien Searches. The Agents shall have received the results of a recent lien search in each jurisdiction or office as reasonably determined by the Agents, and the Agents shall be satisfied with the results of such lien searches, including with the fact that the Collateral is not subject to any Liens other than Permitted Liens or such Liens as the Lenders have approved prior to the date hereof.

(h) Closing Certificate. The Agents shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(i) Other Certifications. The Agents shall have received the following:

(i) a copy of the charter of each Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the initial extension of credit) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized;

(ii) a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each Loan Party is organized, dated reasonably near the date of the initial extension of credit, listing the charter of such Loan Party and each amendment thereto on file in such office and, if available, certifying that (A) such amendments are the only amendments to such Loan Party’s charter on file in such office, (B) such Loan Party has paid all franchise taxes to the date of such certificate (except in the case of the Canadian Loan Parties with respect to which no such certification is available) and (C) such Loan Party is duly organized and in good standing under the laws of such jurisdiction;

(iii) an electronic confirmation (other than in the case of the Canadian Loan Parties with respect to which no such electronic confirmation is available) from the Secretary of State or other applicable Governmental Authority of each jurisdiction in which each such Loan Party is organized certifying that such Loan Party is duly organized and in good standing under the laws of such jurisdiction on the date of the initial extension of credit; prepared by, or on behalf of, a filing service reasonably acceptable to the Agents; and

(iv) a copy of a certificate of the Secretary of State or other applicable Governmental Authority of Applicable Jurisdictions dated reasonably near the date of the initial extension of credit, stating that each Loan Party is duly qualified and in good standing as a foreign corporation or entity in each such jurisdiction and has filed all annual reports required to be filed to the date of such certificate; and electronic confirmation (other than in the case of the Canadian Loan Parties with respect to which no such electronic confirmation is available), from the Secretary of State or other applicable Governmental Authority of each such Applicable Jurisdiction on the date of the initial extension of credit as to the due qualification and continued good standing of each such Person as a foreign corporation or entity in each such Applicable Jurisdiction on or about such date, prepared by, or on behalf of, a filing service reasonably acceptable to the Agents.

(j) Legal Opinions. The Agents shall have received the following executed legal opinions:

(i) the legal opinion of Latham & Watkins LLP, special counsel to the Parent and its Subsidiaries, substantially in the form of Exhibit E-1;

(ii) the legal opinion of Borden Ladner Gervais LLP, Canadian counsel to the Parent and its Subsidiaries, substantially in the form of Exhibit E-2, and which shall include such tax opinions reasonably satisfactory to the Agents and their counsel; and

(iii) the legal opinion of local counsel in Oregon and South Dakota, substantially in the form of Exhibit E-3, respectively.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Agents may reasonably require.

(k) Canada Revenue Agency Ruling. The Canada Revenue Agency shall have issued a ruling to the Borrower’s Canadian counsel in scope and substance reasonably satisfactory to Lenders’ Canadian counsel.

(l) Pledged Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes. The Collateral Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to each Pledge and Security Agreement and Canadian Share/Partnership Pledge, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) an Acknowledgment and Consent, in form and substance satisfactory to the Agents, duly executed by any issuer of Capital Stock pledged pursuant to any Pledge and Security Agreement or Canadian Share/Partnership Pledge that is not itself a party to any such agreement and (iii) each promissory note pledged pursuant to any Pledge and Security Agreement or any Canadian General Security Agreement, as applicable, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank reasonably satisfactory to the Collateral Agent) by the pledgor thereof.

(m) Filings, Registrations, Recordings and Other Documents. Each document or electronic filing required by the Security Documents or under law or reasonably requested by the Agents to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall have been filed, registered or recorded or shall have been delivered to the Collateral Agent in proper form for filing, registration or recordation.

(n) Insurance. The Agents shall have received insurance certificates satisfying the requirements of this Agreement and Section 6(e) of each Pledge and Security Agreement.

(o) Due Diligence. The Agents shall have completed their business, financial, legal, environmental and collateral due diligence with respect to each Loan Party, including, but not limited to, a collateral review and review of the Borrower’s books and records, review of the Borrower’s business plan, UCC and PPSA, tax and litigation searches, and the results thereof shall be acceptable to the Agents, in their reasonable discretion.

(p) Capital Structure. The Agents shall be satisfied, in their reasonable discretion, with the capital structure of the Parent and its Subsidiaries, the terms of any outstanding indebtedness as of the date hereof of the Parent and its Subsidiaries and the ability of the lenders thereunder to exercise their remedies under the terms of any such indebtedness.

(q) Availability. After giving effect to all Loans to be made on the Closing Date and the Letters of Credit to be issued on the Closing Date, the Availability shall not be less than $25,000,000. The Borrower shall deliver to the Collateral Agent a certificate of the chief financial officer of the Borrower certifying as to the calculation of Availability.

(r) No Proceedings. On the Closing Date there is no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority pending or, to the knowledge of any Responsible Officer of the Parent or the Borrower, threatened by or against the Parent or any of its Subsidiaries, or against any of their respective properties or revenues, (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or (b) except as set forth on Schedule 4.6, involving a claim for damages in excess of $1,000,000.

(s) Cash Management System. The Collateral Agent and each Agent shall be satisfied in its reasonable discretion with, the cash management system of the Loan Parties and shall have received each depository account, blocked account, lockbox account and similar agreements and other documents, each in form and substance reasonably satisfactory to the Agents, as the Agents may reasonably request with respect to the Loan Parties’ cash management system.

(t) Existing Credit Facilities. The total commitments in respect of the Indebtedness under the Existing Credit Facilities shall have been terminated, and all loans and indebtedness with respect thereto shall have been repaid in full, together with interest thereon, all letters of credit issued thereunder shall have been terminated or collateralized in a manner reasonably acceptable to the Agents and the issuers of any such letters of credit, all other amounts owing pursuant to the Indebtedness under the Existing Credit Facilities shall have been repaid in full, and the creditors in respect of the Indebtedness under the Existing Credit Facilities shall have terminated and released all security interests and Liens on the assets owned by the Parent and its subsidiaries.

(u) Halsey Lease. The Halsey Lease shall have been terminated and the Halsey Lease Termination Documentation shall have been entered into and be effective.

(v) Management Reference Checks. The Agents shall have received reasonably satisfactory reference checks for key management of each Loan Party.

(w) Eligible Foreign Accounts Credit Insurance. The Administrative Agent shall have received (i) a copy of the Eligible Foreign Accounts Credit Insurance policy, which policy shall be in full force and effect and shall provide that it is effective through at least June 1, 2007 and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent, (ii) satisfactory evidence of the payment of the premiums for such policy, and (iii) a collateral assignment of such policy, or a loss payable endorsement with respect to such policy, in each case reasonably acceptable to the Administrative Agent.

(x) Miscellaneous. The Agents shall have received such other documents, instruments, approvals, agreements, certificates and information as they shall reasonably request, each reasonably satisfactory in form and substance to the Lenders.

Each Lender, by delivering its signature page to this Agreement or an Addendum and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Closing Date.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date.

(b) No Default. No Default or Event of Default shall exist and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Borrowing Base. In the case of each Revolving Extension of Credit, the Administrative Agent shall be satisfied in its Permitted Discretion that, after giving effect thereto, the Borrowing Base shall not be less than the Total Revolving Extensions of Credit.

(d) Notices. The Agents shall have received a Borrowing Notice (and Eurodollar Notice, if applicable) as required by Section 2.3 and 2.6, as applicable.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Parent and the Borrower each hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (other than any Letter of Credit that has been cash collateralized in accordance with the terms of this Agreement or as to which the Borrower has provided an Acceptable Backup Letter of Credit to be held by the Administrative Agent for the benefit of the Issuing Bank and the Revolving Credit Lenders) or any Loan or other amount is owing to any Lender, any Agent or the Arranger hereunder, that it shall and shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to each Agent and each Lender, from time to time:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent, a copy of the audited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, and accompanied by a report and an unqualified opinion with respect to the matters set forth below, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Parent and reasonably satisfactory to the Agents (which opinion shall be without (A) a “going concern” or like qualification or exception, (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.1);

(b) as soon as available, but in any event not later than 45 days after the end of each fiscal quarter of the Parent, the unaudited consolidated and, with respect to the lumber and pulp divisions of the Parent and its Subsidiaries, consolidating balance sheets of the Parent and its Subsidiaries as at the end of such quarter and the related unaudited consolidated and, with respect to the lumber and pulp divisions of the Parent and its Subsidiaries, consolidating statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by the chief financial officer of the Parent to present fairly in all material respects, in conformity with GAAP, the Parent’s consolidated and, with respect to the lumber and pulp divisions of the Parent and its Subsidiaries, consolidating financial condition as of the date thereof and its consolidated and, with respect to the lumber and pulp divisions of the Parent and its Subsidiaries, consolidating results of operations and cash flows for the period then ended (subject to year end audit adjustments and absence of footnotes); and

(c) as soon as available, and in any event within 30 days after the end of each fiscal month of the Parent and its Subsidiaries, internally prepared consolidated and, with respect to the lumber and pulp divisions of the Parent and its Subsidiaries, consolidating balance sheets, consolidated and, with respect to the lumber and pulp divisions of the Parent and its Subsidiaries, consolidating statements of income and cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding fiscal year and ending with the end of such fiscal month, all in reasonable detail and be certified by the chief financial officer of the Parent as fairly presenting, in all material respects, its consolidated and, with respect to the lumber and pulp divisions of the Parent and its Subsidiaries, consolidating financial condition as at the end of such fiscal month and its consolidated and, with respect to the lumber and pulp divisions of the Parent and its Subsidiaries, consolidating results of operations and cash flows for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to year-end audit adjustments and the absence of footnotes;

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP (subject, in the case of interim financial statements, to year-end audit adjustments and absence of footnotes) applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

6.2 Certificates; Other Information. Furnish to each Agent and each Lender, or, in the case of clause (a), to the relevant Lender:

(a) concurrently with the delivery of the financial statements required by Section 6.1(a), a statement of the independent certified public accountants reporting on such financial statements to the effect that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such statement shall be limited to the items that independent certified public accountants are permitted to cover in such statement pursuant to their professional standards and customs of the profession);

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) (x) other than in connection with the delivery of the financial statements required by Section 6.1(c), a Compliance Certificate containing all information and calculations necessary for determining compliance by the Parent and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, (y) to the extent not previously disclosed to the Agents, in writing, a listing of any jurisdiction where any Loan Party keeps inventory or equipment with a Book Value in excess of $500,000 at any one location and of any registered Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date) and (z) UCC or PPSA financing statements or other filings or actions specified in such Compliance Certificate as being required to be delivered or taken therewith;

(c) as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year that is the final budget presented to the board of directors of the Parent (including a projected consolidated balance sheet of the Parent and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), (A) prepared on a quarterly basis and otherwise in form reasonably satisfactory to the Agents, for the immediately succeeding fiscal year for the Parent and its Subsidiaries and (B) as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall, in each case, be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) concurrently with the delivery of any financial statements pursuant to Section 6.1(a) or (b), a narrative discussion and analysis of the financial condition and results of operations of the Parent and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;

(e) no later than five Business Days or such lesser period of time as the Agents may agree prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Existing Indenture or the governing documents of any Loan Party;

(f) within five Business Days after the same are sent, copies of all financial statements and reports that the Parent or any of its Subsidiaries sends to the holders of any class of its debt securities or public equity securities generally and, within five days after the same are filed, copies of all financial statements and reports that the Parent or any of its Subsidiaries may make to, or file with, the SEC;

(g) promptly after the receipt thereof, any notice (i) that any or all of the obligations under any Existing Indenture have been accelerated, or (ii) that the trustee or the required holders with respect to any of the Existing Notes has given notice that any or all such obligations are to be accelerated;

(h) provide the Agents with each of the reports set forth on Schedule 6.2(h) (collateral reporting and foreign credit insurance reporting) at the times specified therein. In addition, the Borrower agrees to cooperate fully with the Agents to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above;

(i) promptly, and in any event no later than five Business Days after the execution thereof, copies of the Post-Closing Documentation; and

(j) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

6.3 [Reserved] .

6.4 Conduct of Business and Maintenance of Existence, etc. (a) (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all necessary action to maintain all rights, privileges, franchises, Permits and licenses necessary in the proper conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent the failure to do so would not reasonable be expected to have a Material Adverse Effect; and (b) to the extent not in conflict with this Agreement or the other Loan Documents, comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. (a) Keep all Property and systems necessary in its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain insurance with financially sound and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Agents; provided, that, such insurance shall be deemed to be satisfactory to the Agents, if the insurance maintained by the Parent and its Subsidiaries is at least in substantially similar amounts and covering similar risks as the insurance maintained by the Loan Parties on the Closing Date. All policies covering the Collateral are to be made payable to the Collateral Agent, or such other Person as the Collateral Agent may designate from time to time, for the benefit of the Lenders, as their interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause. All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days’ prior written notice to the Collateral Agent of the exercise of any right of cancellation (or 10 days’ prior written notice in the case of cancellation for failure to pay premium). If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and accounts in which entries, to permit financial statements to be prepared in accordance with GAAP, shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and, at the Borrower’s expense, make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, Phase I Environmental Site Assessments (and, if requested by the Collateral Agent based upon the results of any such Phase I Environmental Site Assessment, a Phase II Environmental Site Assessment) or to discuss the business, operations, properties and financial and other condition of the Parent and its Subsidiaries with officers and employees of the Parent and its Subsidiaries and with their respective independent certified public accountants; provided that, in the absence of an Event of Default, (i) each Agent shall provide the Borrower or Parent, as applicable, with reasonable written notice prior to any visit or inspection and (ii) a representative of the Loan Parties shall be given the opportunity to be present for any discussion with their independent public accountants. The Borrower agrees to pay (a) $1,000 per day per examiner plus the examiner’s out-of-pocket costs and reasonable expenses incurred in connection with all such visits, audits, inspections, valuations and field examinations and (b) the out-of-pocket cost of all visits, audits, inspections, valuations and field examinations conducted by a third party on behalf of the Agents; provided that, in the absence of an Event of Default, the Borrower shall not be obligated to pay for more than four audits, one valuation and one other visit in any 12 month period; provided, however, that after the occurrence and during the continuance of an Event of Default, the Borrower shall pay for all audits, valuations and visits. Upon the request of the Borrower, the Administrative Agent shall provide the Borrower with a reasonably detailed report of any expenses or costs referred to in this Section 6.6, provided that Administrative Agent shall have the right to charge the Loan Account prior to giving such invoice to the Borrower.

6.7 Notices. Promptly give notice to the Agents and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation or proceeding affecting the Parent or any of its Subsidiaries in which the amount involved is at least $1,500,000 or in which injunctive or similar relief is sought and such injunctive relief, if granted, would reasonably be expected to have a Material Adverse Effect;

(c) the following events, as soon as possible and in any event within 15 days after a Responsible Officer the Borrower or the Parent knows or has reason to know thereof: (i)(A) the occurrence of any Reportable Event with respect to any Single Employer Plan or any similar or analogous event with respect to any Canadian Benefit Plan or Canadian Pension Plan, (B) a failure to make any required contribution to a Plan, a Canadian Benefit Plan or a Canadian Pension Plan, (C) the creation of any Lien in favor of the PBGC or a Single Employer Plan or any similar or analogous event with respect to any Canadian Benefit Plan or Canadian Pension Plan or (D) any complete or partial withdrawal by the Borrower or any Commonly Controlled Entity from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, or any similar or analogous event with respect to any Canadian Benefit Plan or Canadian Pension Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity to terminate any Plan or any similar or analogous event with respect to any Canadian Benefit Plan or Canadian Pension Plan, (iii) any notice and demand of withdrawal liability from any Multiemployer Plan with respect to the complete or partial withdrawal by the Borrower or any Commonly Controlled Entity from any Multiemployer Plan, or any notice from any Multiemployer Plan of the termination, Reorganization or Insolvency of such Multiemployer Plan or any similar or analogous event with respect to any Canadian Benefit Plan or Canadian Pension Plan, or (iv) an accumulated funding deficiency has been incurred by the Borrower or any Commonly Controlled Entity or an application has been made by the Borrower or any Commonly Controlled Entity to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Single Employer Plan or any similar or analogous event or application has occurred or been made with respect to any Canadian Benefit Plan or Canadian Pension Plan;

(d) as soon as possible and in any event within 15 days of obtaining knowledge thereof: any notice that any Governmental Authority may deny any application for an Environmental Permit sought by, or revoke or refuse to renew any Environmental Permit held by, a Loan Party; and

(e) any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.8 Environmental Laws. (a) Comply with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and Environmental Permits, and obtain, maintain and comply with and maintain, and ensure that all tenants and subtenants obtain, maintain and comply in all material respects with and maintain, any and all Environmental Permits, and shall provide to the Agents documentation of such compliance which any Agent reasonably requests;

(b) Conduct and complete all investigations, studies, sampling and testing, and all Remedial Actions reasonably required of the Parent or any of its Subsidiaries under Environmental Laws and promptly respond to all Environmental Actions by any Governmental Authorities;

(c) Promptly notify the Agents of any Release of a Material of Environmental Concern in excess of any reportable quantity and requiring a Remedial Action, and take such Remedial Actions reasonably required to abate said Release; and

(d) Promptly provide the Agents with written notice within ten (10) days of the receipt of any:

(i) notice that an Environmental Lien has been filed against real or personal property of the Parent or Subsidiary;

(ii) a notice of any Environmental Action which would be reasonably be expected to subject the Borrower to Environmental Costs of $1,500,000 or more; and

(iii) commencement of an Environmental Action or written notice that an Environmental Action will be filed against the Parent or its Subsidiaries which is reasonably expected to have a Material Adverse Effect on the Parent or its Subsidiaries.

6.9 [Reserved] .

6.10 Additional Collateral, etc. (a) With respect to any Property acquired after the Closing Date by any Loan Party (other than any Property subject to a Lien permitted by Section 7.3(f) or Section 7.3(g)) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Agent such amendments or supplements to the Pledge and Security Agreements, the Canadian General

Security Agreements, the Canadian Share/Partnership Pledges or such other documents as the Collateral Agent deems necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in such Property, including without limitation, the filing of financing statements in such jurisdictions as may be required by any Pledge and Security Agreement, any Canadian General Security Agreement, and Canadian Share/Partnership Pledge or by law or as may be reasonably requested by the Collateral Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by the a Loan Party (other than any real property subject to a Lien permitted by Section 7.3(f) or Section 7.3(g)), promptly, and in any event within 30 days after the acquisition thereof, (i) execute and deliver a first priority Mortgage (subject to Permitted Liens) in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Collateral Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Collateral Agent) and (y) any consents or estoppels reasonably deemed necessary by the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(c) With respect to any new U.S. or Canadian Subsidiary created or acquired after the Closing Date, by any Loan Party, promptly, and in any event within 15 days after such creation or acquisition, (i) execute and deliver to the Collateral Agent such amendments or supplements to the Pledge and Security Agreements and the Canadian Share/Partnership Pledges as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned directly by a Loan Party, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the applicable Loan Party, (iii) cause such new Subsidiary (A) to become a party to the Guaranty and a Pledge and Security Agreement and/or to execute a Canadian General Security Agreement and a Canadian Share/Partnership Pledge, as required by the Collateral Agent and (B) to take such actions necessary to grant to the Collateral Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Security Documents with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by any Security Document or by law or as may be requested by the Collateral Agent, and (iv) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(d) With respect to any new Subsidiary of the Parent organized in a jurisdiction other than the United States or Canada that is created or acquired after the Closing Date by a Loan Party, promptly, and in any event within 15 days after such creation or acquisition, (i) execute and deliver to the Collateral Agent such amendments or supplements to the Pledge and Security Agreements and the Canadian Share/Partnership Pledges as the Collateral Agent deems necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned directly by a Loan Party, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the applicable Loan Party, and take such other action as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Lien of the Collateral Agent thereon, and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

6.11 Borrowing Base Certificate. In the case of the Borrower, deliver or cause to be delivered to the Administrative Agent and Collateral Agent, at the Borrower’s expense, the Borrowing Base Certificate (a) at any time that the Revolving Credit Facility Utilization is equal to or less than $25,000,000, on a monthly basis and in no event later than 20 days after the end of each such month or more frequently as the Collateral Agent or the Administrative Agent may reasonably request, and (b) at any time that the Revolving Credit Facility Usage is greater than $25,000,000, on a weekly basis and in no event later than 3 Business Days after the end of each week or more frequently as the Administrative Agent may reasonably request, in each case supported by schedules showing the derivation thereof and containing such detail and other information as any Agent may reasonably request from time to time, provided that (i) the Borrowing Base set forth in the Borrowing Base Certificate shall be effective from and including the date such Borrowing Base Certificate is duly received by the Agents to but not including the date on which a subsequent Borrowing Base Certificate is received by the Agents, unless any Agent disputes the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof by notice of such dispute to the Borrower and (ii) in the event of any dispute about the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof, such Agent’s Permitted Discretion shall control. The Borrower shall also deliver to the Administrative Agent and Collateral Agent such other reports, statements and reconciliations with respect to the Borrowing Base or the Collateral as either of them shall from time to time request in its reasonable discretion.

6.12 Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in Section 4.17.

6.13 Pension and Benefit Plans.

(a) ERISA. The Parent and the Borrower will cause to be delivered to the Agents, promptly upon the Agents’ written request, any or all of the following: (i) a copy of each material Plan and, if applicable, related trust agreements or other funding instruments and all amendments thereto, and the most recent summary plan description (and any summaries of material modifications) thereof that have been distributed to employees or former employees of the Parent or any of its Subsidiaries; (ii) the most recent determination letter issued by the Internal Revenue Service with respect to each Single Employer Plan; (iii) for the three most recent plan years preceding the Agents’ request, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Plan; (iv) a listing of all Multiemployer Plans, with the aggregate amount of the most recently completed twelve (12) calendar months of contributions required to be made by the Borrower or any Commonly Controlled Entity to each such Plan and copies of the collective bargaining agreements requiring such contributions; (v) any written information that has been provided to the Borrower or any Commonly Controlled Entity regarding withdrawal liability under any Multiemployer Plan; (vi) the aggregate amount of payments made under any employee welfare benefit plan (as defined in Section 3(1) of ERISA) to any retired employees of the Parent or any of its Subsidiaries (or any dependents thereof) during the most recently completed fiscal year of the Borrower; and (vii) documents reflecting any agreements between the PBGC and the Borrower or any Commonly Controlled Entity with respect to any Plan.

(b) Canadian Benefit and Pension Plans.

(i) The Parent and the Borrower will cause to be delivered to the Agents, promptly upon the Agents’ written request, a copy of each Canadian Benefit Plan and Canadian Pension Plan (or, where any such Canadian Benefit Plan or Canadian Pension Plan is not in writing, a complete description of all material terms thereof) and, if applicable, related trust agreements or other funding instruments and all amendments thereto, and all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of the Loan Parties.

(ii) The Parent and the Borrower shall use their commercially reasonable efforts to obtain and to provide the Agents with written confirmation from the applicable Governmental Authorities that each Canadian Pension Plan adopted by any Loan Party which is required to be registered under the Income Tax (Canada) or any other Requirement of Law has been registered. From and after the adoption and registration of any Canadian Pension Plan and subject to any power or right to terminate a Canadian Pension Plan in whole or in part, each Loan Party shall use commercially reasonable efforts to ensure that the plan retains its registered status under and is administered in all material respects in accordance with the applicable pension plan text, funding agreement, the Income Tax Act (Canada) and all other Requirements of Law.

(iii) The Parent and the Borrower shall cause all reports and disclosures relating to any Canadian Pension Plan that are required by the plan or any Requirement of Law to be filed or distributed in a timely manner.

(iv) The Parent and the Borrower shall cause each Loan Party to perform in all material respects all obligations (including (if applicable), funding, investment and administration obligations) required to be performed by it in connection with each Canadian Pension Plan and Canadian Benefit Plan and the funding media therefor; make all contributions and pay all premiums required to be made or paid by it in accordance with the terms of the plan and all Requirements of Law and withhold by way of authorized payroll deductions or otherwise collect and pay into the plan all employee contributions required to be withheld or collected by it in accordance with the terms of the plan and all Requirements of Law; and ensure that, to the extent that the Loan Party has a Canadian Pension Plan which is a defined benefit pension plan, that such plan is fully funded, both on an ongoing basis and on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with GAAP) in accordance with Requirements of Law.

6.14 Payment of Taxes. Each Loan Party and each of its Subsidiaries will pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or Properties, in each case on a timely basis (after taking into account all extensions or grace periods with respect thereto, if any, under applicable law), and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of a Loan Party or its Subsidiaries; provided, however, that neither a Loan Party nor its Subsidiaries shall be required to pay any such tax, assessment charge, levy or claim (i) which is being contested in good faith by proper proceeding if adequate reserves with respect thereto are maintained on the books of the Loan Party or its Subsidiaries in accordance with GAAP or (ii) which, together with all other unpaid taxes, assessments, charges, levies or claims, does not exceed $1,000,000 in the aggregate.

6.15 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent or the Collateral Agent, as applicable, may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Collateral Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or, to the extent provided in Section 6.10, with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by any Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that such Agent or such Lender may be required to obtain from the Parent or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

6.16 Change in Collateral; Collateral Records. Give the Collateral Agent written notice (i) not less than 10 Business Days prior to any change in the location of any Collateral, other than to locations with respect to which the Collateral Agent has filed financing statements or otherwise has fully perfected its Liens thereon, and (ii) promptly, and in any event no later than 5 Business Days after any change in the location of any Collateral to locations with respect to which the Collateral Agent has not filed financing statements or otherwise has fully perfected its Lien thereon, other than to locations set forth on Schedule 6.16.

6.17 Landlord Waivers; Collateral Access Agreements. At any time any Collateral is located on any real property which is not owned by a Loan Party, either (i) obtain a Collateral Access Agreement, under which the applicable landlord or owner of such real property agrees to (x) subordinate all present and future Liens which the owner or lessor of such premises may be entitled to assert against the Collateral and (y) provide access to Collateral located on such premises in order to remove such Collateral from such premises during an Event of Default or (ii) inform the Administrative Agent that it has decided not to seek a Collateral Access Agreement, in which case the Administrative Agent may, in its Permitted Discretion, establish such reserves to the Borrowing Base as it deems necessary with respect to any such Collateral.

SECTION 7. NEGATIVE COVENANTS

The Parent and the Borrower each hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit (other than any Letter of Credit that has been cash collateralized in accordance with the terms of this Agreement or as to which the Borrower has provided an Acceptable Backup Letter of Credit to be held by the Administrative Agent for the benefit of the Issuing Bank and the Revolving Credit Lenders) remains outstanding or any Loan or other amount is owing to any Lender, any Agent or the Arranger hereunder, each of the Parent and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Permit Consolidated EBITDA of the Parent and its Subsidiaries for the periods set forth on Schedule 7.1 to be less than the applicable amount set forth for such period on Schedule 7.1.

(b) Permit the Consolidated Leverage Ratio for the periods set forth on Schedule 7.1 to be greater than the applicable ratio set forth for such period on Schedule 7.1.

7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document or any Obligation of the Borrower under any Bank Product Agreement;

(b) Indebtedness (i) of the Borrower to the Parent or any other Loan Party, (ii) of any Guarantor (other than the Parent) to the Borrower, the Parent or any other Loan Party and (iii) of the Parent to any other Loan Party, to the extent such Indebtedness shall constitute a Restricted Payment permitted by Sections 7.6(c), (d) or (e), in each of clauses (i), (ii) and (iii) above, provided that (w) such Indebtedness is subject to the terms and conditions of the Intercompany Subordination Agreement, (x) such Indebtedness is evidenced by an intercompany note, in form and substance reasonably satisfactory to the Collateral Agent, and subject to the first priority security interest of the Collateral Agent, (y) such intercompany note is delivered (together with an endorsement allonge) to the Collateral Agent, and (z) to the extent such Indebtedness is incurred in connection with the Post-Closing Transactions, the Post-Closing Documentation entered into in connection therewith is in form and substance reasonably satisfactory to the Agents;

(c) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding.

(d) Indebtedness that is outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof, other than capitalizing any fees, expenses, penalties and premiums);

(e) Guarantee Obligations made in the ordinary course of business by the Parent or any of its Subsidiaries of obligations of the Borrower or any Guarantor permitted hereunder;

(f) [reserved];

(g) Indebtedness issued to insurance companies, or their Affiliates, to finance insurance premiums payable to such insurance companies in connection with insurance policies purchased by a Loan Party in the ordinary course of business;

(h) Indebtedness and obligations owing under any Hedge Agreement permitted by Section 7.16;

(i) Indebtedness arising under any performance or surety bond or arising under any indemnity agreement relating thereto entered into in the ordinary course of business in an aggregate principal amount at any time outstanding not to exceed $20,000,000;

(j) Indebtedness consisting of deferred purchase price or notes issued to officers, directors and employees to purchase or redeem Capital Stock in an aggregate amount at any time outstanding not to exceed $1,000,000 so long as such Indebtedness is subordinated to the Obligations on terms and conditions satisfactory to the Collateral Agent;

(k) Indebtedness disclosed on Schedule 4.24; provided, that the Post-Closing Documentation entered into in connection therewith is in form and substance reasonably satisfactory to the Agents;

(l) Indebtedness of a Person that exists at the time such Person is acquired by the Parent or any Subsidiary pursuant to a Permitted Acquisition so long as (i) such Indebtedness is not incurred by such Person, the Parent or such Subsidiary in contemplation of (or in connection with) a Permitted Acquisition, (ii) such Indebtedness is not otherwise prohibited pursuant to the definition of the term “Permitted Acquisition”, and (iii) the aggregate principal amount of all such Indebtedness at any time outstanding does not exceed $1,000,000; and

(m) the incurrence by the Parent or Subsidiary of additional unsecured Indebtedness (including in respect of overdraft protection and Guarantee Obligations in the ordinary course of business) not otherwise permitted hereunder in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $5,000,000.

7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of a Loan Party or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, builders’, materialmen’s, repairmen’s, woodworkers’ or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained in the books of the applicable Loan Party, in conformity with GAAP;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits by or on behalf of the Parent or any of its Subsidiaries, to secure the performance of bids, trade contracts (other than for the payment of money), leases, statutory obligations, appeal bonds and other obligations of a like nature incurred in the ordinary course of business, so long as the aggregate amount of all such deposits (excluding the deposits permitted by clause (r) below) at any one time outstanding does not exceed $3,000,000;

(e) reservations in original grants from the Crown, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount, do not secure obligations for the payment of money and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Parent or any of its Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Parent or any of its Subsidiaries incurred pursuant to Section 7.2(c) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created within 90 days after the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, and (iii) the amount of Indebtedness initially secured thereby is not more than 100% of the purchase price of such fixed or capital asset;

(h) [reserved];

(i) Liens created pursuant to the Security Documents;

(j) any interest or title of a lessor under any lease entered into by the Parent or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(k) Liens in connection with attachments or judgments in circumstances not constituting an Event of Default under Section 8(i);

(l) Liens arising by operation of law consisting of customary and ordinary course rights of setoff upon deposits of cash in favor of banks or other depository institutions in the ordinary course of business;

(m) Liens on unearned premiums in respect of insurance policies securing insurance premium financing permitted under Section 7.2(g);

(n) assignments of insurance or condemnation proceeds to landlords (or their mortgagees) pursuant to the terms of any lease and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease, in each case to the extent made or incurred in the ordinary course of business;

(o) deposits with suppliers in the ordinary course of business in an aggregate amount not to exceed $10,000,000 at any time;

(p) Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement permitted hereunder to the extent that the aggregate amount of all such cash earnest money deposits do not exceed $1,000,000 at any time;

(q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r) deposits (excluding the deposits permitted by clause (d) above) by or on behalf of the Parent or any of its Subsidiaries, to secure Indebtedness permitted by Section 7.2(i);

(s) Liens to secure Indebtedness permitted by Section 7.2(l);

(t) deposits and letters of credit securing obligations under Hedge Agreements permitted by Section 7.16;

(u) any renewal or replacement (or successive renewals or replacements), in whole or in part, of any Lien referred to in this Section 7.3; provided that such renewal or replacement Lien (i) shall be limited to all or a part of the property which secured the Lien so renewed or replaced (plus improvements on such property), and (ii) shall not secure any increase in the principal amount of any obligations originally secured by the Lien so renewed or replaced; and

(v) Liens not otherwise permitted by this Section 7.3 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate book value (determined, in the case of each such Lien, as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $3,000,000 at any one time.

7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a) any Solvent Subsidiary of the Parent may be merged, amalgamated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Guarantor (provided that (i) such Guarantor shall be the continuing or surviving corporation or (ii) simultaneously with such transaction, the continuing or surviving corporation shall become a Guarantor and the Borrower shall comply with Section 6.10 in connection therewith);

(b) any Subsidiary that is not a Guarantor may be merged or consolidated with or into any other Subsidiary that is not a Guarantor;

(c) any Subsidiary of the Parent may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Guarantor; and

(d) any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation to the extent that such structuring would not otherwise violate the terms of this Agreement.

7.5 Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary of the Parent, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete, worn out or surplus Property (other than surplus real property and other than surplus inventory) in the ordinary course of business (including the abandonment or termination of leasehold interests in the ordinary course of business);

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 7.4;

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Guarantor;

(e) the Disposition of property or assets from one Loan Party to another Loan Party; provided, that prior to or simultaneously with any such Dispositions, all actions (including all actions required by the Collateral Agent) shall be taken to insure the continued perfection and priority of the Liens created by the Security Documents on such property and assets;

(f) the Disposition of any assets (other than Capital Stock of Subsidiaries of the Parent); provided that (i) such sale, lease or other disposition shall be for Fair Market Value, (ii) the cash consideration received in respect thereof shall be not less than 75% of such Fair Market Value, and (iii)(a) the aggregate proceeds received from all assets so sold, leased or disposed of in any fiscal year (except as otherwise permitted by this Section 7.5), shall not exceed $2,500,000 per fiscal year and (b) to the extent that the Loan Parties request the consent of the Lenders to make Dispositions in addition to the Dispositions otherwise permitted by this Section 7.5, the Lenders agree to consider such additional Dispositions in good faith based upon the projected cash flow of the Parent and its Subsidiaries on a pro forma basis after giving effect to such Disposition, the consideration proposed to be received for the assets being Disposed of, and the projected Consolidated EBITDA and Consolidated Leverage Ratio of the Parent and its Subsidiaries on a pro forma basis after giving effect to such Disposition, provided that, nothing in this clause (b) shall be or be deemed a consent to any such additional Disposition or to any amendment to this Agreement in connection with any such additional Disposition;

(g) Dispositions of Property constituting investments permitted under Section 7.8 and Dispositions of Property constituting Restricted Payments permitted by Section 7.6;

(h) any Recovery Event;

(i) leases or subleases of real property owned or leased by any Loan Party to the extent such real property is not necessary or material to the business of the Loan Parties, entered into in the ordinary course of such Loan Party’s business in an arms length transaction and provided that any such lease shall expressly provide, pursuant to terms either (i) acceptable to the Collateral Agent in its reasonable discretion or (ii) previously provided to the Borrower and approved by the Collateral Agent, in each case, with the effect that such lease, and the tenant’s rights thereunder, are subject and subordinate in all respects to any Mortgage thereon and to the Lien thereof;

(j) Dispositions of cash and Cash Equivalents in the ordinary course of business and in a manner not otherwise prohibited by the terms of this Agreement or any other Loan Document;

(k) discounts or forgiveness of accounts receivable in the ordinary course of business or in connection with collection or compromise thereof (excluding credit memos issued in the ordinary course of business consistent with past practice) in an aggregate amount not to exceed an amount equal to the amount of the deductible under the Loan Parties’ credit insurance policies then in effect as reduced by any amounts applied to such deductible plus $1,500,000 in any fiscal year;

(l) assignments of contract rights to purchase logs and chips in the ordinary course of business consistent with past practice; and

(m) the sale, lease or other disposition of any portion of the Midway Facility from time to time; provided, that such sale, lease or other disposition shall be for Fair Market Value.

7.6 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any of its Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent, the Borrower or any of their Subsidiaries, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Parent, the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Guarantor;

(b) the Parent, the Borrower and any of their respective Subsidiaries may make Restricted Payments in the form of such Person’s common stock; provided, that, in the case of the Borrower and its Subsidiaries, such Restricted Payments shall be made to a Loan Party;

(c) the Borrower may make distributions to the Parent in the form of a loan, advance or dividend to enable the Parent to, and the Parent may, repurchase its Capital Stock in connection with the administration of its equity-based compensation plans from time to time in effect, including (i) in connection with the cashless exercise of stock options, (ii) the repurchase of restricted stock from employees, directors and other recipients under such plans at nominal values and (iii) the repurchase of Capital Stock from employees, directors and other such recipients to satisfy federal, state or local tax withholding obligations of such employees, directors and other recipients with respect to income deemed earned as the result of options, stock grants or other awards made under such plans, provided that (x) no Default or Event of Default shall have occurred and be continuing, and (y) the amount of cash expended for purposes described in clauses (i) through (iii) above shall not exceed $500,000 in any fiscal year or $1,000,000 in the aggregate while this Agreement is in effect;

(d) the Borrower may make distributions to the Parent and the Parent may make distributions to the holders of its Capital Stock and repurchase its common stock at market prices in an amount not to exceed $5,000,000 in the aggregate during the term of this Agreement, in each case such distributions may be in the form of a loan, advance or dividend; provided, that; if the Consolidated Leverage Ratio of the Parent and its Subsidiaries is less than or equal to 2.75 to 1.0 at the end of a fiscal year and the Consolidated EBITDA of the Parent and its Subsidiaries is greater than or equal to $55,000,000 for such fiscal year, as reflected in the audited financial statements for such fiscal year delivered to the Agents and the Lenders pursuant to Section 6.1(a), then the Parent may pay cash dividends to the holders of its Capital Stock and repurchase its common stock at market prices in an aggregate amount not to exceed $5,000,000 in the twelve months immediately following delivery of such financial statements and the amount of such dividends paid and repurchases made in such twelve-month period shall not reduce the $5,000,000 aggregate basket during the term of this Agreement permitted above; provided, further, that any such payment of cash dividends and repurchases of common stock pursuant to this Section 7.6(d) shall only be permitted so long as (i) no Default or Event of Default exists and is continuing, or would result therefrom, (ii) the Consolidated Leverage Ratio (based on the most recent twelve month fiscal period for which audited annual consolidated financial statements are available and calculated on a pro forma basis after giving effect to such Restricted Payment) is not greater than 2.75 to 1.0, (iii) after giving effect to such Restricted Payment, Availability shall not be less than an amount equal to $15,000,000 plus the amount of the projected cash interest expense for the next succeeding 12 fiscal month period, (iv) the aggregate amount of all Restricted Payments made pursuant to this Section 7.6(d) through such date, pro forma to include such cash dividend and all amounts paid in respect of such repurchase, does not exceed that portion of the cumulative Excess Cash Flow of the Parent and its Subsidiaries from the Closing Date through such date that is not required to be applied as a mandatory prepayment of the Loans pursuant to Section 2.13(c), (v) such cash dividends are not paid and such payments are not made in respect of repurchase of common stock in any fiscal year prior to the date of the delivery to the Agents and the Lenders of the annual audited financial statements pursuant to Section 6.1(a) for the prior fiscal year, and (vi) it has delivered a certificate of a Responsible Officer which confirms that the requirements of clauses (ii) and (iii) have been met; and

(e) the Borrower may make distributions to the Parent in the form of loans, advances or dividends (i) to enable the Parent to pay, and the Parent may pay, any taxes that are due and payable by the Parent and its Subsidiaries as part of a consolidated group, (ii) so long as no Event of Default has occurred and is continuing and Revolving Credit Loan Availability is at least $2,000,000 immediately after giving effect to such payment, in amount equal to (x) the interest due on the intercompany note described in Section 4.24, and (y) the interest due on the Existing Notes payable by the Parent to the extent not paid in accordance with Section 4.24, and (iii) to pay corporate overhead expenses, other than amounts payable pursuant to clauses (i) and (ii) above, payable by the Parent and incurred in the ordinary course of business consistent with past practice.

7.7 Limitation on Capital Expenditures. Make or commit to make any Capital Expenditure, except (a) Capital Expenditures of the Parent and its Subsidiaries not exceeding (i) $30,000,000 in the 2006 fiscal year, and (ii) $30,000,000 per fiscal year in the case of fiscal years 2007 through 2012; provided, that (A) up to 50% of such amount referred to in clause (i) above, if not so expended in the 2006 fiscal year, may be carried over for expenditure in the 2007 fiscal year, and (B) up to 50% of such amounts referred to in clause (ii) above, if not expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and second, in respect of amounts carried over from the prior fiscal year, (b) Capital Expenditures made, subject to the conditions set forth in Section 2.13(l) with any amounts permitted to be used pursuant to such Section.

7.8 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) Investments arising in connection with the incurrence of Indebtedness permitted by Section 7.2(b) and (e);

(d) loans and advances to employees of the Parent, the Borrower or any Subsidiaries of the Borrower in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the Parent, the Borrower and Subsidiaries of the Borrower not to exceed $250,000 at any one time outstanding;

(e) Investments in assets subject to the conditions set forth in Sections 2.13(l) made by the Borrower or any of its Subsidiaries with any amounts permitted pursuant to such Section;

(f) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.8(c)) by the Parent or any of its Subsidiaries in (i) the Borrower or any Person that is a Wholly Owned Guarantor or (ii) in the Parent to enable it to make a Restricted Payment permitted by Section 7.6;

(g) any Investments received in consideration for an asset sale permitted by Section 7.5; provided that the Loan Parties shall take appropriate steps to grant a first priority security interest in such Investments in favor of the Collateral Agent, for the benefit of the Secured Parties;

(h) Investments (including Indebtedness and other obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers in the ordinary course of business;

(i) Hedge Agreements permitted by Section 7.16;

(j) Permitted Acquisitions;

(k) earnest money required in connection with Permitted Acquisitions to the extent permitted by Section 7.3(o);

(l) existing Investments described on Schedule 7.8;

(m) to the extent permitted by applicable law, notes from officers and employees in exchange for Capital Stock of the Parent purchased by such officers or employees pursuant to a stock ownership or purchase plan or compensation plan; and

(n) in addition to Investments otherwise expressly permitted by this Section, Investments by the Parent or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed, $2,500,000 during the term of this Agreement.

7.9 Limitation on Optional Payments and Modifications of Debt Instruments, etc. (a) Make or offer to make any repayment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, the principal amount of the Existing Notes or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance prior to the scheduled maturity thereof (other than refinancings or refundings permitted by Section 7.2), or (b) amend its Constituent Documents or the Existing Indentures in any manner determined by any of the Agents to be adverse to the Lenders.

7.10 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Parent, the Borrower or any other Loan Party) unless such transaction is (a)

otherwise permitted under this Agreement, (b) in the ordinary course of business of the Parent, the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Parent, the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Parent, the Borrower and their Subsidiaries may (i) pay reasonable and customary fees to members of their respective boards of directors, (ii) pay reasonable compensation and benefits (including, without limitation, permitted incentive stock plans) to officers, (iii) enter into compensation arrangements for officers and other employees of the Parent and its Subsidiaries in the ordinary course of business, (iv) issue Capital Stock of the Parent to directors and management of the Parent and its Subsidiaries, and (v) make Restricted Payments to the extent permitted by Section 7.6.

7.11 Limitation on Sales and Leasebacks . Enter into any arrangement with any Person providing for the leasing by the Parent or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by the Parent or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

7.12 Limitation on Changes in Fiscal Periods . Permit the fiscal year of the Parent or the Borrower to end on a day other than December 31 or change the Parent’s or the Borrower’s method of determining fiscal quarters.

7.13 Limitation on Negative Pledge Clauses . Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Parent or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guaranty, other than (a) this Agreement and the other Loan Documents, (b) the Existing Indentures and permitted refinancings thereof, (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), and (d) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business; provided, that such restrictions are (i) limited to the property or assets subject to such leases, licenses, joint venture agreements or similar agreements, as the case may be and (ii) enforceable under applicable law.

7.14 Limitation on Restrictions on Subsidiary Distributions . Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Parent, the Borrower or any other Subsidiary, (b) make Investments in the Parent, the Borrower or any other Subsidiary or (c) transfer any of its assets to the Parent, the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and the Existing Indentures (and permitted refinancings thereof), (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) restrictions on transfers of assets subject to Liens permitted by

Section 7.3(g) and (iv) customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business; provided, that such restrictions are (i) limited to the property or assets subject to such leases, licenses, joint venture agreements or similar agreements, as the case may be and (ii) enforceable under applicable law.

7.15 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Parent and its Subsidiaries are engaged on the date of this Agreement and those that are reasonably related thereto; provided, that Pope & Talbot Pulp Sales Europe LLC shall not own any assets with a fair market value in excess of $100,000 in aggregate or incur any liabilities and shall only continue to conduct its business as a European sales office in a manner consistent with past practice as of the date of this Agreement.

7.16 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates, commodity prices or foreign exchange rates.

7.17 Deposit Accounts and Securities Accounts. The Parent and its Subsidiaries shall not maintain a balance of more than $50,000 in the aggregate at any time for all deposit, checking, operating, securities and other similar accounts of the Loan Parties (other than accounts which are used to support customs bonds, workers’ compensation obligations, timber purchase contracts, surety and performance bonds, and other similar bonds, in each case to the extent permitted by the terms of this Agreement, which accounts contain an aggregate amount not to exceed $3,000,000 at any time) that are not subject to control agreements, in form and substance reasonably satisfactory to the Agents and in favor of the Administrative Agent, as sub-agent of the Collateral Agent.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) (i) The Borrower shall fail to pay any principal of any Loan, reimbursement obligations in respect of Letters of Credit or Collateral Agent Advance when due in accordance with the terms hereof, or (ii) the Borrower shall fail to pay any interest on any Loan or reimbursement obligations in respect of Letters of Credit, or (iii) any Loan Party shall fail to pay any other amount payable hereunder or under any other Loan Document or Bank Product Agreement, when due in accordance with the terms hereof or thereof; provided, however, that if the charging of interest, fees or expenses to the Loan Account results in either (x) the aggregate principal amount of Revolving Credit Loans and Swing Line Loans exceeding the Maximum Revolving Credit Cash Amount or (y) the Total Revolving Extensions of Credit exceeding the lesser of (A) the Total Revolving Credit Commitment and (B) the then current Borrowing Base, such event shall not constitute an Event of Default under this Section 8(a) if, within three (3) Business Days of the occurrence of such event or such overadvance, the Borrower eliminates such event or overadvance; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on or as of the date made or deemed made or furnished; or

(c) (i) Any Loan Party shall default in the observance or performance of any agreement contained in Sections 6.1, 6.2 (other than Sections 6.2(e) and 6.2(f)), 6.4, 6.5, 6.6, 6.7(a), 6.11, 6.12, 6.14 or Section 7, in Section 6 of any Pledge and Security Agreement, or in Section 6 of any Canadian General Security Agreement, or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d) Any Loan Party shall default in the observance or performance of any agreement contained in Sections 6.2(e) or 6.2(f), and such default shall continue unremedied for a period of 15 days; or

(e) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (d) of this Section), and such default shall continue unremedied for a period of 30 days; or

(f) the Parent or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans, reimbursement obligations in respect of Letters of Credit and Collateral Agent Advances) on the due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (f) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (f) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $5,000,000; or

(g) (i) The Parent or any of its Subsidiaries (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, receiver manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Parent or any of its Subsidiaries (other than an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Parent or any of its Subsidiaries (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Parent or any of its Subsidiaries (other than an Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Parent or any of its Subsidiaries (other than an Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Parent or any of its Subsidiaries (other than an Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h) (i) any Loan Party shall engage in any “nonexempt prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan, or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii)(A) a Reportable Event shall occur with respect to any Single Employer Plan, or (B) the PBGC shall commence proceedings under Section 4042 of ERISA to have a trustee appointed, or a trustee shall be appointed under Section 4042 of ERISA, to administer or to terminate any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate, (v) the Borrower or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) the Borrower, or any of its Subsidiaries or any Commonly Controlled Entity shall be required to make during any fiscal year of the Borrower payments pursuant to any employee welfare benefit plan (as defined in Section 3.1 of ERISA) that provides benefits to retired employees (or their dependents) that, in the aggregate, would exceed $1,000,000, with respect to such fiscal year, (vii) the Borrower, or any of its Subsidiaries or any Commonly Controlled Entity shall be required to make during any fiscal year of the Borrower contributions to any defined benefit pension plan subject to Title IV of ERISA (including any Multiemployer Plan) that, in the aggregate, would exceed $1,000,000, with respect to such fiscal year or (viii) any other similar event or condition shall occur or exist with respect to a Plan, a Canadian Benefit Plan or Canadian Pension Plan if such event or condition would reasonably be expected to have a Material Adverse Effect; or

(i) one or more judgments, orders, awards or decrees (or any settlement of any claim that, if breached, results in a judgment, order, award or decree) shall be entered against the Parent or any of its Subsidiaries involving for the Parent and its Subsidiaries, taken as a whole, a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $2,500,000 or more and shall remain unsatisfied, and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, (ii) there shall be a period of 30 consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) at any time during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, is in effect, such judgment, order, award or settlement is not bonded in the full amount of such judgment, order, award or settlement;

(j) any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 9.12), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien on Property with an aggregate value of $2,500,000 or more created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby;

(k) the Guaranty shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 9.12), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert;

(l) the Parent, the Borrower or any of their Subsidiaries is enjoined, restrained or in any way prevented (including, without limitation, by expropriation, confiscation, involuntary purchase, sale, or other taking, whether or not with compensation, of all or substantially all of the property and assets of the Parent, the Borrower and their Subsidiaries, taken as a whole) by the order of any court or any Governmental Authority from conducting all or any material part of the business of the Parent, the Borrower and their Subsidiaries, taken as a whole, for more than 15 days;

(m) any strike, lockout or labor dispute, which causes, for more than 15 days, the cessation or substantial curtailment of revenue producing activities of the Parent, the Borrower and their Subsidiaries, taken as a whole, if any such strike, lockout or labor dispute would reasonably be expected to result in a Material Adverse Effect; or

(n) any Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of obligations in respect of Letters of Credit, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, any or all of the following actions may be taken: with the consent of the Majority Revolving Credit Facility Lenders or the Majority Facility Lenders in respect of the Term Loan Facility, the Collateral Agent may, or upon the request of the Majority Revolving Credit Facility Lenders or the Majority Facility Lenders in respect of the Term Loan Facility, the

Collateral Agent shall, by notice to the Borrower, declare (i) the Loans hereunder (with accrued interest thereon), and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of obligations in respect of Letters of Credit, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (ii) the Revolving Credit Commitments to be terminated forthwith (whereupon the Revolving Credit Commitments shall immediately terminate). In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in immediately available funds equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit (and the Borrower hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such Letters of Credit and all other Obligations). If at any time the Administrative Agent determines that any funds held in such cash collateral account are subject to any right or claim of any Person other than the Collateral Agent and the Secured Parties or that the total amount of such funds is less than the aggregate undrawn and unexpired amount of outstanding Letters of Credit, the Borrower shall, forthwith upon demand by the Administrative Agent, pay to the Collateral Agent, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent determines to be free and clear of any such right and claim. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all reimbursement obligations in respect of Letters of Credit shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). With respect to the Revolver Priority Collateral, the Collateral Agent shall not be required to exercise such enforcement rights and remedies so long as the Collateral Agent shall irrevocably appoint the Administrative Agent, in writing, as an agent of the Collateral Agent for purposes of exercising such enforcement rights and remedies with respect to the Revolver Priority Collateral. All such actions shall be taken by the Collateral Agent or the Administrative Agent, as applicable, to realize a commercially reasonable value from the Collateral within a commercially reasonable time. For the avoidance of doubt, the Administrative Agent shall have the benefit of the provisions of Section 9.3 in acting as an appointee of the Collateral Agent hereunder.

SECTION 9. THE AGENTS; THE ARRANGER

9.1 Appointment . Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents (including, but without limitation, to make the Loans and Collateral Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document) and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

9.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither the Arranger, any Agent nor any officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Arranger, the Syndication Agent, or the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee (or the registered assigns) of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.6 and all actions required by such Section in connection with such transfer shall have been taken. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that any Agent shall receive such a notice, such Agent shall notify the Administrative Agent who, promptly upon receipt of such notification, shall give notice thereof to the Lenders. The Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Revolving Credit Facility Lenders or the Majority Facility Lenders in respect of the Term Loan B Facility and the Term Loan C Facility (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that (i) unless and until the Collateral Agent shall have received such directions or (ii) subject to Section 8, if the Collateral Agent shall receive conflicting directions, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non Reliance on the Arranger, the Syndication Agent, the Agents and Other Lenders. Each Lender expressly acknowledges that neither the Arranger, the Syndication Agent, any of the Agents nor any of their respective officers, directors, employees, agents, attorneys and other advisors, partners, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Arranger or any Agent to any Lender. Each Lender represents to the Agents, the Syndication Agent and the Arranger that it has, independently and without reliance upon the Arranger, the Syndication Agent, any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans (and in the case of any the Issuing Lender, to issue its Letters of Credit) hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Arranger, the Syndication Agent, any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, none of the Arranger, the Syndication Agent or any Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Arranger, the Syndication Agent or any Agent or any of its officers, directors, employees, agents, attorneys and other advisors, partners, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify the Arranger, the Syndication Agent and each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save the Arranger, the Syndication Agent and each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Arranger, the Syndication Agent or such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Arranger, the Syndication Agent or such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from the Arranger’s or such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Arranger, the Syndication Agent and Agents in their Individual Capacities. The Arranger, the Syndication Agent and each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Arranger, the Syndication Agent or such Agent were not an Arranger or a Syndication Agent or an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Arranger, the Syndication Agent and each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Arranger or a Syndication Agent or an Agent, and the terms “Lender” and “Lenders” shall include the Arranger, the Syndication Agent, and the Agents in their individual capacities.

9.9 Successor Agent. The Administrative Agent, the Collateral Agent and the Term Loan B Agent may resign as such agent upon 30 days’ notice (or such shorter notice as the Required Lenders may agree) to the Lenders and the Borrower. If the Administrative Agent, Collateral Agent or the Term Loan B Agent shall resign as Administrative Agent, Collateral Agent or Term Loan B Agent, respectively, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(g) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, Collateral Agent or Term Loan B Agent, as applicable, and the terms “Administrative Agent”, “Collateral Agent” and “Term Loan B Agent”, as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s, Collateral Agent’s or Term Loan B Agent’s, as applicable, rights, powers and duties as Administrative Agent, Collateral Agent or Term Loan B Agent, respectively, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent, Collateral Agent or Term Loan B Agent, as applicable, or any of the parties to this Agreement or any holders of the Loans or issuers of Letters of Credit. If no successor agent has accepted appointment as Administrative Agent, Collateral Agent or Term Loan B Agent, as applicable, by the date that is 30 days following a retiring Administrative Agent’s, Collateral Agent’s or Term Loan B Agent’s, as applicable, notice of resignation, the retiring Administrative Agent’s, Collateral Agent’s or Term Loan B Agent’s, as applicable, resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent, Collateral Agent or Term Loan B Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Agent’s resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

9.10 Authorization to Release Liens and Guarantees. The Collateral Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 9.12.

9.11 The Arranger and the Syndication Agent. The Arranger and the Syndication Agent, in their respective capacities as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.

9.12 Collateral Matters.

(a) The Collateral Agent may from time to time make such disbursements and advances (“Collateral Agent Advances”) which the Collateral Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans, contingent reimbursement obligations with respect to outstanding Letters of Credit, and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 10.5. The Collateral Agent Advances shall be repayable on demand and be secured by the Collateral. The Collateral Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account. The Collateral Agent shall notify each Lender and the Borrower in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance. Without limitation to its obligations pursuant to Section 9.7, each Lender agrees that it shall make available to the Collateral Agent, upon the Collateral Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Collateral Agent Advance. If such funds are not made available to the Collateral Agent by such Lender, the Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Effective Rate for three Business Days and thereafter at the rate in effect for Term Loans that are Base Rate Loans.

(b) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its sole discretion (without notice to, or vote or consent of any other Agent, any Lender or any affiliate of any Lender that is a party to any Bank Product Agreement), to release any Lien on any Collateral and to release any guarantee obligations of any Person (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if the Borrower certifies to the Collateral Agent that the sale or disposition is permitted under this Agreement or the other Loan Documents and that the proceeds thereof will be applied as required under this Agreement (and the Collateral Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property not then or at any time previously owned by a Loan Party or leased by a Loan Party under a lease that has expired or is terminated in a transaction permitted under this Agreement. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.12(b).

(c) Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 9.12(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 9.12(b). If so requested, upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d) Notwithstanding anything to the contrary contained herein or any other Loan Document (i) when all Obligations (other than obligations in respect of any Bank Product Agreement) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding (other than any Letter of Credit that has been cash collateralized in accordance with the terms of this Agreement), upon request of the Borrower, the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Bank Product Agreements take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Bank Product Agreements, and (ii) if any Loan Party Disposes of any Collateral in a transaction not prohibited by this Agreement or the other Loan Documents, upon request of the Borrower, the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Bank Product Agreements) take such actions as shall be required to release its security interest in the Collateral being Disposed of and release any guarantee obligations of any Person being Disposed of to the extent that any such Disposition of Collateral results in the Disposition of a Guarantor, in each case if the Borrower certifies to the Collateral Agent that the Disposition is permitted under this Agreement or the other Loan Documents and that the Proceeds thereof will be applied as required under this Agreement (and the Collateral Agent may rely conclusively on any such certificate, without further inquiry). Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(e) The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 9.12 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

9.13 Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the UCC, the PPSA or other applicable law, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party. Should any Agent (other than the Collateral Agent) or any Lender obtain possession or control of any such Collateral, such Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

9.14 Withholding Tax. (a) To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.

(b) If (i) a Loan Party requests a Lender or Transferee to file a certificate or document pursuant to Section 2.22(e) establishing an exemption from, or reduction of, Non-Excluded Taxes or Other Taxes, (ii) such Lender or Transferee is legally able to deliver such certificate or document at the time of such request and complies with the Loan Party’s request and (iii) the Internal Revenue Service, the Canada Revenue Agency or any authority of the United States of America, Canada or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because (a) the appropriate form was not properly executed, or (b) such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the information contained in such form with respect to such Lender inaccurate or incorrect, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, including penalties, additions to tax and interest.

(c) If any Lender sells, assigns, grants a participation in, or otherwise transfers its rights under this Agreement, the purchaser, assignee, participant or transferee, as applicable, shall comply and be bound by the terms of this Section 9.14. If any Lender grants a participation in its rights under this Agreement, the participant shall comply with Section 2.22(e) at the time such participant seeks to obtain the benefits of Section 2.22.

9.15 Bank Product Provider. Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in a Loan Document to the parties for whom the Agents are acting; it being understood and agreed that the rights and benefits of a Bank Product Provider under the Loan Documents consist exclusively of a Bank Product Provider’s right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any distribution of such payments and collections, the Agents shall be entitled to assume that no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified the Administrative Agent in writing of the amount of any such liability owed to it prior to such distribution.

9.16 USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party which is party to the relevant Loan Document may, or (with the consent of the Required Lenders) the Collateral Agent and each Loan Party which is party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) forgive the principal amount or extend the final scheduled date of maturity of any Loan or reimbursement obligations in respect of Letters of Credit, reduce the stated rate of any interest or fee payable hereunder (except (x) the waiver of any applicable post-default increase in interest rates in the case where the waiver of the breach giving rise to the post-default increase in the interest rate can be effective with the consent of the Required Lenders and (y) that any amendment or modification of defined terms used in the financial covenants in Section 7.1 of this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, or permit an Interest Period with a duration in excess of six months, in each case without the consent of each Lender directly affected thereby;

(ii) amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower or any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their guarantee obligations under the Guaranty, in each case without the consent of all Lenders;

(iii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility;

(iv) amend, modify or waive any provision of Section 9 or any other provision affecting the rights, duties and obligations of the Arranger or any Agent without the consent of the Arranger or Agent directly affected thereby;

(v) amend, modify or waive any provision of Section 2.7 or 2.8 without the written consent of the Swing Line Lender;

(vi) amend, modify or waive any provision of Section 2.13 (or any definition solely as used therein) or Section 2.19 without the written consent of the Majority Facility Lenders with respect to the Term Loan Facility and the Majority Revolving Facility Lenders;

(vii) amend, modify or waive the pro rata provisions of Section 2.19 without the consent of each Lender directly affected thereby;

(viii) amend, modify or waive any provision of Section 3 without the consent of each Lender; or

(ix) impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 10.6 without the consent of each Lender.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Arranger, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders, the Arranger and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

10.2 Notices . All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or electronic mail (at such e-mail address as the Parent, the Borrower and the Agents may designate to each other in accordance herewith)), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy or electronic mail notice, when received, addressed (a) in the case of the Parent, the Borrower, the Arranger and the Agents, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Parent and the Borrower:	Pope & Talbot Ltd.
c/o Pope & Talbot, Inc.
1500 S.W. First Avenue, Suite 200
Portland, Oregon 97201
Attention: Chief Financial Officer
Telecopy: (503) 220-2722
Telephone: (503) 228-0161
e-mail: rich_atkinson@poptal.com

with a copy to:	Latham & Watkins LLP
633 W. 5th Street, Suite 4000
Los Angeles, California 90071
Attention: Glen Collyer, Esq.
Telecopy: (213) 891-8763
Telephone: (213) 485-1234 e-mail: glen.collyer@lw.com

The Administrative Agent:	Wells Fargo Financial Corporation Canada
55 Standish Court, Suite 400
Mississauga, Ontario L5R 4J4
Attention: Nick Scarfo
Telecopy: (905) 755-7106
Telephone: (905) 755-7051
e-mail: nickscarfo@financial.wellsfargo.com

with copies to:	Wells Fargo Foothill, Inc.
2450 Colorado Avenue, Suite 3000 West
Santa Monica, California 90404
Attention: Business Finance Manager
Telecopy: (310) 453-7413
Telephone:
e-mail: kmarsden@wffoothill.com

Paul, Hastings, Janofsky & Walker LLP
515 South Flower Street
Twenty-Fifth Floor
Los Angeles, CA 90071
Attention: John Francis Hilson, Esq.
Telecopy: (213) 996-3300
Telephone: (213) 683-6300
e-mail: johnhilson@paulhastings.com

The Collateral Agent:	Ableco Finance LLC
299 Park Avenue
Floors 21-23
New York, New York 10171
Attention: Mr. Kevin P. Genda
Telecopy: (212) 891-1541
Telephone: (212) 891-2117
e-mail: kgenda@cerberuspartners.com

with a copy to:	Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Frederic L. Ragucci, Esq.
Telecopy: (212) 593-5955
Telephone: (212) 756-2000
e-mail: frederic.ragucci@srz.com

The Term Loan B Agent:	Ableco Finance LLC
299 Park Avenue
Floors 21-23
New York, New York 10171
Attention: Mr. Kevin P. Genda
Telecopy: (212) 891-1541
Telephone: (212) 891-2117
e-mail: kgenda@cerberuspartners.com

with a copy to:	Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Frederic L. Ragucci, Esq
Telecopy: (212) 593-5955
Telephone: (212) 756-2000
e-mail: frederic.ragucci@srz.com

Issuing Lender:	As notified by such Issuing Lender to the Administrative Agent and the Borrower

provided that any notice, request or demand to or upon the Arranger, any Agent, the Issuing Lender or any Lender shall not be effective until received.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses. The Loan Parties agree (on behalf of themselves and their Subsidiaries) (a) to pay or reimburse the Arranger, each Agent and the Syndication Agent for all their reasonable out of pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to each Agent and the charges of Intralinks, (b) to pay or reimburse each Lender, each Agent, the Arranger and the Syndication Agent for all their costs and expenses incurred in connection with any restructuring or “work-out” of the Loans hereunder or the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the reasonable fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to each Agent and the Syndication Agent, (c) to pay, indemnify, or reimburse each Lender, the Arranger, the Agents and the Syndication Agent for, and hold each Lender, the Arranger, the Agents and the Syndication Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, the Arranger, each Agent, the Syndication Agent, their respective affiliates, and their respective officers, directors, trustees, employees, affiliates, shareholders, attorneys and other advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties or the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are (i) found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) resulted solely from the failure of the Loan Parties to reimburse any Agent or any Lender for expenses that the Loan Parties are not required to reimburse under clause (a) of this Section 10.5. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Facilities. Without limiting the foregoing, and to the extent permitted by applicable law, the Parent agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee; provided, that the Borrower does not waive any such right with respect to matters that were found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. All amounts due under this Section may be charged to the Loan Account pursuant to Section 2.20 and, upon request, the Borrower shall be entitled to receive a reasonably detailed written invoice for such amounts. Statements payable by the Borrower pursuant to this Section shall be submitted to the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Arranger, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Loan Parties may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the Arranger, the Agents and each Lender.

(b) Any Lender may (x) with the written consent of the Collateral Agent and Term Loan B Agent, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Term Loan Commitment and any Term Loan made by it and (y) with the written consent of the Issuing Lender, the Swing Line Lender and the Agents, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Revolving Credit Commitment and the Revolving Credit Loans made by it; provided, however, that (i) such assignment is in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (x) a Lender, an Affiliate of a Lender or a Related Fund of a Lender or (y) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or a multiple of $1,000,000 in excess thereof), (ii) except as provided in the last sentence of this Section 10.6(b), the parties to each such assignment shall execute and deliver with any of the consents required pursuant to this Section to the Administrative Agent an Assignment and Acceptance substantially in the form of Exhibit D (an “Assignment and Acceptance”), together with any promissory note subject to such assignment and such parties shall deliver to the Administrative Agent, for the benefit of the Administrative Agent, a processing and recordation fee of $3,500 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of a Lender or a Related Fund of a Lender) and (iii) no written consent of the Issuing Lender, the Swing Line Lender or any Agent shall be required (1) in connection with any assignment by a Lender to a Lender, an Affiliate of a Lender or a Related Fund of such Lender or (2) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender. Except as provided in the last sentence of this Section 10.6(b), upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least 3 Business Days after the delivery thereof to the Administrative Agent (or such shorter period as shall be agreed to by the Administrative Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Notwithstanding anything to the contrary contained in this Section 10.6(b), a Lender may assign any or all of its rights under the Loan Documents to an Affiliate of such Lender or a Related Fund with respect to such Lender without delivering an Assignment and Acceptance to the Agents or to any other Person (a “Related Party Assignment”); provided, however, that (I) the Borrower and the Administrative Agent may continue to deal solely and directly with such assigning Lender in connection with the interest so assigned until an Assignment and Acceptance has been delivered to the Administrative Agent for recordation on the Register, (II) the Collateral Agent may continue to deal solely and directly with such assigning Lender until receipt by the Collateral Agent of a copy of the fully executed Assignment and Acceptance pursuant to Section 10.6(e), (III) the failure of such assigning Lender to deliver an Assignment and Acceptance to the Agents shall not affect the legality, validity, or binding effect of such assignment, (IV) an Assignment and Acceptance between the assigning Lender and an Affiliate of such Lender or a Related Fund of such Lender shall be effective as of the date specified in such Assignment and Acceptance and recorded on the Related Party Register (as defined below), and (V) the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, keep a register of such assignment comparable to the Register (the “Related Party Register”). The Related Party Register shall be available for inspection by the Borrowers from time to time upon reasonable notice. So long as no Event of Default exists, any Lender making an assignment under this Section 10.6 shall use reasonable efforts to make such assignment to an assignee that would not be entitled to any additional amounts under Section 2.22 to which the assigning Lender would not be entitled.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d) The Administrative Agent shall maintain, or cause to be maintained at its office, a copy of each Assignment and Acceptance delivered to and accepted by it. The Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register (and any Lender that makes a Related Party Assignment shall treat each Person whose name is recorded in the Related Party Register) as a Lender hereunder for all purposes of this Agreement. In the case of any assignment or transfer of all or part of a Loan evidenced by a Note, Borrower shall issue one or more new Notes in the same aggregate principal amount to the designated assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled.”

(e) Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Administrative Agent, the Collateral Agent, the Term Loan B Agent, the Issuing Lender or the Swing Line Lender pursuant to Section 10.6(b) (which consent of the Collateral Agent, the Term Loan B Agent, the Issuing Lender and the Swing Line Lender, as applicable, must be evidenced by the Collateral Agent’s, the Term Loan B Agent’s, the Issuing Lender’s and the Swing Line Lender’s execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register and provide to the Collateral Agent a copy of the fully executed Assignment and Acceptance.

(f) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments, the Loans made by it and its Pro Rata Share of the Letter of Credit Usage); provided that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans or the reimbursement obligations with respect to Letters of Credit, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 9.12 of this Agreement or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.21 and Section 2.22 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender; provided, that a participant shall not be entitled to receive any greater payment under Section 2.21 or 2.22 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent. In the event that any Lender sells participations in a Registered Loan, such Lender shall maintain a register, acting for this purpose as a non-fiduciary agent of the Borrowers, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Borrower from time to time upon reasonable prior notice.

(g) The Loan Parties hereby acknowledge that the Lenders and their Affiliates may sell or securitize the Loans (a ”Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, Standard & Poor’s or one or more other rating agencies (the “Rating Agencies”). The Loan Parties shall cooperate with the Lenders and their Affiliates to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose material additional costs on the Loan Parties and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Loan Parties under the Loan Documents or change or affect in a manner adverse to the Loan Parties the financial terms of the Loans, (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Loans or the Securitization, and (c) providing in connection with any rating of the Loans a certificate (i) agreeing to indemnify the Lenders and their Affiliates, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the ”Liabilities”) to which the Lenders, their Affiliates or such Securitization Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Loan Party to the Lenders in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Loans and (ii) agreeing to reimburse the Lenders and their Affiliates for any legal or other reasonable out of pocket expenses reasonably incurred by such Persons in connection with defending the Liabilities.

(h) For the avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(i) For the avoidance of doubt, no assignment shall be or shall be deemed to be a discharge, rescission, extinguishment, novation or substitution of any Loan and any Loan so assigned shall continue to be the same obligation and not a new obligation.

10.7 Adjustments; Set-off . (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) If an Event of Default shall have occurred and is continuing, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, but excluding designated accounts held in trust for the benefit of a third party or for the payment of withholding taxes, in each case, to the extent such accounts are identified as such to the Agents by the Borrower), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees to notify promptly the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Replacement of Lenders.

(a) If the Borrower is obligated to make any material payments under Section 2.21 (other than with respect to taxes) to any Lender or if any Lender fails to make any Loan (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder (each such Lender, an “Affected Lender”), then the Borrower, upon at least 5 Business Days prior irrevocable notice to the Agents and the Affected Lender, may permanently replace the Affected Lender with one or more substitute Lenders with the consent of Agents (such consent not to be unreasonably withheld or delayed) (each, a “Substitute Lender”), and the Affected Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Affected Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Notwithstanding the foregoing, to the extent that any Affected Lender is also an Agent, the consent of such Agent shall not be required under this Section 10.8(a), but the consent of the other Agents shall be required.

(b) Prior to the effective date of such replacement, the Affected Lender and each Substitute Lender shall execute and deliver an Assignment and Acceptance, subject only to the Affected Lender being repaid its share of the outstanding Obligations, together with its Pro Rata Share of the Applicable Prepayment Premium, if any, calculated as if this Agreement was terminated and all Obligations were paid in full as a result of a voluntary prepayment on the effective date of such replacement. If the Affected Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Affected Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Affected Lender shall be made in accordance with the terms of Section 10.6.

10.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.11 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents, the Arranger and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arranger, any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.13 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York located in the County of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.14 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Arranger, any Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arranger, the Agents and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arranger, the Agents and the Lenders or among the Borrower and the Lenders.

10.15 Confidentiality. Each of the Arranger, the Agents, the Syndication Agent and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Arranger, any Agent, the Syndication Agent or any Lender from disclosing any such information (a) to the Arranger, any Agent, the Syndication Agent, any other Lender or any Affiliate or Related Fund of any thereof, (b) to any transferee or assignee or prospective assignee or transferee referred to in Section 10.6 that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors who have been instructed to keep such information confidential in accordance with this Section 10.15, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law; provided, that the disclosing party will give the Borrower prompt notice of such disclosure to the extent permitted by applicable law, (g) if requested or required to do so in connection with any litigation or similar proceeding; provided, that the disclosing party will give the Borrower prompt notice of such disclosure to the extent permitted by applicable law, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding anything to the contrary in the foregoing sentence or any other express or implied agreement, arrangement or understanding, the parties hereto hereby agree that, from the commencement of discussions with respect to the financing provided hereunder, any party hereto (and each of its employees, representatives, or agents) is permitted to disclose to any and all persons, without limitation of any kind, the tax structure and tax aspects of the transactions contemplated hereby, and all materials of any kind (including opinions or other tax analyses) related to such tax structure and tax aspects.

10.16 Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Parent, the Borrower and the Agents agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Parent’s or the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Parent, the Borrower, the Agents and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

10.17 WAIVERS OF JURY TRIAL. THE PARENT, THE BORROWER, THE ARRANGER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.18 Determinations; Judgment Currency. If, for the purposes of obtaining or enforcing judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”) (or for the purposes of Section 2.9(f)), then, to the extent permitted by law, conversion shall be made at the Currency Exchange Rate on the Business Day before the day on which judgment is given (or for the purposes of Section 2.9(f), on the Business Day on which the payment was received by the Administrative Agent). In the event that there is a change in the Currency Exchange Rate between the Business Day before the day on which the judgment is given and the date of receipt by the Administrative Agent of the amount due, the Borrower shall to the extent permitted by law, on the date of receipt by the Administrative Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any as may be necessary to ensure that the amount received by the Administrative Agent on such date is the amount in the Judgment Currency which (when converted at the Currency Exchange Rate on the date of receipt by the Administrative Agent in accordance with normal banking procedures in the relevant jurisdiction) is the amount then due under this Agreement or such other Loan Document in the Currency Due. If the amount of the Currency Due (including any Currency Due for purposes of Section 2.9) from the Borrower which the Administrative Agent is so able to purchase is less than the amount of the Currency Due (including any Currency Due for purposes of Section 2.9) originally due to it, the Borrower shall indemnify and save the Agents and Lenders harmless from and against loss or damage arising as a result of such deficiency. This indemnity shall (i) constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, (ii) give rise to a separate and independent cause of action, (iii) apply irrespective of any indulgence granted by any Agent or any Lender from time to time, (iv) survive the payment in full of the Obligations and the termination of this Agreement, and (v) continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

10.19 Consultation by WFF. Each Agent, each Lender, the Parent and the Borrower hereby acknowledge that (i) Wells Fargo, in its capacity as the Administrative Agent, may consult with WFF with respect to matters relating to this Agreement and the other Loan Documents and (ii) the exercise of Wells Fargo’s discretion under this Agreement and the other Loan Documents (including the exercise of its Permitted Discretion) may be based solely on the advice and/or direction of WFF.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

POPE & TALBOT, INC.

By:
Name:
Title:

POPE & TALBOT LTD.

By:
Name:
Title:

LEHMAN BROTHERS INC., as Arranger

By:
Name:
Title:

LEHMAN COMMERCIAL PAPER INC., as Syndication Agent

By:
Name:
Title:

WELLS FARGO FINANCIAL CORPORATION CANADA, as Administrative Agent and a Lender

By:
Name:
Title:

ABLECO FINANCE LLC, as Collateral Agent, Term Loan B Agent and a Lender

By:
Name:
Title:

EXHIBIT B

Wire Instructions

Bank Name:	JPMorgan Chase Bank
Houston, Texas
ABA Number:	021000021
Account Name:	Asset Backed Structured #2
Account Number:	00102619468
Sub-Account Name:	Ableco Finance LLC
Sub-Account Number:	10200637.2
Reference:	Jennifer Nickell/Pope & Talbot

B-1